   As filed with the Securities and Exchange Commission on May 4, 1999

                                                Registration No. 333-74619
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 1

                                    To
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act Of 1933

                                ---------------

                            WIT CAPITAL GROUP, INC.
            (Exact name of registrant as specified in its charter)

       Delaware                     6211                    13-3900397
   (State or other            (Primary Standard          (I.R.S. Employer
     jurisdiction                 Industrial          Identification Number)
 of incorporation or         Classification Code
    organization)                  Number)

                           826 Broadway, Sixth Floor
                           New York, New York 10003
                                (212) 253-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                               Robert H. Lessin
                                Ronald Readmond
                          Co-Chief Executive Officers
                            Wit Capital Group, Inc.
                           826 Broadway, Sixth Floor
                           New York, New York 10003
                                (212) 253-4400
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

     Stephen P. Farrell, Esq.                   Robert Rosenman, Esq.
      Eduardo R. Vidal, Esq.                   Cravath, Swaine & Moore
   Morgan, Lewis & Bockius LLP                     Worldwide Plaza
         101 Park Avenue
     New York, New York 10178                  825 Eighth Avenue
                                              New York, New York 10019
          (212) 309-6000                           (212) 474-1000
       Fax: (212) 309-6273                       Fax: (212) 474-3700

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                     CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                               Proposed
                                               Maximum
Title of Each Class of                        Aggregate          Amount of
Securities to be Registered              Offering Price(1)(2) Registration Fee
------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share(3)...............................     $80,000,000            (4)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1)Includes shares to be sold upon exercise of the underwriters' over-allotment option. See "Underwriting."

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of Regulation C under the Securities Act of 1933, as amended.

(3)Includes the associated rights to purchase preferred stock.

(4)Registration fee was previously paid.

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY   , 1999

PROSPECTUS

                                       Shares

                                     [LOGO]

                                  Common Stock

                                 ------------

We are an Internet investment banking and brokerage firm. This is an initial public offering of our common stock. We anticipate that the initial public
offering price will be between $   and $   per share.

There is currently no public market for the shares. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "WITC."

See "Risk Factors" beginning on page 7 to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                                     Per
                                                                    Share Total
Public offering price ............................................  $     $
Underwriting discounts and commissions ...........................  $     $
Total proceeds, before expenses, to us............................  $     $


                                 ------------

The underwriters may purchase up to an additional    shares of common stock
from us at the initial public offering price less the underwriting discount to cover over-allotments.

The underwriters expect to deliver the shares of common stock in New York, New
York on        , 1999.

                                 ------------

Bear, Stearns & Co. Inc.                                 Wit Capital Corporation

                           Thomas Weisel Partners LLC

                The date of this prospectus is      , 1999.

                      [Images of prospectus cover pages.]



             [Bargraphs indicating number of customers, secondary market trades per month and page impressions per month.]



     [Image of pie chart describing the e-Dealer network's share of online brokerage trades in the fourth quarter of 1998 and accompanying text.]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   7
Forward-Looking Statements...............................................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Dilution.................................................................  17
Capitalization...........................................................  19
Selected Historical Financial Data.......................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  27
Management...............................................................  39
Certain Transactions.....................................................  52
Stock Ownership Management and Principal Stockholders....................  55
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  63
Underwriting.............................................................  65
Legal Opinions...........................................................  67
Experts..................................................................  67
Where You Can Find More Information......................................  68
Index to Consolidated Financial Statements............................... F-1

                               ----------------

  An electronic version of this prospectus is available on a special Web site (http://www.witcapital.com/stok3/stok/WITCb.html) being maintained by our broker-dealer subsidiary, Wit Capital Corporation, which is acting as a co-lead manager (designated as e-Manager(TM)) in this initial public offering. Other than the electronic version of this prospectus that is available on this special Web site, none of the information on our Web sites is part of this prospectus.

  This prospectus contains registered service marks, trademarks and trade names of Wit Capital including the Wit Capital name.

                                      (i)

                               PROSPECTUS SUMMARY

  This summary highlights some information from this prospectus. It may not contain all the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors and the financial statements. In this prospectus, unless the context requires otherwise, "we" and "us" refer to Wit Capital Group, Inc. and its subsidiaries and "common stock" includes non-voting Class B common stock. Unless otherwise indicated, all information in this prospectus: (1) reflects the automatic conversion upon consummation of this offering of all outstanding shares of Series A, B, C and D preferred stock into an aggregate of 48,539,018 shares of our common stock and all outstanding shares of Series E preferred stock into 16,666,667 shares of Class B common stock and (2) assumes no exercise of the underwriters' over-allotment option.

                               Our Business

  We are an Internet investment banking and brokerage firm that uses electronic mail and the Web to offer and sell shares in public offerings to individuals. We also produce and electronically disseminate investment research to individual investors. Directly and through arrangements with twenty-two discount brokerage firms, we expect to be able to offer and sell shares to a substantial number of online individual investors. We also advise corporate clients in connection with significant transactions like mergers and acquisitions and assist them with the development of Internet strategies and businesses and in raising funds from private sources. Our investment banking activities focus on companies that principally use the Internet to conduct their businesses and, more generally, on issuers seeking to market their stock offerings to online individual investors. Beginning recently, we are focusing as well on other rapidly growing sectors of the economy that are related to or dependent on Internet technology. We also provide online brokerage services and are developing a Web-based after-hours digital trading facility through which individual investors will be able to trade Nasdaq and exchange listed securities directly with each other. In addition, we intend to create and manage proprietary Angel Funds(TM) primarily for high net worth individuals. Under our management, these funds will make private investments in companies in the Internet sector and other industries.

  We believe the Internet will open the equity markets to individual investors and thereby change the model of capital formation that exists today. In particular, we believe that the Internet presents the opportunity to align the interests of individual investors and corporate issuers by making public offering materials and investment research available to individuals on a timely basis and by providing individual investors the opportunity to purchase new issue shares at the offering price. By marketing public offerings to individual investors electronically, we believe underwriters and corporate issuers will be able to access efficiently individual investors in the so-called retail market and will have at hand nearly instantaneous information as to the level of these investors' interest for their equity offerings. Information about individual investor interest in public offerings will also provide valuable indications of the demand for the underwritten securities once they are publicly traded, commonly referred to as secondary market demand. This demand can be an important factor in pricing the equity securities of first time issuers.

  As the Internet rapidly becomes a critical medium for collecting and exchanging information and conducting commerce for nearly all businesses, we believe that corporate clients will gravitate towards those investment banking firms that use their knowledge and expertise about the Internet. The speed of this development is driven by the Internet's power to reduce costs related to the sale and delivery of traditionally provided goods and services and by its capacity to support new forms of business-to-business, business-to-consumer and consumer-to-consumer relationships. It is also driven by the increasing awareness of, and the relatively inexpensive access to, the Internet by individuals.

 Investment Banking

  We participate in public offerings of securities through the Internet. In contrast to the way securities are offered by traditional underwriters, we offer and sell shares to online individual investors on a first-come, first-served basis. We also assist issuers in electronically marketing their offerings to individuals who have a preexisting relationship with them, which we refer to as an affinity relationship, such as their customers, suppliers or employees. Since commencing operations in September 1997, we have participated in seventy public equity offerings, including fifty-five initial public offerings. In seventeen of these offerings, we played a sufficiently significant role such that our name appeared on the cover of the prospectus. When we facilitate online distribution in a public offering and our name appears on the cover of the prospectus, we characterize our role as e-Manager, a term for which we have a pending trademark application. As of April 30, 1999, we were participating as e-Manager in an additional thirteen offerings in registration, including this offering. In every public offering in which we have participated or are participating, one or more traditional investment banking firms acted or is acting as the lead manager.

  We maintain direct access to online individual investors who have accounts with us or who are active members on our electronic mailing list. In addition, we expect to be able to offer and sell shares to a substantial number of online investors through relationships with twenty-two online discount brokerage firms ("e-Dealers(TM)"). While we have agreements ("e-Dealer agreements") with each of these e-Dealers, the e-Dealer network is in the developmental stage and is not yet operational. Under the e-Dealer agreements, the e-Dealers will be able to act as selected dealers in public offerings in which we are the e-Manager. In the aggregate, we believe these firms handled approximately 29% of the total number of online brokerage trades in the fourth quarter of 1998. When we act as e-Manager, subject to the agreement of the lead manager and the issuer, online brokerage customers of the participating e-Dealers and our direct customers will be offered the shares designated for electronic distribution in a first-come, first-served process that allocates shares to them without regard to which brokerage firm holds their accounts. Because the e-Dealers have not completed the technical interfaces necessary to bring the e-Dealer network into operation, up to now we have offered and sold shares only to our direct customers and to groups with preexisting relationships with the issuers.

  Through the Internet, we offer issuers contemplating initial public offerings several capabilities:

  . We provide broad dissemination of offerings to online individual investors, which should result in more demand for shares in the offering and in the secondary market. For retail-oriented issuers, such broad dissemination should also result in increased customer awareness for the company's products or services.

  . We broaden the investor demand for the issuer's shares by providing a timely and cost-effective way to access groups having an affinity relationship with the issuer.

  . We are able to deliver and analyze data about the retail demand for a proposed offering with our central electronic order book. This should enable issuers to negotiate more appropriate prices for their shares as compared to prices negotiated primarily on the basis of data about institutional investor interest.

  . We offer broad online dissemination to individuals of investment research, which should result in more interest in and recognition of the issuer among individual investors in the secondary market.

 Brokerage

  We offer brokerage services to our direct customers using our Web site and touch-tone telephone access. Our brokerage services include stock and option trading, access to more than 3,800 mutual funds, portfolio tracking and record management as well as cash management services and market information, news and other information services. Our ordinary commission rates are $14.95 for market orders and $19.95 for limit orders.

  The following table shows the growth in the number of customers who have opened accounts with us and in the daily average number of secondary market trades these customers have executed through us. Secondary market trades, which involve the buying and selling of publicly traded securities, do not include shares purchased in public offerings.

                                                            Daily Average Number
                                        Approximate Number  of Secondary Market
                                       of Customer Accounts    Trades During
                                          at Period End      Three-Month Period
                                       -------------------- --------------------
March 31, 1998........................         3,100                 12
June 30, 1998.........................         5,300                 25
September 30, 1998....................         7,800                 45
December 31, 1998.....................        10,800                106
March 31, 1999........................        26,000                405

At April 30, 1999, we had approximately 41,000 customer accounts, and the daily average number of secondary market trades for the month of April 1999 was 926.


                            Recent Developments

  In April 1999, The Goldman Sachs Group, L.P. purchased securities that will automatically convert at the time this offering is consummated into shares of
non-voting Class B common stock constituting approximately   % of our
outstanding stock after completion of this offering and warrants exercisable for shares of non-voting Class B common stock. If Goldman Sachs were to exercise these warrants, which will become exercisable in October 2000, its
ownership interest in our stock would increase to approximately   % of our
outstanding stock after completion of this offering (assuming no other exercises of options or warrants). In connection with Goldman Sachs' investment in us, Goldman Sachs and we agreed to cooperate, on a non-exclusive basis, with respect to portions of our respective investment banking businesses.

                           Competitive Strengths

  First Mover Advantage. As the first Internet investment banking firm, we have pioneered the business of online retail distribution of shares in public offerings. As a result, we have benefited from publicity and word of mouth exposure which we believe has established Wit Capital as a leading provider of online investment banking services.

  E-Dealer Agreements. We have agreements with twenty-two online discount brokerage firms that give us the exclusive right to offer these e-Dealers participation in public offerings in which retail customer orders from more than one broker-dealer are aggregated in a central electronic order book. All but two of these agreements have remaining terms of two to three years; those two agreements expire in August 2000.

  Investment Banking Relationships. We believe that our relationship with Goldman Sachs will enhance our investment banking business in several important ways, particularly by giving us increased stature in the investment banking community and with corporate clients. We have also worked with several other traditional investment banking firms and plan to continue to develop these mutually commercially beneficial relationships.

  Strong Client Relationships and Internet Experience. Our investment bankers, executive officers and investors have strong relationships with corporate issuers, venture capitalists and others in the financial services sector. In addition, our senior investment banking and research professionals have a strong history of working with Internet companies and developing Internet strategies and businesses. Venture capital funds that have invested in our company also provide valuable access to prospective corporate clients.

  Experienced and Innovative Management. Our chairman and co-chief executive officer, Robert H. Lessin, was previously vice chairman at Salomon Smith Barney. Our co-chief executive officer and president, Ronald Readmond, was previously vice chairman of Charles Schwab. Our founder and chief strategist, Andrew Klein, engineered the world's first Internet public offering. Our director of investment banking, Mark Loehr, was previously head of equity capital markets at Salomon Smith Barney.

  Technology. We have developed or acquired significant software and procedures that, among other things, allow us to effectively market and execute public offerings over the Internet.

  Low Customer Acquisition Cost. We have experienced growth in our customer base with limited marketing expenditures. The number of page impressions on our Web site has increased from 1.9 million page impressions during January 1999 to 38 million page impressions during April 1999.

                                 Our Goals

  We want to be the preeminent Internet investment banking firm. Specifically, we want to be both the premier underwriter for offering and selling securities to online individual investors and a leading financial advisor to companies developing Internet strategies and businesses.

  Our goals are as follows:

  . We want to continue growing our access to individual investors.

  . We want to increase the number of shares allocated for online distribution to individual investors in the public offerings in which we participate.

  . We want to broaden our investment banking capabilities beyond our initial
   Internet focus to include capabilities in other fast growing sectors of the economy that are related to or dependent on Internet technology, such as hardware, software, consumer goods, telecommunications, education and healthcare.

  . We want to cost effectively build our name recognition by distributing stock offerings we underwrite through the e-Dealers, as well as by broadly distributing our investment research.

  . We want to expand our brokerage services by extending the range of products and services we provide.

  . We want to successfully launch our Web-based after-hours digital trading facility.

  . We want to create and manage proprietary Angel Funds primarily for high net worth individuals.

  . Since the opportunity to reengineer the capital raising process is not limited to the U.S. marketplace, we want to leverage our technology and intellectual capital by creating international joint ventures.

                           Corporate Information

  We are a Delaware corporation. Our executive offices are located at 826 Broadway, Sixth Floor, New York, New York 10003. Our telephone number is (212) 253-4400. Our Web site is http://www.witcapital.com. Other than the electronic version of this prospectus that is available on a special Web site, none of the information on our Web sites is part of this prospectus. Our regulated activities are carried out through our wholly owned subsidiary, Wit Capital Corporation, which is a broker-dealer licensed with the Securities and Exchange Commission and a member of the National Association of Securities Dealers.

                               The Offering

 Common Stock Offered......................     shares

 Common Stock to be Outstanding After this
  Offering.................................     shares(1)(2)

 Use of Proceeds........................... We intend to use the net proceeds from this offering for general
                                            corporate purposes. See "Use of
                                            Proceeds."

 Proposed Nasdaq National Market Symbol.... WITC

--------

(1) Excludes a 30-day option granted to the underwriters to purchase up to additional shares of common stock to cover over-allotments, if any.

(2) Based on the number of shares of common stock currently outstanding and the shares of common stock to be issued as a result of the conversion of our outstanding preferred stock upon consummation of this offering, including 16,666,667 shares of Class B common stock held by Goldman Sachs, which automatically convert into the same number of shares of common stock if they are transferred to a non-affiliate of Goldman Sachs. Does not include
    (a) 9,629,609 shares of common stock, including 8,053,279 shares of Class B common stock, issuable upon exercise of outstanding warrants, (b) the 800,000 shares of common stock that are referred to in "Business--Legal Matters", (c) 218,924 shares of Class B common stock subject to additional warrants that may be issued to Goldman Sachs after September 25, 1999 as described in "Business--Investment Banking" and (d) 30,000,000 shares of common stock reserved for issuance under our Stock Incentive Plan, of which options to purchase 13,892,852 shares were outstanding on April 30, 1999 (see "Management--Management Benefit Plans").

                Summary Consolidated Financial Information

                           Period From
                          March 27, 1996
                           (Inception)        Year Ended           Three Months Ended
                             through         December 31,              March 31,
                          December  31,  ----------------------  -----------------------
                               1996         1997        1998        1998         1999
                          -------------- ----------  ----------  -----------  ----------
                                                                 (unaudited)
                                     (In thousands, except per share data)
Statement of Operations
 Data:
Revenues................    $      41    $      246  $    2,038  $       76   $    3,903
Operating loss..........       (1,758)       (2,970)     (8,760)     (1,390)      (4,882)
Net loss................       (1,774)       (2,993)     (8,794)     (1,398)      (4,900)
Basic and diluted net
 loss per share.........    $    (.23)   $     (.29) $     (.86) $     (.14)  $     (.47)
Weighted average shares
 outstanding used in
 computing basic and
 diluted net loss per
 share..................    7,683,096    10,432,876  10,200,176  10,080,136   10,351,270
Pro forma net loss per
 share from continuing
 operations(1)..........    $    (.23)   $     (.21) $     (.41) $     (.10)  $     (.22)
Shares used in computing
 pro forma basic and
 diluted net loss per
 share(1)...............    7,789,995    14,186,252  21,601,240  14,046,249   22,390,143

--------

(1) Per share amounts are computed by using the weighted average number of shares of common stock outstanding in the relevant period as adjusted to give effect to the conversion of shares of preferred stock outstanding during the respective periods.

  In the following table the Actual column reflects our financial condition as of March 31, 1999. The Pro Forma column reflects the issuance and sale to Goldman Sachs of 16.7 million shares of preferred stock and the receipt of $24.9 million in net cash proceeds as well as the exercise of an aggregate of 4,249,269 stock options by employees and related loans from us as described in "Certain Transactions--Loans to Officers" subsequent to March 31, 1999. The Pro
Forma As Adjusted column reflects the sale of      shares of common stock in
this offering (at an assumed offering price of $ ) after deducting underwriting discounts and commissions and estimated offering expenses.

                                                          March 31, 1999
                                                   -----------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                   ------- --------- -----------
                                                          (In thousands)
Balance Sheet Data:
Cash and cash equivalents......................... $41,194  $66,094
Working capital...................................  41,902   66,186
Total assets......................................  50,292   75,192
Stockholders' equity..............................  47,500   71,784

                                 RISK FACTORS

  You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below may not be the only ones we will face. Additional risks and uncertainties not presently known to us or that we currently deem not material may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history upon which you may evaluate us.

  We have a limited operating history upon which to evaluate the merits of investing in our common stock. Our prospects are subject to the risks, expenses and uncertainties encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to continue to develop our name recognition and reputation, the rejection of our services by Internet users or vendors, our inability to maintain and increase the usage of our online services, increased competition from other investment banking firms and our inability to attract, retain and motivate highly qualified employees. While these risks can affect any business, they are particularly relevant to new companies, like ours, which do not have a firmly established reputation or a large customer base, and Internet sector companies whose customers are just recently dealing with electronic commerce.We may not be successful in addressing these risks, and our business and financial condition could suffer.

We have incurred losses since our inception and expect to incur significant losses for the foreseeable future.

  As of March 31, 1999, we had an accumulated deficit of $18.5 million. Although our revenue has grown in recent periods, there can be no assurance that our revenues will continue at their current level or increase in the future. We have not achieved profitability on a quarterly or annual basis to date. We anticipate that we will continue to incur net losses for the foreseeable future. We currently expect to increase our operating expenses significantly, expand our investment banking staff and our sales and marketing operations and continue to develop and extend our online services. If such expenses precede or are not followed by increased revenues, our business, results of operations and financial condition could be materially and adversely affected.

  Our limited operating history and the uncertain nature of the markets we address make it difficult or impossible to predict future results of operations. Therefore, our recent revenue growth should not be an indicator of the rate of revenue growth, if any, we can expect in the future.

Our investment banking business may be adversely affected if the e-Dealer system does not become operational.

  While we have agreements with the e-Dealers, the e-Dealer network is in the developmental stage and is not yet operational. No selling group of e-Dealers has participated in any underwritten offering in which we have participated. The principal reason for this has been that the e-Dealers are in various stages of developing the technical capacity and interfaces necessary to enable them to participate in offerings in which we are the e-Manager. As a result, up to now we have offered and sold shares only to our direct customers and to groups with preexisting relationships with the issuers. There can be no assurance that the individual e-Dealers will complete development of the technical capacity and interfaces necessary to participate as e-Dealers in offerings in which we act as e-Manager. There can be no assurance that the e-Dealer network will ever become operational.

Our investment banking business may be adversely affected if the e-Dealer network becomes operational and the e-Dealers fail to participate in offerings in which we act as e-Manager.

  The e-Dealer agreements do not obligate the e-Dealers to accept our invitation to participate in any offerings. Their failure to participate could adversely affect our ability to demand an adequate share of the management fees or a sufficient allotment of shares in public offerings in which we participate. Moreover, the exclusivity provisions of the e-Dealer agreements all have remaining terms of less than three years. There can be no assurance that the individual e-Dealers will elect to extend these commitments following their expiration. In addition, our inability to provide specified share allocations in public offerings or a specified number of offers to participate in public offerings to the e-Dealers could lead to the early termination of the exclusivity provisions based on our failure to meet the minimum criteria stated in the e-Dealer agreements. If the exclusivity provisions of the e-Dealer agreements expire and are not renewed or are terminated before their expiration dates, our ability to participate in underwriting syndicates and ultimately to develop a profitable online investment banking business could be adversely affected.

We must receive increased share allotments in underwritten offerings or our investment banking business may be seriously affected by limited revenues from public underwriting activities.

  To date, we have been given only minimal share allocations in the offerings in which we have participated, and, until recently, we have received none or only neglible portions of the fees usually paid to co-managing underwriters for their services. As a result, our revenues from public underwriting activities have been limited. An inability to secure more than a minimal portion of the underwriting and management fees and selling concessions may force us to rethink our strategy of seeking to be a co-manager only and require us to seek to be a lead underwriter, which may be more difficult to achieve and would result in our having significant additional responsibilities. These responsibilities include forming and managing underwriting syndicates, leading underwriters' due diligence examination of the issuers, taking the lead underwriter's role in the preparation of prospectuses and other offering materials and developing and coordinating the marketing efforts for the securities. While we have been assembling an experienced group of investment bankers and syndicate managers, the ability to coordinate these efforts and effectively sell an issuer's securities will be critical to our ability to develop and maintain a reputation as a leading investment banking firm.

We must receive increased share allotments in underwritten offerings and improve our telecommunications capacity and infrastructure or our investment banking business may be seriously affected by customer dissatisfaction.

  We have not received in any offering an allotment of shares for sale that has satisfied our customers' demand. We have experienced a high level of customer dissatisfaction principally due to our inability to sell to our customers the number of shares they want to purchase, and, once our e-Dealer system is operational, the e-Dealers and their customers may be similarly dissatisfied. We have also experienced customer dissatisfaction due to our telecommunications system's inability to manage the level of our customer inquiries and to failures which have temporarily disrupted our Web site service.

We may incur losses and liabilities in the course of business which could prove costly to defend or resolve.

  Participation in underwritings involves significant economic risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase or if it is forced to liquidate its commitment at less than the price at which it purchased the securities from the issuer. In addition, the trend toward larger commitments on the part of managing underwriters means that, from time to time, an underwriter may retain significant position concentrations in individual securities.

  Underwriters also face significant legal risks, and the volume and amount of damages claimed in lawsuits against financial intermediaries are increasing. These risks include potential liability under federal and state securities and other laws for allegedly false or misleading statements made in connection with securities offerings and other transactions. We also face the possibility that customers or counterparties will claim that we improperly failed to apprise them of applicable risks or that they were not authorized or permitted under applicable corporate or regulatory requirements to enter into transactions with us and that their obligations to us are not enforceable. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending against litigation. We expect to be active in the underwriting of initial public offerings and follow-on offerings of the securities of emerging and mid-size growth companies, which often involve a high degree of risk and volatility. Substantial legal liability or a regulatory action against us could have a material adverse financial effect on us.

Our relationship with Goldman Sachs may make it more difficult for us to develop or maintain strategic relationships with other investment banking firms.

  Since our inception, we have consistently tried to develop constructive working relationships with a number of traditional investment banking firms. In certain cases, these relationships have enabled us to obtain assignments in public offerings that we might not otherwise have obtained. The Goldman Sachs investment may make it more difficult for us to develop or maintain relationships with firms that compete with Goldman Sachs and, as a result, may make it more difficult for us to obtain assignments in public offerings lead managed by competitors of Goldman Sachs. In addition, under the terms of our agreement with Goldman Sachs, if we intend to offer equity securities representing more than 5% of our shares on a fully diluted basis to any of a number of designated competitors of Goldman Sachs, Goldman Sachs will have a first right to purchase all the offered shares on the same terms as offered to the competitor.

Our agreement with Goldman Sachs is not exclusive and does not prohibit
 Goldman Sachs from competing directly or indirectly with us.

  Although Goldman Sachs has invested in us, it is not prohibited from assisting any other broker-dealer involved in online investment banking. Goldman Sachs is not precluded from competing directly against us. Moreover, Goldman Sachs will have an observer attend meetings of our Board of Directors and will have access to our confidential information. Finally, Goldman Sachs is not required to reserve for us any particular number of shares--or even to include us--in any public offerings that they lead manage. Our relationship with Goldman Sachs is very recent and we cannot predict how it will develop or whether we will receive significant benefits from our association with them.

The failure of our brokerage customers to meet their margin requirements may cause us to incur significant liabilities.

  Our brokerage business, by its nature, is subject to risks related to defaults by our customers in paying for securities they have agreed to purchase and deliver securities they have agreed to sell. U.S. Clearing, a division of Fleet Securities, Inc., provides clearing services to our brokerage business, including the confirmation, receipt, execution, settlement and delivery functions involved in securities transactions, as well as the safekeeping of customers' securities and assets and certain customer record keeping, data processing and reporting functions. U.S. Clearing makes margin loans to our customers to purchase securities with funds they borrow from U.S. Clearing. We must indemnify U.S. Clearing for, among other things, any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for those loans. We are subject to risks inherent in extending credit, especially during periods of rapidly declining markets and we are particularly at risk because many of our customers purchase Internet stocks, the trading prices of which are highly volatile, leading potentially to higher risk of customer defaults.

Our planned digital trading facility is subject to risks associated with development, enhancement and proper functioning, and may never meet its performance expectations.

  We intend to invest substantial amounts of time and capital in the launch of our digital trading facility. This investment is subject to the following risks:

  . Our software is still in the developmental phase, and any delays in development or problems discovered in the testing of the software could result in significant delays. We cannot assure you that we will complete development of a product that provides secure and dependable technology and meets performance expectations. In addition, our technology will require continual enhancements if we are to maintain a competitive edge. Accordingly, we will need to make substantial ongoing investments in software design and development.

  . Established markets such as the New York Stock Exchange and the Nasdaq-
   Amex Group have announced plans to extend their trading hours, and this may adversely affect our plans for an after-hours trading facility.

  . We cannot assure you that the digital trading facility will attract a critical mass of trading activity to ensure the liquidity needed for a viable market.

If we do not become the after-hours digital trading facility of choice for individual investors, our investment may prove to be of little or no value.


We have not implemented, and may not implement successfully, our goals of conducting private equity placements over the Internet and creating profitable Angel Funds.

  Our private equity group currently focuses on raising capital from traditional institutional and venture capital sources and strategic investors. In the future, we plan to offer private equity to high net worth individuals through the Internet. This may not be feasible. In particular, this plan faces the legal uncertainty of determining under applicable securities laws the degree to which we can leverage the distributive capacity of the Internet in offering private equity. Our Angel Funds have not yet been established and we cannot assure you as to how much money we can raise or how quickly we can raise those funds. Once the first Angel Funds are established, they may not be successful. Failure of these Angel Funds may impair our ability to establish additional Angel Funds.

We may not be able to keep up in a cost-effective way with rapid technological change.

  The online financial services industry is characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements and evolving industry standards. Our future success will depend, in part, on our ability to develop technologies and enhance our existing services and products. We must also develop new services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers. We must respond to technological advances and evolving industry standards and practices on a timely and cost-effective basis. The development and enhancement of services and products entails significant technical and financial risks. We may not (1) effectively use new technologies, (2) adapt services and products to evolving industry standards or (3) develop, introduce and market service and product enhancements or new services and products. In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, and our new service and product enhancements may not achieve market acceptance. If we encounter these problems, our business, financial condition and operating results will be materially adversely affected.

Periods of declining securities prices, inactivity or uncertainty in the public or private equity markets may adversely affect our revenues.

  Our revenues are likely to be lower during periods of declining securities prices or securities market inactivity in the sectors on which we focus. Our business is particularly dependent on the public and private equity markets for companies in the Internet and technology industries. The public markets have historically experienced significant volatility not only in the number and size of share offerings, but also in the secondary market trading volume and prices of newly issued securities. For example, the market for offerings by companies in the Internet industry has recently experienced significant activity and volatility. This recent activity may not sustain its current levels. Activity in the private equity markets frequently reflects the trends in the public markets. As a result, our revenues from private capital raising activity may also be adversely affected during periods of declining prices or inactivity in the public markets. In addition, we may lose customers who have incurred losses by investing in highly volatile securities of Internet-related companies.

  The growth in our revenues will depend largely on a significant increase in the number and size of underwritten transactions by companies in our targeted industries and by the related increase in secondary market trading for these companies. Underwriting activity in these industries can decline for a number of reasons. Such activity may also decrease during periods of market uncertainty occasioned by concerns over inflation, rising interest rates and related issues. Disappointments in quarterly performance relative to analysts' expectations or changes in long-term prospects for an industry can also adversely affect capital raising activities to a significant degree.

We may not be able to develop and maintain marketing relationships with other
 Internet companies, which may adversely affect our business growth.

  Our strategy for expanding brand recognition and exposure depends to some extent on our relationship with other Internet companies. We plan to enter into marketing agreements with these companies that will permit us to advertise our products and services on their Web pages. We plan to reach a larger and broader potential customer base by disseminating our own investment research and the quote and execution streams for the digital trading facility on popular Web sites. If we cannot secure or maintain these marketing agreements on favorable terms, our prospects could be harmed. Additionally, other online brokers which advertise on popular Web sites may object to and attempt to undermine our marketing agreements or relationships. If successful, the efforts of competing brokers could materially and adversely affect our growth.

We may not be able to protect our intellectual property rights, which may cause us to incur significant costs.

  Our business is dependent on proprietary technology and other intellectual property rights. We rely primarily on copyright, trade secret and trademark law to protect our technology. We currently have no patents. We have, however, filed patent applications covering concepts and technologies integral to the digital trading facility. These concepts and technologies may not be patentable. In addition, effective trademark protection may not be available for our trademarks. Notwithstanding the precautions we have taken, a third party may copy or otherwise obtain and use our software or other proprietary information without authorization or may develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford us little or no effective protection of our intellectual property. The steps we have taken may not prevent misappropriation of our technology or the agreements entered into for that purpose may not be enforceable. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversions of resources, either of which could have a material adverse effect on our business, financial condition and operating results.

Our success is dependent on our key personnel whom we may not be able to retain, and we may not be able to hire enough additional qualified personnel to meet our growing needs.

  Our business requires the employment of highly skilled personnel. The recruitment and retention of experienced investment banking professionals and proficient technologists are particularly important to our performance and success. We do not have "key person" life insurance policies on any of our officers or associates. The loss of the services of any of our key personnel or the inability to recruit and retain experienced investment banking professionals and proficient technologists in the future could have a material adverse effect on our business, financial condition and operating results. Our chairman and co-chief executive officer was hospitalized for approximately eight weeks with a stroke in 1994. We expect further growth in the number of our personnel, particularly if markets remain favorable to investment banking transactions. Competition for such personnel is intense. Our continued ability to compete effectively in our business depends on our ability to attract and retain the quality personnel our operations and development require.

We may have difficulty effectively managing our growth.

  We expect our business to develop rapidly. Our current senior management has limited experience managing a rapidly growing enterprise and may not be able to effectively manage our growth.

The intensifying competition we face from both established and recently formed entities may adversely affect our revenues and profitability.

  We encounter intense competition in all aspects of our business, and we expect this competition to increase. Our principal competitors in connection with our investment banking activities are traditional investment banking firms, some of which offer their underwritten securities through the Internet. We also face competition from recently formed online investment banking initiatives, such as E*Offering, recently formed by online broker E*Trade in conjunction with the founder and former chief executive of Robertson Stephens, Sanford Robertson, or W. R. Hambrecht & Co., recently formed by the founder and former chief executive of Hambrecht & Quist, William Hambrecht. In the context of online distributions of public offerings, we are facing growing competition from brokerage firms such as Charles Schwab, Fidelity Brokerage Services and E*Trade, among others, which offer equity securities through the Internet. In our online brokerage business, we encounter direct competition from discount brokerage firms and online brokerage firms, including Charles Schwab, Fidelity Brokerage Services, Waterhouse Investor Services and Datek Online, and from full-service brokerage firms such as Morgan Stanley Dean Witter, PaineWebber, Donaldson, Lufkin & Jenrette and Merrill Lynch. Most of these investment banking and brokerage firms have been established for longer and are far better capitalized and staffed than we are, and have much larger, established customer bases than we do. See "Business--Competition."

Operational risks may disrupt our business or limit our growth.

  Our business is highly dependent on information processing and telecommunications systems. We face operational risks arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly booked, evaluated or accounted for. Our business is highly dependent on our ability, and the ability of our clearing firm, to process, on a daily basis, a large and growing number of transactions across numerous and diverse markets. Consequently, our clearing firm and we rely heavily on our respective financial, accounting, telecommunications and other data processing systems. If any of these systems do not operate properly or are unavailable due to problems with our physical infrastructure, we could suffer financial loss, a disruption of our business, liability to clients, regulatory intervention or reputational damage. In addition, the rapidly increasing level of telephone and e-mail customer inquiries has at times strained the capacity of our telecommunications system and our customer service staff. On occasion we have also experienced temporary disruptions in our Web site service. As a result, our customers have sometimes been unable to contact us in a timely manner. The inability of our systems to accommodate an increasing volume of transactions and customer inquiries could also constrain our ability to expand our businesses. We are currently upgrading and expanding the capabilities of our data and telecommunications systems and other operating technology. We expect that in the future we will need to continue to upgrade and expand our systems infrastructure. We intend to expand our telecommunications system capacity in order to better ensure customer satisfaction.

If we fail to comply with applicable laws and regulations, we may face penalties or other sanctions that may be detrimental to our business.

  When enacted, the Securities Act of 1933, which governs the offer and sale of securities, and the Securities Exchange Act of 1934, which governs, among other things, the operation of the securities markets and broker-dealers, did not contemplate the conduct of a securities business through the Internet. Uncertainty regarding the application of these laws and other regulations to our business may adversely affect the viability and profitability of our business. If we fail to comply with an applicable law or regulation, government regulators and self regulatory organizations may institute administrative or judicial proceedings against us that could result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the loss of our status as a broker-dealer, the suspension or disqualification of our officers or employees or other adverse consequences. The imposition of any material penalties or orders on us could have a material adverse effect on our business, operating results and financial condition.

If we engage in market-making or proprietary trading activities in the future, we will face increased risks which could be harmful to our business.

  We do not currently engage in market-making or proprietary trading, which is the buying and selling of securities for our own account. We may, however, engage in such activities in the future. These activities involve significant risks, including market, credit, leverage, counterparty and liquidity risks.

We may not be able to secure financing if we need it in the future.

  We may require additional financing beyond the proceeds of this offering to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. We can give investors no assurance that additional financing will be available when needed on favorable terms, if at all.

Employee misconduct could harm us and is difficult to detect and deter.

  There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities. In either case, this type of conduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

An independent business venture of our co-chief executive officer may present a potential conflict of interest.

  Our co-chief executive officer, Robert Lessin, is the majority owner and a general partner of DT Advisors, which manages Dawntreader Fund I, a venture capital fund. This fund invests in developmental stage companies. Such investments may prove to be in competition with one or more of the Angel Funds we intend to organize and manage. It is not possible now to determine whether any such conflict will in fact develop or what steps would be appropriate in the event such a situation were to arise.

Despite our efforts, our systems as well as those of others may prove not to be Year 2000 compliant, which could significantly disrupt our business.

  We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Because we are largely dependent on our ability to conduct our operations through the Internet, any significant disruption of this computer infrastructure caused by the Year 2000 problem could significantly interfere with our business operations. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts to address Year 2000 compliance issues are not successful, or if vendors with whom we conduct business do not successfully address such issues, our business, operating results and financial position could be materially and adversely affected.

Risks Related to Online Commerce and the Internet

Our long-term success depends on the development of the Internet as a commercial marketplace, which is uncertain.

  The markets for investment banking and brokerage services through the Internet are at an early stage of development and are rapidly evolving. Because the markets for our online services are new and evolving, it is difficult to predict the future growth (if any) and the future size of these markets. We cannot assure you that the markets for our online services will continue to develop or become sustainable. A substantial number of our clients have been Internet related companies. Sales of many of our services and products will depend upon the acceptance of the Internet as a widely used medium for commerce and communication. A number of factors could prevent such acceptance, including the following:

  . Electronic commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

  . The necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed;

  . Increased government regulation or taxation may adversely affect the viability of electronic commerce;

  . Insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times or increased costs; and

  . Adverse publicity and consumer concern about the security of electronic commerce transactions could discourage its acceptance and growth.

  Conducting investment banking operations through the Internet involves a new approach to the securities business. We may have to undertake intensive marketing and sales efforts to educate prospective clients on the uses and benefits of our services and products in order to generate demand. For example, corporate issuers may be reluctant to accept our online underwriting capabilities.

Questions related to the security of our systems and our ability to transmit confidential information over the Internet may adversely impact our business.

  The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications. We are potentially vulnerable to attempts by unauthorized computer users to penetrate our network security. If successful, those individuals could misappropriate proprietary information or cause interruptions in our online services. We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems. In addition to security breaches, inadvertent transmission of computer viruses could expose us to the risk of disruption of our business, loss and possible liability. Continued concerns over the security of Internet transactions and the privacy of its users may also inhibit the growth of the Internet generally as a means of conducting commercial transactions.

Failure of our encryption technology could compromise the confidentiality of our customer transactions and adversely affect our business.

  We rely upon encryption and authentication technology, including public key cryptography technology licensed from third parties, to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the procedures we use to protect customer transaction data. If any such compromise of our security occurs, our business, financial condition and operating results could be materially adversely affected.

Risks Related to this Offering

We have broad discretion in how we use the proceeds from this offering.

  We intend to use the net proceeds from the sale of the shares of common stock offered through this prospectus for general corporate purposes. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of our management to apply such funds effectively could have a material adverse effect on our business, results of operations and financial condition. See "Use of Proceeds."

Our common stock has never been publicly traded so we cannot predict the extent to which a market will develop for our common stock or how volatile that market will be.

  Prior to this offering, there has been no market for our common stock. The initial public offering price of our common stock will be determined by negotiations between ourselves and Bear Stearns. The price of our common stock after this offering may fluctuate widely. The reasons for such fluctuations may include the business community's perception of our prospects and of the securities and financial services industries in general. Differences between our actual operating results and those expected by investors and analysts and changes in analysts' recommendations or projections could also affect the price of our common stock. Other factors potentially causing volatility in the price for our common stock may include changes in general economic or market conditions and broad market fluctuations, particularly those affecting the prices of the common stocks of companies engaged in commerce through the Internet. We will apply to include our common stock for quotation on the Nasdaq National Market. Such inclusion does not, however, guarantee that an active and liquid trading market for our common stock will develop.

Shares eligible for future sale by our current stockholders may adversely affect our stock price.

  A substantial amount of our common stock, including shares issued upon the exercise of outstanding options and warrants, will be available for sale in the public market following the offering. The future sale of these shares by our current stockholders may adversely affect our stock price. See "Shares Eligible for Future Sale."

This offering will cause immediate dilution.

  Investors in this offering will experience immediate and substantial
dilution in the net tangible book value of $     per share based on an assumed
initial public offering price of $    .

We do not anticipate paying dividends.

  We do not anticipate paying cash dividends on our common stock in the foreseeable future.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult.

  Certain provisions of the Delaware General Corporation Law may delay, discourage or prevent a change in control. These provisions may discourage bids for our common stock at a premium over the market price and may adversely affect the market price and the voting and other rights of the holders of our common stock. In addition, upon consummation of this offering, our governing documents will provide for a staggered board and authorize the issuance of up to 30 million shares of preferred stock. Such preferred stock, which will be issuable without stockholder approval, could grant its holders rights and powers that would tend to discourage changes in control.

                        FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements are found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the prospectus generally. When used in this prospectus, the words "anticipate," "believe," "expect," "estimate" and similar expressions are generally intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

  Based upon an assumed offering price of $   , we estimate that we will
receive net proceeds from the sale of the      shares of common stock offered
through this prospectus (after deducting underwriting discounts and
commissions and estimated offering expenses) of $     million ($     million
if the underwriters exercise their over-allotment option in full).

  We intend to use the net proceeds from this offering for general corporate purposes. While we have not determined specifically how the proceeds will be applied, we believe they will be required for the development of our business and to enable us to compete against other investment banking firms with much larger capital bases than we currently have. The general corporate purposes for which we expect to use the net proceeds of this offering include expanding our investment banking staff and our sales and marketing capabilities, expanding our investment research department, launching our digital trading facility, working capital requirements and making investments, as appropriate, in the Angel Funds we plan to establish. A portion of the net proceeds may possibly be used for proprietary trading in support of our investment banking business and for strategic acquisitions or investments. The proceeds of this offering will generally help us cover operating costs, including compensation for professionals, at a time when our revenues are growing but are not sufficient to cover our costs. Finally, as we expand our underwriting, trading and other market activities, we will need to maintain larger capital balances under applicable regulatory requirements.

  The foregoing represents our present intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds of this offering in a manner other than as described in this prospectus.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain any earnings to finance the expansion and development of our business. Any future payment of dividends will be made at the discretion of our Board of Directors based upon conditions then existing, including our earnings, financial condition and capital requirements as well as such economic and other conditions as our Board of Directors may deem relevant.

                                   DILUTION

  The net tangible book value of our common stock, including our Class B common stock, as of March 31, 1999, after giving effect to the sale of shares of preferred stock to Goldman Sachs as well as the exercise of an aggregate of 4,249,269 stock options by employees and related loans from us as described in "Certain Transactions--Loans to Officers" subsequent to March 31, 1999 and conversion of all outstanding preferred stock upon consummation of this offering, was $71.8 million, or $0.81 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities divided by the number of shares of common stock, including our Class B common stock, outstanding. After giving effect to our sale of shares of common stock offered through this prospectus at the assumed initial
public offering price of $     per share (the mid-point of the filing range),
deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as adjusted as of March
31, 1999 would have been $     million, or $     per share of common stock.
This represents an immediate increase in net tangible book value as adjusted
of $     per share to existing stockholders, and an immediate dilution in net
tangible book value as adjusted of $     per share to new investors purchasing
shares of common stock in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of common stock.

  The following table illustrates the dilution per share as described above:

   Assumed initial public offering price.................................. $
   Net tangible book value as of March 31, 1999 (after giving effect to
    the sale of      shares of preferred stock as well as the exercise of
    an aggregate of 4,249,269 stock options by employees and related loans from us subsequent to March 31, 1999 and conversion of all outstanding preferred stock upon consummation of this offering)...................
   Increase in net tangible book value attributable to new investors......
   Pro forma net tangible book value after this offering..................
                                                                           ----
   Dilution per share to new investors.................................... $
                                                                           ====

  The following table sets forth on an as adjusted basis, as of March 31, 1999, after giving effect to the sale of shares of preferred stock to Goldman Sachs as well as the exercise of an aggregate of 4,249,269 stock options by employees and related loans from us as described in "Certain Transactions-- Loans to Officers" subsequent to March 31, 1999 and conversion of all outstanding preferred stock upon consummation of this offering, the number of shares of common stock, including our Class B common stock, previously purchased from us, the total cash consideration paid and the average price per share paid by the existing stockholders and by new investors purchasing shares of common stock in this offering, assuming an initial public offering price of
$     per share:

                                                          Total Cash
                                  Shares Purchased      Consideration   Average
                                  -------------------   -------------- Price Per
                                  Number    Percent     Amount Percent   Share
                                  -------   ---------   ------ ------- ---------
   Existing stockholders.........                     %  $           %   $
   New Investors.................
                                   -------   ---------   ---

                                   -------   ---------   ---    -----
   Total.........................                100.0%         100.0%
                                   =======   =========   ===    =====

  The foregoing tables assume no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment is exercised in full, the pro forma net tangible book value per share of common stock, including our Class B
common stock, as of March 31, 1999, as adjusted, would have been $   per
share, which would result in dilution to the new investors of $   per share,
and the number of shares held by the new investors would increase to   , or
  % of the total number of shares to be outstanding after this offering, and
the number of shares held by the existing stockholders would be     shares, or
  % of the total number of shares to be outstanding after this offering. As of April 30, 1999, there were outstanding options and warrants to purchase an aggregate of 23,522,461 shares of common stock, 5,497,671 of which were then exercisable, and we had also reserved up to an additional 11,029,381 shares of common stock for issuance upon the exercise of options which had not yet been granted under the Stock Incentive Plan. To the extent options or warrants are exercised, there will be further dilution to new investors.

                                CAPITALIZATION

  The following table shows our capitalization as of March 31, 1999:

  . on an Actual basis;

  . on a Pro Forma basis to give effect to: (1) the issuance and sale to Goldman Sachs of shares of preferred stock subsequent to March 31, 1999 and the receipt of $24.9 million in net proceeds; (2) the exercise of an aggregate of 4,249,269 stock options by employees and related loans from us as described in "Certain Transactions--Loans to Officers" subsequent to March 31, 1999; (3) the increase in the number of authorized shares of preferred stock; (4) the conversion of all outstanding preferred stock into common stock and Class B common stock upon consummation of this offering and (5) the increase in the number of authorized shares of common stock and the authorization of our Class B common stock; and

  . on a Pro Forma As Adjusted basis to reflect the sale of    shares of
   common stock in this offering (at an assumed offering price of $ ) after deducting underwriting discounts and commissions and estimated offering expenses.

This table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                                                        March 31, 1999
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------
                                                        (In thousands)
   Series A through E Preferred stock, $.01 par
    value, 60,000,000 shares authorized,
    48,539,018 issued and outstanding, actual;
    104,000,000 shares authorized, none issued
    and outstanding, pro forma and pro forma as
    adjusted...................................      485       --       --
   Preferred stock, $.001 par value, none
    authorized, issued and outstanding, actual;
    30,000,000 shares authorized, none issued
    and outstanding, pro forma and pro forma as
    adjusted...................................      --        --       --
   Common stock, $.01 par value, 120,000,000
    shares authorized, 18,823,525 issued and
    outstanding, actual; 159,000,000 shares
    authorized, 72,407,977 issued and
    outstanding, pro forma; 159,000,000 shares
    authorized,      issued and outstanding,
    pro forma as adjusted......................      188       716
   Class B common stock, $.01 par value, none
    authorized, issued and outstanding, actual;
    25,000,000 shares authorized, 16,666,667
    issued and outstanding, pro forma and pro
    forma as adjusted..........................      --        167
   Additional paid-in capital..................   74,862   104,695
   Notes receivable............................   (9,575)  (15,334)
   Accumulated deficit.........................  (18,460)  (18,460)
                                                 -------   -------      ---
     Total stockholders' equity................   47,500    71,784
                                                 -------   -------      ---
     Total capitalization......................  $47,500   $71,784
                                                 =======   =======      ===

This table excludes 15,469,182 shares of common stock issuable upon exercise of outstanding options and warrants and 8,053,279 shares of Class B common stock issuable upon exercise of warrants. This table also excludes the 800,000 shares of common stock that are referred to in "Business--Legal Matters" and the 218,924 shares of Class B common stock subject to additional warrants that may be issued to Goldman Sachs after September 25, 1999 as described in "Business--Investment Banking."

                      SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data as of December 31, 1996, 1997 and 1998 and as of March 31, 1999 and for the period from March 27, 1996 (inception) to December 31, 1996, for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999 have been derived from audited financial statements included elsewhere in this prospectus. These financial statements have been audited by Arthur Andersen LLP, independent public accountants. The following selected financial data as of and for the three months ended March 31, 1998 are derived from unaudited financial statements which, in management's opinion, include all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation. Results of the interim periods are not necessarily indicative of results to be obtained for a full fiscal year. Pro forma per share amounts are computed by using the weighted average number of shares of common stock outstanding in the relevant period as adjusted to give effect to the conversion of shares of preferred stock outstanding during the respective periods. The Pro Forma column reflects the issuance and sale to Goldman Sachs of shares of preferred stock and the receipt of $24.9 million in net cash proceeds as well as the exercise of an aggregate of 4,249,269 stock options by employees and related loans from us as described in "Certain Transactions--Loans to Officers" subsequent to March 31, 1999. The Pro Forma As Adjusted column reflects the
sale of      shares of common stock in this offering (at an assumed offering
price of $   ) after deducting underwriting discounts and commissions and estimated offering expenses. Our historical results are not necessarily indicative of future results. You should read the following selected financial data together with the financial statements and notes thereto included elsewhere in this prospectus.

                         Period from March      Year Ended           Three Months Ended
                             27, 1996          December 31,              March 31,
                          (Inception) to   ----------------------  -----------------------
                         December 31, 1996    1997        1998        1998         1999
                         ----------------- ----------  ----------  -----------  ----------
                                                                   (unaudited)
                                     (In thousands, except per share data)
Statement of Operations
 Data:
Revenues:
  Investment banking....     $     --      $       43  $    1,515  $       34   $    3,122
  Brokerage.............           --              10         295          22          434
  Interest..............            31             54         183          20          192
  Other.................            10            139          45         --           155
                             ---------     ----------  ----------  ----------   ----------
    Total revenues......            41            246       2,038          76        3,903
Expenses:
  Compensation and
   benefits.............           378          1,550       4,444         549        6,558
  Marketing.............           326            503         934         231           51
  Occupancy.............            42            201         237          42           90
  Data processing and
   communications.......            50            238         578         150          300
  Technology
   development..........           532            511       1,212          51          336
  Professional
   services.............           283            330         870          94          681
  Depreciation and
   amortization.........             9            229         897         158          220
  Brokerage and
   clearance............             2              6         186          14          261
  Other.................           177           (352)      1,440         177          288
                             ---------     ----------  ----------  ----------   ----------
    Total expenses......         1,799          3,216      10,798       1,466        8,785
                             ---------     ----------  ----------  ----------   ----------
  Operating Loss........        (1,758)        (2,970)     (8,760)     (1,390)      (4,882)
  Income tax provision..            16             23          34           8           18
                             ---------     ----------  ----------  ----------   ----------
Net loss................     $  (1,774)    $   (2,993) $   (8,794) $   (1,398)  $   (4,900)
                             =========     ==========  ==========  ==========   ==========
  Basic and diluted net
   loss per share.......         (0.23)         (0.29)      (0.86)      (0.14)       (0.47)
  Weighted averaged
   shares outstanding
   used in basic and
   diluted net loss per
   common share
   calculation..........     7,683,096     10,432,876  10,200,176  10,080,136   10,351,270
  Pro forma net loss per
   share from continuing
   operations...........     $    (.23)    $     (.21) $     (.41) $     (.10)  $     (.22)
  Shares used in
   computing pro forma
   basic and diluted net
   loss per share.......     7,789,995     14,186,252  21,601,240  14,046,249   22,390,143

                                                       March 31, 1999
                                                -----------------------------
                               December 31,
                           --------------------                    Pro Forma
                           1996   1997   1998   Actual  Pro Forma As Adjusted
                           ----- ------ ------- ------- --------- -----------
                                             (In thousands)
Balance Sheet Data:
  Cash and cash
   equivalents............ $ 750 $1,111 $18,110 $41,194  $66,094     $
  Working capital.........   490  2,471  17,968  41,902   66,186
  Total assets............ 2,655  5,837  22,296  50,292   75,192
  Stockholders' equity.... 1,480  4,859  20,608  47,500   71,784

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read this discussion together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those listed under "Risk Factors" and included in other portions of this prospectus.

Overview

  Founded in March 1996, we are an Internet investment banking and brokerage firm. During 1996 and the first nine months of 1997, we engaged in organizing activities, including the raising of capital to begin our business. We did not conduct revenue generating activities during this period. During the last three months of 1997 and the first three months of 1998, we generated only minimal revenues from our investment banking and brokerage activities. As a result, comparisons of our results of operations for the three months ended March 31, 1998 and 1999 and for the years ended December 31, 1996, 1997 and 1998 are not meaningful or indicative of our future operating results. Our present operations include investment banking and brokerage services, which we aggregate into one reporting segment. Although revenues are reported by activity, we do not presently allocate expenses related to the separate activities.

  As an Internet company, we have made a significant investment in our fixed cost structure, and we will continue to expend substantial resources as we upgrade our processing capabilities, expand the range of our brokerage services, complete technical interfaces with our e-Dealers and launch our digital trading facility. After these initial investments, we expect to continually maintain and enhance these facilities and technology. As a result of our investment in automated capabilities and since our customer acquisition model does not depend on substantial sales and marketing-related costs, we expect our variable costs in important aspects of our business will be lower than the variable costs of traditional firms who rely on human brokers and physical infrastructure, including branch offices.

















Years Ended December 31, 1996, 1997 and 1998 and Three Months Ended March 31, 1998 and 1999

 Revenues

                                        December 31,              March 31,
                                 --------------------------- -------------------
                                   1996    1997      1998      1998      1999
                                 -------- ------- ---------- -------- ----------
Investment banking.............. $      0 $43,000 $1,500,000 $ 34,000 $3,100,000

  We derive investment banking revenue by underwriting equity offerings, providing financial advisory services and arranging private equity placements.
Historically, the revenues we generated from underwriting activities were limited since we received none or negligible portions of the management fees usually paid to co-managing underwriters and our underwriting and sales credits reflected our limited allocations of the shares being underwritten.
Recently, we have begun to receive management fees and larger allocations of the shares in the underwritten offerings in which we are participating. For financial advisory and private equity placement services, our revenues are determined as a percentage of the total dollar value associated with the specific size and type of transaction. In 1998, approximately 36% of this revenue was generated by one financial advisory assignment in connection with the sale of a company. For the three months ended March 31, 1999, our investment banking revenue increased as a result of the continued development of this business. This revenue came primarily from underwriting equity offerings and financial advisory services.

                                        December 31,              March 31,
                                 --------------------------- -------------------
                                   1996    1997      1998      1998      1999
                                 -------- ------- ---------- -------- ----------
Brokerage....................... $      0 $10,000 $  295,000 $ 22,000 $  434,000

  We also derive revenues from our brokerage operations. We charge a brokerage commission of $19.95 for limit orders and $14.95 for market orders and earn execution fees from market makers to whom our customer orders are routed. In 1998, brokerage revenue reflected the increases in the number of our customer accounts and in customer trading activity. For the three months ended March 31, 1999, our brokerage revenue continued to reflect the increase in the number of customers accounts which were opened and a corresponding increase in the number of trades that we executed.

                                       December 31,               March 31,
                              ------------------------------ -------------------
                                1996      1997       1998      1998      1999
                              -------- ---------- ---------- -------- ----------
Interest..................... $ 31,000 $   34,000 $  183,000 $ 20,000 $  192,000

  Interest revenue is derived from the investment of cash balances raised through private financing activities until the funds are used in our business.
The increases in interest revenue reflect the increase in investments our stockholders made in us.

                                       December 31,               March 31,
                              ------------------------------ -------------------
                                1996      1997       1998      1998      1999
                              -------- ---------- ---------- -------- ----------
Other........................ $ 10,000 $  139,000 $   45,000   $    0 $  155,000

  We had other revenue in 1996 relating to a consulting assignment. In 1997, we had other revenue consisting of a one-time publishing royalty payment assigned to us by Mr. Klein. In 1998, we had other revenue consisting of unrealized gain on an investment. Other revenue for the three months ended
March 31, 1999 was related to an unrealized gain on an equity security position that we had received as consideration for financial advisory services.

 Expenses

                                       December 31,               March 31,
                              ------------------------------ -------------------
                                1996      1997       1998      1998      1999
                              -------- ---------- ---------- -------- ----------
Compensation................. $378,000 $1,550,000 $4,444,000 $549,000 $6,558,000

  Compensation consists of salaries, bonuses and benefits we pay or give to our employees. In addition to their base salaries, our investment bankers and other personnel are entitled to incentive compensation consisting of up to 40% of the revenues generated in each investment banking transaction after deducting certain deal-related expenses. The increases in compensation expense reflect the increases in the number of our employees. We had 9, 25 and 66 employees, respectively, at December 31, 1996, 1997 and 1998 and 111 employees at March 31, 1999. We hired new employees and members of management in all areas of our business including investment banking and research. As we hire more investment banking professionals and participate in more transactions, we expect our compensation expense to grow significantly. In February 1999, we entered into employment contracts with several professionals which entitled them to a total of $5.5 million in up front payments. We recognized compensation expense of $2.6 million related to those portions of the amount paid for which no future services by the employees are required.


                                       December 31,               March 31,
                              ------------------------------ -------------------
                                1996      1997       1998      1998      1999
                              -------- ---------- ---------- -------- ----------
Marketing.................... $326,000 $  503,000 $  934,000 $231,000    $51,000

  Our marketing expenses are associated with promoting our investment banking business and acquiring new brokerage customers. The increases in our marketing expense during 1997 and 1998 reflect our increasing efforts to develop our name brand recognition. Although our marketing expenses during the first quarter of 1999 were less than in the prior year period, we expect these expenses to increase significantly in connection with marketing our growing investment banking capabilities and with the planned roll-out of our digital trading facility. In 1997 and 1998, we used $750,000 of media credits we had previously purchased. Our marketing expense decreased from the three months ended March 31, 1998 to the three months ended March 31, 1999 as we have focused on acquiring customers simply by offering access to initial public offerings.

                                               December 31,              March 31,
                                      ------------------------------ -----------------
                                         1996      1997      1998      1998     1999
                                      ---------- -------- ---------- -------- --------
Occupancy...........................  $   42,000 $201,000 $  237,000 $ 42,000  $90,000

  Our occupancy expense includes costs related to our leasing of office space in New York and San Francisco. The increases in occupancy expense reflect our growth and need for expanded office facilities. In 1998, we opened our San
Francisco investment banking office. We leased an additional floor in our New
York office during the three months ended March 31, 1999. We expect these costs to increase as we grow.

                                               December 31,              March 31,
                                      ------------------------------ -----------------
                                         1996      1997      1998      1998     1999
                                      ---------- -------- ---------- -------- --------
Data processing and communications..  $   50,000 $238,000 $  578,000 $150,000 $300,000

  Our data processing and communications expense reflects the costs of our communications equipment and our brokerage operations. The increases in data processing and communications expense are attributable to an increased number of customer accounts and trades executed by our customers, as these costs relate primarily to trade processing and clearance, and communication with our customers.

                                               December 31,              March 31,
                                      ------------------------------ -----------------
                                         1996      1997      1998      1998     1999
                                      ---------- -------- ---------- -------- --------
Technology..........................  $  532,000 $511,000 $1,212,000 $ 51,000 $336,000

  Our technology expense includes the costs related to the operation of our online underwriting and brokerage system and the development of our digital trading facility. Technology expense was reduced between 1996 and 1997 as we focused on launching our investment banking operations in 1997. In 1998, our technology expense reflected the development of our systems and increased commitment to the digital trading facility. We expect technology costs to increase with our growth and the roll-out of our digital trading facility. For the three months ended March 31, 1999, technology expense reflected the continuing development of our digital trading facility and enhancement of our Web site and current technology cababilities. We currently estimate that we will spend up to an additional $1.5 million in 1999 for the technical development of our digital trading facility.

                                               December 31,              March 31,
                                      ------------------------------ -----------------
                                         1996      1997      1998      1998     1999
                                      ---------- -------- ---------- -------- --------
Professional services...............  $  283,000 $330,000 $  870,000 $ 94,000 $681,000

  Our professional services expense encompasses legal, accounting, recruiting and consulting fees associated with all aspects of our business. The increase in professional services expense from 1996 to 1997 reflected the ordinary growth of our business. In 1998, our need for professional services increased due to the expansion of our investment banking operations and the development of our digital trading facility. For the three months ended March 31, 1999, we incurred significant professional recruiting expenses.

                                               December 31,              March 31,
                                      ------------------------------ -----------------
                                         1996      1997      1998      1998     1999
                                      ---------- -------- ---------- -------- --------
Depreciation and amortization.......  $    9,000 $229,000 $  897,000 $158,000 $220,000

  Depreciation and amortization consists primarily of depreciation of property and equipment and amortization of intangible assets related to software acquisitions. The increases in depreciation and amortization reflected the increased investments we made in our equipment and the expansion of our facilities.

                                               December 31,              March 31,
                                      ------------------------------ -----------------
                                         1996      1997      1998      1998     1999
                                      ---------- -------- ---------- -------- --------
Brokerage and clearance.............  $    2,000 $  6,000 $  186,000 $ 14,000 $261,000

  Brokerage and clearing expense consists mainly of fees paid to our clearing agent. The increases in our brokerage and clearance expense reflect the growth of our brokerage operations.

                                        December 31,               March 31,
                                ------------------------------ -----------------
                                  1996     1997        1998      1998     1999
                                -------- ---------  ---------- -------- --------
Other.......................... $177,000 $(352,000) $1,440,000 $177,000 $288,000

  Other expenses include travel, entertainment and other administrative expenses. In 1997, other expenses included a credit of $750,000 to reflect a repurchase of our common stock and a corresponding reduction of other expenses (see note 5 to our consolidated financial statements). The increase in other expenses in 1998 includes write-downs of $782,000 related to media credits we had previously acquired but which we, in view of a revised marketing strategy in 1998, decided not to use. In 1998 and through the first quarter of 1999, we experienced an increase in travel and entertainment expenses related to expanding our business and an increase in administrative expenses.

Liquidity And Capital Resources

  Historically, we have satisfied our cash requirements primarily through private placements of convertible preferred stock and common stock. As of March 31, 1999, we had $41.2 million in cash and cash equivalents. After giving effect to the sale of preferred stock to Goldman Sachs, we had $66.1 million in cash and cash equivalents. We believe that the cash proceeds from this offering, together with our existing cash balances, will be sufficient to meet anticipated cash requirements for at least the twelve months following the date of this prospectus. We may, nonetheless, seek additional financing to support our activities during the next twelve months or thereafter. There can be no assurance, however, that additional capital will be available to us on reasonable terms, if at all, when needed or desired.

  Net cash used in operating activities was $1.7 million for the three months ended March 31, 1998 and $8.1 million for the three months ended March 31, 1999. Net cash used in operating activities was $6.8 million for 1998 and $3.9 million for 1997. Cash used in operating activities for 1998 resulted primarily from a net loss of $8.8 million and a net increase in operating liabilities of $720,000 and a net increase in operating assets of $1.1 million, offset by depreciation and amortization of $897,000 and non-cash expenses of $1.5 million. Cash used in operating activities in 1997 was primarily attributable to a net loss of $3.0 million, plus non-cash expense reimbursement of $750,000.

  Net cash used in investing activities for the three months ended March 31, 1998 was $31,000 and for the three months ended March 31, 1999 was $543,000. Net cash used in investing activities for 1998 of $558,000 was primarily attributable to purchases of fixed assets. Net cash used in investing activities of $828,000 for 1997 was attributable to $240,000 used for the purchase of fixed assets and $588,000 used in computer software development.

  Net cash provided by financing activities was $1.3 million for the three months ended March 31, 1998 and $31.8 million for the three months ended March 31, 1999. Net cash provided by financing activities was $24.3 million for 1998 and primarily consisted of proceeds from the issuance of preferred stock. Net cash provided by financing activities was $5.1 million for 1997 and primarily consisted of proceeds from the issuance of preferred stock. Net cash provided by financing activities after December 31, 1998 was $31.8 million and consisted entirely of net proceeds from the issuance of preferred stock.

Year 2000

  The Year 2000 issue involves the potential for system and processing failures of date-related data resulting from computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of our operations, including, among other things, a temporary inability to process transactions in connection with our investment banking and brokerage activities.

  Because we are dependent, to a very substantial degree, upon the proper functioning of computer systems, the failure of any computer system to be Year 2000 compliant could materially adversely affect us. Failure of this kind could, for example, cause settlement of trades to fail, lead to incomplete or inaccurate accounting, recording or processing of trades in securities, result in generation of erroneous results or give rise to uncertainty about our exposure to trading risks and our need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.

  We have formed a committee, the Y2K steering committee, to investigate and resolve Year 2000 compliance issues. This committee's mandate is to guide and coordinate the efforts of the various core business units which are working on Year 2000 compliance and to manage the assessment, planning, testing and implementation of Year 2000 compliant systems for the entire company. The Y2K steering committee created a process for developing an inventory of all information systems we use. The inventory included all internal and external systems that were mission critical. To determine whether a mission critical system posed a potential problem for us, we:

  .interviewed vendors;

  .analyzed the system with testing software;

  .interviewed programmers and developers; and

  .reviewed program code.

  During the planning stage of the project, we received additional investments from stockholders which, among other things, permitted us to accelerate our replacement strategy. Information systems originally in need of remediation for Year 2000 compliance have or will be replaced. These include:

  .telephone switch and all related instruments;

  .internal LAN and router environment;

  .internal hosted Web site; and

  .our servers.

We have completed our internal information technology and non-information technology assessment, and we believe that our internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter.

  In addition, we depend upon the proper functioning of third-party computer and non-information technology systems. These parties include depositories, clearing agencies, clearing houses, commercial banks and other vendors. We have contacted every material vendor with whom we have important financial or operational relationships to determine the extent to which they are vulnerable to the Year 2000 issue. We have carefully assessed the responses to the Year 2000 questions we asked these vendors. Each vendor has participated in and passed the Year 2000 compliance tests formulated by the Securities Industry Association. These vendors have also provided us written documentation that they are Year 2000 compliant and confirmed that they have passed the SIA sponsored industry test. Since we do not require unique services from any of these vendors, we believe the SIA testing indicates general Year 2000 compliance. In the event any of these vendors prove not to be Year 2000 compliant, we believe that we could find a replacement vendor who is Year 2000 compliant, although not without significant expense or delay. However, based on management's current information, we expect to incur no significant costs in the future for Year 2000 problems.

  Our management's worst case scenario in connection with Year 2000 issues is that there will be a failure on the part of one or more of our important vendors and that we will experience difficulties in finding replacement vendors. If these vendors are not Year 2000 compliant, despite their internal and external testing, we, as well as many of their other clients, will face system and processing failures until these issues can be resolved. We plan to complete our contingency plan by June 30, 1999. Additionally, any Year 2000 problems experienced by our advertising customers could affect the placement of advertisements on our online services.

  Disruption or suspension of activity in the world's financial markets is also possible. In addition, uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999 and early 2000. This in turn could result in a general reduction in trading and other market activities (and lost revenues) as well as reduced funding availability in late 1999 and early 2000. We cannot predict the impact that such reduction would have on our business.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provided guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We do not expect the adoption of this standard to have a material effect on our capitalization policy.

                                   BUSINESS

  Our business comprises Internet investment banking and online brokerage. We are also developing a Web-based after-hours digital trading facility and, in the future, we intend to create and manage proprietary Angel Funds primarily for high net worth individuals.

                            Investment Banking

  Our Internet investment banking services are divided into three revenue generating categories: public underwriting, financial advisory services and private equity. We also produce investment research which we believe will enable us to win investment banking mandates, increase our underwriting share allocations and provide beneficial information to our individual customers. In the future, we may engage in proprietary trading to support our investment banking activities.

  Our investment banking activities focus on the Internet sector and, more generally, on issuers seeking to market their stock offerings to online investors. Beginning recently, we are focusing as well on other rapidly growing sectors of the economy that are related to or dependent on Internet technology.

  We believe the Internet will open the equity markets to individual investors and thereby change the model of capital formation that exists today. In particular, we believe that the Internet presents the opportunity to align the interests of individual investors and corporate issuers by making public offering materials and investment research available to individuals on a timely basis and by providing individual investors the opportunity to purchase new issue shares at the offering price. Traditionally, major underwriters have presented public offerings primarily to select institutional purchasers who, as a result, have played a dominant role in pricing new issues. Individual investors, who account for approximately 43% of direct ownership of publicly traded equity securities, have been largely excluded from these offerings. We believe that a primary reason for this is the extensive human effort and cost required to market equity offerings with printed prospectuses and to monitor and confirm the interest of numerous individuals by person-to-person communication. By marketing public offerings to individual investors electronically, we believe underwriters and corporate issuers will be able to access efficiently the retail market and will have at hand instantaneous information as to the level of retail interest for their equity offerings. Information about individual investor interest in public offerings will also provide valuable indications of secondary market demand for the underwritten securities, which can be an important factor in pricing the equity securities of first time issuers.

  As the Internet rapidly becomes a critical medium for collecting and exchanging information and conducting commerce for nearly all businesses, we believe that corporate clients will gravitate towards those investment banking firms that leverage their knowledge and expertise about the Internet. The speed of this development is driven by the Internet's power to reduce costs related to the sale and delivery of traditionally provided goods and services and by its capacity to support new forms of business-to-business, business-to-consumer and consumer-to-consumer relationships. It is also driven by the increasing awareness of, and the relatively inexpensive access to, the Internet by individuals. According to Jupiter Communications, the percentage of households in the United States using the Internet grew from 9.7% in 1994 to 34.2% in 1998.

  We have built a team of forty-six investment banking and research professionals with broad abilities to perform traditional investment banking functions such as deal selection and origination, due diligence, valuation, deal structuring and prospectus preparation. Our investment bankers, executive officers and investors have strong relationships with corporate issuers, venture capitalists and other influential persons and entities in the financial services sector. In addition, our senior investment banking and research professionals have a strong history of working with Internet companies and developing Internet strategies and businesses. Our chairman and co-chief executive officer, Robert H. Lessin, was previously a vice chairman at Salomon Smith Barney and was head of investment banking at Smith Barney prior to its merger with Salomon Brothers. Prior to that, he was vice chairman of the investment banking operating committee at Morgan Stanley. Our director of research, Jonathan Cohen, was previously Merrill Lynch's senior Internet analyst and for each of the last three years was named to Institutional Investor's "All American Research Team" for the Internet sector. Other senior banking personnel also have significant business generating capabilities and investment banking experience in the Internet sector.

 Public Underwriting

  We have pioneered the business of online retail distribution of shares in public offerings. As a result, we have benefited from publicity and word of mouth exposure which we believe has established Wit Capital as a leading provider of online investment banking services. Since commencing operations in September 1997, we have participated in seventy public equity offerings, including fifty-five initial public offerings, lead managed by established investment banking firms, including BancBoston Robertson Stephens, Bear Stearns, BT Alex. Brown, Donaldson Lufkin & Jenrette, Goldman Sachs, Hambrecht & Quist, J.P. Morgan, Lehman Brothers, Merrill Lynch, Morgan Stanley, Salomon Smith Barney and Schroders. As of April 30, 1999, we were participating in thirteen public offerings that are in registration, including this offering. The following list reflects the public offerings in which we have played or are playing a sufficiently significant role such that our name has appeared or will appear on the cover of the prospectus. In such circumstances, we characterize our role as e-Manager, a term for which we have a pending trademark application.

            Issuer                       Lead Manager                   Date
            ------                       ------------                   ----
   EarthWeb Inc.             J.P. Morgan & Co.                    November 10, 1998
   MarketWatch.com, Inc.     BT Alex. Brown and                   January 15, 1999
                              Donaldson, Lufkin & Jenrette
   VerticalNet, Inc.         Lehman Brothers                      February 10, 1999
   Prodigy Communications
    Corporation              Bear, Stearns & Co. Inc.             February 10, 1999
   iVillage Inc.             Goldman, Sachs & Co.                 March 18, 1999
   MiningCo.com, Inc.        Bear, Stearns & Co. Inc.             March 23, 1999
   OneMain.com, Inc.         BT Alex. Brown                       March 24, 1999
   Globix Corporation        Donaldson, Lufkin & Jenrette         March 22, 1999
   Network Appliance, Inc.   Lehman Brothers                      March 31, 1999
   PLX Technology, Inc.      Merrill Lynch & Co.                  April 5, 1999
   XOOM.com, Inc.            Bear, Stearns & Co. Inc.             April 8, 1999
   iTurf Inc.                BT Alex. Brown and Hambrecht & Quist April 8, 1999
   Net Perceptions, Inc.     BancBoston Robertson Stephens        April 22, 1999
   SoftNet Systems, Inc.     BT Alex. Brown                       April 22, 1999
   Mpath Interactive, Inc.   BancBoston Robertson Stephens        April 28, 1999
   AppliedTheory Corpora-
    tion                     Bear, Stearns & Co. Inc.             April 30, 1999
   Audible, Inc.             Credit Suisse First Boston           In Registration
   barnesandnoble.com inc.   Goldman, Sachs & Co. and
                             Merrill Lynch & Co.                  In Registration
   CAIS Internet, Inc.       Bear, Stearns & Co. Inc.             In Registration
   drkoop.com, Inc.          Bear, Stearns & Co. Inc.             In Registration
   EarthWeb Inc.             J.P. Morgan & Co.                    In Registration
   Flycast Communications
    Corporation              BT Alex. Brown                       In Registration
   Mail.com, Inc.            Salomon Smith Barney                 In Registration
   MyPoints.com, Inc.        BancBoston Robertson Stephens        In Registration
   theglobe.com, inc.        Bear, Stearns & Co. Inc.             In Registration
   US SEARCH Corp.com        Bear, Stearns & Co. Inc.             In Registration
   Viant Corporation         Goldman, Sachs & Co.                 In Registration
   WatchGuard Technologies,  Dain Rauscher Wessels
    Inc.                                                          In Registration

  In every transaction, we accept underwriting risks and liabilities in the same manner as do traditional investment banking firms, and we perform the requisite services, such as assisting in deal structure, due diligence and prospectus preparation. In contrast to the way securities are offered and sold by traditional underwriters, however, we offer and sell shares to individual investors on a first-come, first-served basis. For certain issuers, we also facilitate special or affinity distributions to online investors having some existing relationship with the issuer, such as their customers, suppliers and employees.

  We maintain direct access to individual investors who have accounts with us or who are active members on our electronic mailing list. In addition, we expect to be able to offer and sell shares to a substantial number of online investors through exclusive e-Dealer agreements entered into with twenty-two online discount brokerage firms. These firms include Quick & Reilly, SureTrade, Waterhouse Investor Services, National Discount Brokers, Datek Online, Southwest Securities and Wall Street Access. In the aggregate, we believe these e-Dealers handled approximately 29% of the total number of online brokerage trades in the fourth quarter of 1998. The e-Dealer agreements give us the exclusive right to offer the e-Dealers participation as selected dealers in any public offering in which retail orders from more than one broker-dealer are aggregated in a central electronic order book. The e-Dealer agreements do not obligate the e-Dealers to accept our invitation to participate in any of these offerings. All but two of these agreements have remaining terms of two to three years; those two agreements expire in August 2000. The exclusivity provisions of the e-Dealer agreements may be terminated before the end of their respective terms if we are unable to provide specified share allocations in public offerings or a specified number of offers to participate in public offerings, and, at the time, we are not the leading facilitator of online distribution through an electronic network of dealers.

  The e-Dealers are in various stages of developing the technical capacity and interfaces that will enable them to participate in our offerings. See "Risk Factors." In public offerings in the future, if and when such technical capacity and interfaces are established, where we act as e-Manager of the offering, we intend to invite the customers of the e-Dealers, together with our direct customers, to purchase shares in such public offerings on a first-come, first-served basis without regard to which brokerage firm has the investor's account. We expect to share with the e-Dealers selling concessions from the shares sold to their customers.

  We have developed an automated Web-based system to handle securities offerings. This automated system includes basic brokerage functions through which investors can view offering documents and enter orders to purchase securities as well as automated procedures to test, prior to each sale, for customer suitability (to manage regulatory obligations) and for customer buying power (to manage risk). The system assists our policy of discouraging "flipping" of securities. Flipping generally refers to buying shares in an initial public offering and selling them immediately for a profit. By tracking our customers' holding and sale of underwritten securities they purchase from us, our system assists our policy of discouraging our customers' selling of these securities before 60 days have elapsed. Customers who flip lose priority to customers who have not flipped in our first-come, first-served selling process. The system also includes a fully automated electronic order book. We are developing enhancements to our system, including interfaces and database management tools, that will enable multiple e-Dealers to send orders to, and view, modify or cancel orders in, our electronic order book.

  Our basic procedures for offering and selling shares to individual investors in public offerings are as follows:

  . The printed preliminary prospectus is finalized and the traditional roadshow commences.

  . We place a digital version of the preliminary prospectus on the Web.

  . We send by electronic mail an alert notifying our direct customers and persons on our e-mail list and, once the e-Dealers are able to participate, the e-Dealer customers, that a new issue is available. In some cases, we also send an electronic mail alert to online investors having an affinity relationship with the issuer.

  . Each alert contains a link to the digital version of the preliminary prospectus.

  . Investors interested in the offering are invited by the alert to click on a hyperlink that takes them directly to the preliminary prospectus. At this point, investors must submit their e-mail address to gain access to the preliminary prospectus.

  . Before placing a conditional offer, investors must open a brokerage account with us if they do not already have one with us or with one of the e-Dealers if and when the e-Dealer network becomes operational. Investors interested in purchasing shares then click to a Web page where they can place a conditional offer.

  . The conditional offers flow through automated brokerage systems to ensure regulatory compliance and protect against credit risks.

  . Validated offers are routed to our electronic order book, where they are time and date stamped to ensure the integrity of our first-come, first-served process.

  . When the SEC declares the registration statement containing the prospectus effective, we then obtain affirmative confirmation of each investor's conditional offer by again sending an e-mail notice with a hyperlink to a Web page.

  . After pricing, the lead underwriter determines the number of shares allocated for us to sell. We then allocate those shares on a first-come, first-served basis to investors who have confirmed offers in our electronic order book, subject to minimum and maximum amounts per customer. Affinity group allocations are made separately.

  . Finally, we confirm each customer's purchase through electronic mail.

  We offer issuers contemplating public offerings several capabilities:

  . We provide broad dissemination of offerings to online individual investors, which should result in more demand for shares once they are publicly traded. For retail-oriented issuers, such broad dissemination should also result in increased customer awareness for the issuer's products or services.

  . We broaden the investor demand for the issuer's shares by providing a timely and cost-effective way to access groups having an affinity relationship with the issuer, such as customers, suppliers or employees.

  . We are able to deliver and analyze data about the retail demand for a proposed offering by collecting conditional offers from online individual investors in our central electronic order book. This should enable issuers to negotiate more appropriate prices for their shares as compared to prices negotiated primarily on the basis of data about institutional investor interest.

  . We offer broad online dissemination to individuals of investment research, which should result in more interest in and recognition of the issuer among individual investors in the secondary market.

  Although we believe recent transactions demonstrate our ability to win mandates to facilitate Internet distribution, we have not yet been compensated fully as a co-manager. We have earned only a negligible share of the management fee or no management fee at all. Moreover, we have not received large enough share allocations to satisfy our customers' demand. We believe that our ability to create and broadly disseminate high quality investment research will be an important factor in obtaining more significant share allocations and earning full compensation as co-managers. In addition, while we do not intend to engage in market making as a separate line of business, we are considering engaging in limited proprietary trading, that is, the buying and selling of securities for our own account, to the extent we conclude that having such a trading capacity will enhance our ability to obtain investment banking assignments.

  We currently focus on originating public offerings of common stock. In the future, we intend to explore opportunities to extend our investment banking services to include preferred stock, convertible securities and other debt and debt-related securities that we believe will appeal to individual investors.

 Financial Advisory Services

  In addition to our capital raising services, we also advise corporate clients in connection with developing Internet strategies and businesses and with mergers and acquisitions. These activities complement our public and private equity businesses and allow us to offer a mix of investment banking services to our clients during the course of their development. Senior members of our management have had advisory relationships with a number of corporations that are now clients or potential clients.

 Private Equity

  We have a private equity group that assists private and public corporate issuers, as well as investment funds, in raising private capital. The private equity group is focused on raising equity capital from traditional institutional and venture capital sources and strategic investors. In these activities, the private equity group uses the Internet to reduce transaction costs for the clients and investors. In the future, we plan to offer private equity to high net worth individual investors online. We may also market to the same individuals our Angel Funds, which will themselves make investments on a private placement basis.

  Private placements cannot be offered through general solicitation, and thus our private equity group will not be able to fully leverage the mass communication potential of the Internet. On the other hand, since private equity transactions are generally subject to less stringent regulations regarding the form and content of marketing materials, the private equity group has greater latitude to use online marketing materials and other means of efficient dissemination of information as compared to public underwriting practices.

 Investment Research

  Our newly formed research department will initially provide investment research on the Internet industry and Internet companies. To support our investment banking activities, we intend to extend our research coverage into other fast growing sectors of the economy that are related to or dependent on Internet technology, including hardware, software, consumer goods, telecommunications, education, and healthcare and to issuers who are seeking access to the online investor base. Building our research capability will require a substantial investment in qualified personnel. However, we believe that investment research will enable us to win investment banking mandates, increase our underwriting share allocations and provide beneficial information to our individual investor customers.

  Recently we hired Jonathan Cohen to become our director of research. Mr. Cohen is now building a team of junior and mid-level research analysts to work with him. We have also recently hired a senior editor from BusinessWeek to design and execute a plan for creating a research platform that uses the interactive capabilities of the Internet and also speaks to individual investors in a manner more comprehensible as compared to traditional investment research.

  In contrast to established research practices--where high quality research is closely held and shared only with a brokerage firm's favored clients--we intend to disseminate our research for free on our Web site to our customers and to customers of our e-dealers through their Web sites. We also plan to disseminate our research through syndication arrangements with other Web content and portal companies. We will not charge customers, brokerage firms or Web content or portal sites for our research. We believe that this strategy will enable us to build brand recognition and exposure rapidly, without the cost of advertising or marketing. Our e-Dealer relationships are expected to ensure a broad platform for the dissemination of our research product.

 Recent Investment by Goldman Sachs

  Goldman Sachs and we have agreed to work together to solicit investment banking assignments when we both agree that such efforts will be mutually commercially beneficial. In addition, Goldman Sachs has agreed to support our participation in public offerings of equity securities when we both agree that such participation will be similarly beneficial. Goldman Sachs also has agreed, under certain circumstances, to support us as an investment banking firm to handle sales of underwritten shares to groups having a preexisting, or affinity, relationship with the issuer in connection with any public offering which they lead manage.

  We believe our relationship with Goldman Sachs will provide us important strategic advantages for our investment banking business, including valuable access to new prospective clients and to large and desirable public offerings and other transactions and assignments. We further believe our relationship will enhance our efforts to diversify and expand our investment banking capabilities beyond our initial Internet focus. Additionally, we expect our relationship to give us increased acceptance and stature in the investment banking community and with corporate clients. Our relationship with Goldman Sachs may, however, make it more difficult for us to develop or maintain relationships with other investment banking firms. See "Risk Factors."

  On April 9, 1999, we issued 16,666,667 shares of Series E Preferred Stock for a purchase price of $25 million. Goldman Sachs also received 8,053,279 warrants to purchase Series E Preferred Stock. The warrants may be exercised beginning in October 2000 at an exercise price equal to the average of $1.50 and the price of this offering. Upon consummation of this offering, shares of Series E Preferred Stock will convert automatically into an equal number of shares of Class B common stock and the warrants, when exercisable, will be exercisable for Class B common stock. In addition, Goldman Sachs has the right to receive up to an additional 218,924 warrants to purchase Class B common stock depending upon the resolution of the dispute referred to in "--Legal Matters."

                                Brokerage

  We offer to our direct customers brokerage services such as stock and option trading, access to more than 3,800 mutual funds, portfolio tracking and record management as well as cash management services and market information. These services are provided through the Internet and touch-tone telephone access. Our ordinary commission rates are $14.95 for market orders and $19.95 for limit orders. As part of brokerage services, we provide news and other information services through arrangements with third-party vendors, including CBS Marketwatch, Big Charts, Zacks, Briefing.com, Free Edgar, Hoovers, IPO Monitor, Individual Investor, Moneyclub.com, Wired News and Red Herring. As of April 30, 1999, we had approximately 41,000 customer accounts. As of March 31, 1999, we had approximately 26,000 customer accounts, compared to 10,800 on December 31, 1998, 7,800 on September 30, 1998, 5,300 on June 30, 1998 and
3,100 on March 31, 1998. The daily average number of secondary market trades our customers executed through us during April 1999 was 926. The daily average number of secondary market trades our customers executed through us during the three-month period ending March 31, 1999 was 405, compared to 106 for the three-month period ended December 31, 1998, 45 for the three-month period ended September 30, 1998, 25 for the three-month period ended June 30, 1998 and 12 for the three-month period ended March 31, 1998.

  Customer Service and Compliance. We are making a substantial commitment to provide a high quality of customer service through our call center. We are expanding our telephone system capacity and additional aspects of our infrastructure. We are increasing the number of operators in our call center and the amount of office space they occupy, and we have hired additional management to supervise our call center. We are also expanding the hours of operation of our call center in order to better ensure the satisfaction of our customers. In addition, we are making a substantial investment to ensure that our operations are adequately structured and supervised to be in compliance with applicable regulations. The rapidly increasing level of telephone and e-mail inquiries at times has strained the capacity of our telecommunications system and our customer service staff. In addition, on occasion we have experienced temporary disruptions in our Web site service. As a result, our customers have sometimes been unable to contact us in a timely manner.

  Clearing and Settlement. U.S. Clearing, a division of Fleet Securities, Inc., clears our customer transactions on a fully-disclosed basis. U.S. Clearing is a registered broker-dealer that provides clearing services to over 300 brokerage firms. Its services for our customers include the confirmation, receipt, execution, settlement and delivery functions involved in securities transactions, as well as safekeeping of customers' securities and assets and certain customer record keeping, data processing and reporting functions. We are also increasing our trade processing capabilities to better facilitate the clearing of trades we execute for our customers.

  Under our agreement with U.S. Clearing, we pay clearing and execution fees according to a schedule. In addition, the agreement requires U.S. Clearing to share with us execution revenues and interest revenue earned in connection with margin and stock borrowing balances kept by our customers and also provide us a fee on balances maintained by these customers with selected money market funds. We must indemnify U.S. Clearing for, among other things, any loss or expense due to the failure of customers to: (1) pay for securities purchased by them, (2) promptly deliver securities sold by them, (3) deposit sufficient collateral to support their borrowing when requested by U.S. Clearing and (4) remit excessive disbursements of funds or any other valid charges imposed by U.S. Clearing.

                         Digital Trading Facility

  We are developing an after-hours Web-based digital trading facility in which our customers and customers of other participating brokers will be able to trade Nasdaq and exchange listed securities directly with each other outside of regular market hours. Through this facility, investors will be able to post orders to a public limit order book accessible by all other participants in the facility. Investors can then accept orders posted by others in the limit order book.

  We plan to offer the after-hours digital trading facility later in 1999. To successfully launch our digital trading facility, we need to complete the core technology, provide a sound operational environment, secure the participation of a sufficient number of broker-dealers and complete arrangements for marketing the facility through Web content and portal companies and otherwise. We can make no assurances that we will accomplish all required steps in a timely and cost-effective manner. See "Risk Factors."

  We will offer direct access to the digital trading facility to our customers. In addition, by collaborating with brokerage firms, we plan to offer access to the digital trading facility to their customers as well. However, we have no agreements as of yet with any brokerage firms to this effect. We expect that participating brokerage firms will provide credit in support of their customers' trades in the digital trading facility as well as clearing and settlement services. We will provide these firms access to the proprietary technology and trading interfaces that we have developed. Trades executed for our direct brokerage customers will be cleared and settled by our regular clearing firm, U.S. Clearing.

  We intend to promote the digital trading facility by disseminating quote and execution data through arrangements with Web portal and other online media companies. We do not, however, have arrangements in place with any of these companies at this time. We expect the digital trading facility to generate per share execution fees for us as well as revenues from advertising and sponsorship.

  In developing and launching our digital trading facility, we are making substantial investments. These investments may not prove sufficient to produce a successful digital trading facility. In particular, we may not be able to attract enough activity to the trading facility to produce meaningful liquidity, which means investors may not find buyers or sellers when they seek to trade. In addition, if there is limited activity in the system for a particular stock, investors may encounter spreads between bid and ask prices in our system that are wider than the bid and ask spreads generally maintained in the day market for the same stock.

                               Angel Funds

  We plan to develop a series of Web-based investment funds designed primarily for venture capital investing by high net worth individuals. Our funds, which we plan to call Angel Funds after the term commonly used to define seasoned business people who invest in early stage private companies, will allow high net worth individual investors to pool their resources and thus get access to a quality of deal flow currently available nearly exclusively for proprietary funds backed by large institutions. Although we plan to market our Angel Funds primarily to individuals, we may also solicit the participation of institutional investors.

  We also intend to use Internet tools such as electronic mail, bulletin boards and chat rooms to facilitate on-going relationships between the fund managers and investors in the funds. This will enable the fund managers to provide portfolio companies with the collective contacts, experiences and advice of a wide range of interested parties. Through our Angel Funds, we aim to preserve the strong benefits of angel investing while reducing the significant disadvantage investors typically face when competing for the best deals against large pre-funded pools of capital--the lack of readily accessible funds and deal flow.

  We are currently formulating a strategy to develop and market our Angel Funds and have hired a senior management employee to be responsible for this process. Initially, we plan to launch a private venture capital fund by the end of 1999. Thereafter, we intend to develop additional types of funds. A portion of the net proceeds from this offering may be used, as appropriate, to make investments in the Angel Funds we plan to establish. We expect to derive revenue from our Angel Funds activity through management fees and sharing in profits realized by the funds.

                           Proprietary Trading

  We may engage in limited proprietary trading to the extent we conclude that having such a trading capacity will enhance our ability to obtain investment banking assignments. Prior to engaging in such proprietary trading activities, we will have to make a substantial investment in experienced personnel and technology. We will also need to develop compliance and risk management procedures. Although as a firm we have not previously engaged or prepared to engage in these activities, our senior management has had substantial experience overseeing market making, specialist and other proprietary trading operations.

                       International Opportunities

  Since the opportunity to reengineer the capital formation process is not limited to the U.S. marketplace, we want to leverage our technology and intellectual capital by creating international joint ventures. We have completed, together with Mitsubishi Corporation (which through a subsidiary has an investment in us), a study of the feasibility of creating an Internet investment banking and brokerage firm for the Japanese market. In addition, we have held preliminary discussions with a number of major European banks regarding possible relationships. We would like to emerge as a global brand representing preeminence in online capital raising and Internet investment banking. We would also like to see our digital trading facility become a global trading facility.

                          Information Technology

  Technology is fundamental to our business strategy. We are committed to the ongoing development, maintenance and use of technology throughout our organization and across all business lines. Where possible, our preference is to license or purchase software products and to build internally only what we cannot cost effectively acquire or license. As a result, our systems include a combination of licensed, purchased and internally developed products.

  We have acquired or developed significant proprietary software and systems over the past three years. We continue to enhance our software and systems. Our technology initiatives can be categorized into three efforts:

  . for our investment banking business, tools that enable and facilitate the public and private offering of securities to our direct customers and through our network of e-Dealers;

  . a "middleware" system that maintains customer account and other data, provides for order management, order validation and order routing; and

  . for our digital trading facility, processing, matching and communications engines, as well as customer interfaces, including HTML pages, Java applets and a Java application for user access.

  We have filed patent applications covering concepts and technologies integral to the digital trading facility. These concepts and technologies, however, may not be patentable. See "Risk Factors."

  While technology in itself does not provide any sustainable competitive advantage in our business, we believe our software and systems represent a substantial advantage in that we have the current ability to conduct activities today which would require others months or years of technological development to reproduce.

  We currently have projects underway to ensure that our technology is Year 2000 compliant. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Year 2000."

                                Marketing

  We have experienced growth in our customer base and Web site page impressions with limited marketing expenditures. The number of page impressions on our Web site has increased from 1.9 million page impressions during January 1999 to 38 million pages impressions during April 1999. We acquire brokerage customers primarily by making available public securities offerings to individuals on a first-come, first-served basis. To date, no other investment banking firm has offered individual investors the opportunity to invest in initial public offerings in this manner. In addition, we acquire brokerage customers when we assist issuers in marketing their stock offerings to their affinity groups. These affinity marketing programs are particularly cost effective since they allow us to reach a broad base of prospective customers at little to no cost as our initial public offering alerts are distributed by electronic mail to lists provided for free by the issuer. To purchase shares in any offering through us, investors are required to open a brokerage account with us, which allows us to offer subsequent transactions or other services to the investor.

  We want to cost effectively build our brand equity by distributing public offerings and investment research through the Web sites of the e-Dealers and through arrangements with Web content and portal companies. Following this offering, we plan to increase our marketing activities. In particular, we want to promote our expanding investment banking capabilities and to successfully launch our after-hours digital trading facility. We have not yet developed specific plans for these additional marketing efforts.

                               Competition

  The financial services industry is highly competitive and we expect competition to intensify in the near future. We encounter direct competition primarily from established investment banks, as well as from traditional and online brokerage firms. We compete with some of these firms on a national basis and with others on a regional basis. Our competitors include large and well established Wall Street firms as well as relatively new securities firms, a growing number of which are rapidly developing firms that are using technology to win business away from the more traditional firms. General financial success within the securities industry and the increasing popularity of the Internet will together attract additional competitors for us, such as banks, software development companies, insurance companies and providers of online financial and information services.

  In recent years there has been a significant consolidation in the financial services industry. Commercial banks and other financial institutions have acquired or established broker-dealer affiliates and begun offering financial services to individuals traditionally offered by securities firms. These firms have the ability to offer a wide range of products, including lending, deposit taking, insurance, brokerage, investment management and investment banking services. This may enhance their competitive position by attracting and retaining customers through the convenience of one-stop shopping. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial service revenue in an effort to gain market share.

  Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Some of our competitors also offer a wider range of products and services than we do and have greater name recognition, more established reputations and more extensive client and customer bases. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements due to superior systems capabilities. They may also be better able to undertake more extensive promotional activities, offer more attractive terms to customers, clients and employees and adopt more aggressive pricing policies compared to our firm.

  Investment Banking. Our principal competitors in connection with our investment banking business are traditional investment banking firms. These investment banks may also seek to offer individual investors participation in offerings through the Internet. We also face competition from recently formed online investment banking initiatives, such as E*Offering, recently formed by online broker E*Trade in conjunction with the founder and former chief executive of BancBoston Robertson Stephens, Sanford Robertson, and W.R. Hambrecht & Co., recently formed by the founder and former chief executive of Hambrecht & Quist, William Hambrecht. In the context of online distribution of public offerings, we are facing growing competition from brokerage firms such as Charles Schwab, Fidelity Brokerage Services and E*Trade, among others, which offer equity securities through the Internet. In addition, we expect that investment banking firms will create or acquire captive online brokerage distribution, such as Morgan Stanley has accomplished through its ownership of Discover Direct and Donaldson, Lufkin & Jenrette has accomplished through the development of DLJdirect.

  Brokerage. In our online brokerage business, we compete with discount brokerage firms, which generally execute transactions for customers without offering other services such as research, portfolio valuation and investment recommendations. We compete directly with the approximately one hundred discount brokerage firms already operating on the Internet. Our principal competitors include Charles Schwab, Fidelity Brokerage Services, E*Trade, Waterhouse Investor Services and Datek Online. Many of these firms execute transactions for their customers through the Internet. The number of online discount brokers will likely increase rapidly if the favorable treatment of these firms by the equity markets continues. The principal competitive factors in online discount brokerage include price, customer service, system reliability, quality of trade execution, delivery platform capabilities, ease of use, graphical user interface, range of products and services, innovation, branding and reputation. In our brokerage business we also encounter competition from established full-commission brokerage firms such as Morgan Stanley Dean Witter, PaineWebber, Donaldson, Lufkin & Jenrette and Merrill Lynch. Many of these brokerage firms have also begun conducting business online.

  Digital Trading Facility. There is currently no competitor offering individual investors regular access to after-hours trading services. However, there are firms, such as Eclipse Trading, which are developing plans and systems that would directly compete with our digital trading facility. Some of these firms could have substantially greater resources than we have. Traditional stock markets, including the New York Stock Exchange and the Nasdaq-Amex Group, have announced plans to offer individual investors after-hours trading and/or access to electronic trading facilities. We also expect competition from the growing number of electronic communication networks, such as Island or Instinet, which may establish competitive trading facilities.

  Personnel. Competition is also intense for the attraction and retention of qualified employees in the securities industry. Our ability to compete effectively in our businesses will depend on our ability to attract new employees and retain and motivate our existing employees.

                                Regulation

  Regulation of the Securities Industry and Broker-Dealers. Our business is subject to extensive regulation applicable to the securities industry in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. We are registered as a broker-dealer with the SEC and in all 50 states, the District of Columbia and Puerto Rico. We are also a member of the NASD, a self regulatory body to which all broker-dealers belong. Certain self-regulatory organizations, such as the NASD, adopt rules and examine broker-dealers and require strict compliance with their rules and regulations. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The SEC and self-regulatory organization rules cover many aspects of a broker-dealer's business, including capital structure and withdrawals, sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, record-keeping, the financing of customers' purchases, broker-dealer and employee registration and the conduct of directors, officers and employees.

  Effect of Net Capital Requirements. As a registered broker-dealer and member of the NASD, we are subject to the Uniform Net Capital Rule under the Exchange Act. The Uniform Net Capital Rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that at least a minimum part of its assets be kept in relatively liquid form. As of March 31, 1999, our broker-dealer subsidiary was required to maintain minimum net capital of $100,000 and had total net capital of approximately $10,769,266, or $10,669,266 in excess of the minimum amount required.

  The SEC and the NASD impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the Uniform Net Capital Rule and the NASD rules impose certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC and the NASD for certain withdrawals of capital. Because our principal asset will be the ownership of stock in our broker-dealer subsidiary, these rules governing net capital and restrictions on withdrawals of funds could operate to prevent us from meeting our financial obligations on a timely basis.

  Application of Securities Act and Exchange Act to Internet Business. The Securities Act governs the offer and sale of securities. The Exchange Act governs, among other things, the operation of the securities markets and broker-dealers. When enacted, the Securities Act and the Exchange Act did not contemplate the conduct of a securities business through the Internet. Although the SEC, in releases and no-action letters, has provided guidance on various issues related to the offer and sale of securities and the conduct of a securities business through the Internet, the application of the laws to the conduct of a securities business through the Internet continues to evolve. Uncertainty regarding these issues may adversely affect the viability and profitability of our business.

  Foreign Securities Authorities. We are actively considering various joint ventures and other projects for the establishment of a broker-dealer business in foreign countries. Any such business would be subject to foreign law and the rules and regulations of foreign governmental and regulatory authorities. This may include laws, rules and regulations relating to any aspect of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases, broker-dealer and employee registration requirements and the conduct of directors, officers and employees.

  Digital Trading Facility. Securities exchanges must register with the SEC and comply with various requirements of the Exchange Act. Effective April 1999, new rules expanded the scope of exchange regulation to include many brokerage matching and execution systems, such as the digital trading facility which we will operate. The new rules provide an exemption from exchange registration for systems operating by registered broker-dealers that comply with Regulation ATS, which imposes various requirements relating to fair access, capacity, security, recordkeeping and reporting. Our broker-dealer subsidiary expects to operate the digital trading facility in compliance with Regulation ATS. Although we do not expect the compliance costs to be significant, our broker-dealer subsidiary could encounter unforseen expenses associated with operation of these rules.

  Changes in Existing Laws and Rules. Additional legislation or regulation, changes in existing laws and rules or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and our profitability.

                                Employees

  We believe that one of our strengths is the quality and dedication of our people and the shared sense of being part of a team. We strive to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among our employees. We also believe that our employees should have an equity stake in the firm. Following this offering, our employees as a group will own roughly % of the equity of the company on a fully diluted basis. As of April 30, 1999, we had 138 employees.

                                Properties

  Our principal executive offices are located in New York City where we lease 20,000 square feet of loft space. The term of the lease expires in November 2006. We also operate a 909-square foot office for our investment banking group in San Francisco. This lease expires in May 1999.

                              Legal Matters

  We are not a party to any material legal proceedings. A person formerly associated with us has asserted a right to purchase 800,000 shares of common stock at $1.00 per share. We believe the assertion is without merit and intend to contest it if any lawsuit is filed against us. These 800,000 shares of common stock have not been included in our financial statements or in any of the share amounts included in this prospectus.

                                  MANAGEMENT

  The following table lists our executive officers and key employees. Our executive officers are Messrs. Lessin, Readmond, Klein, Siegel, Loehr, Diener, Lieberman and Lang and Ms. Berkowitz.

          Name           Age                          Title
          ----           ---                          -----
Robert H. Lessin........  44 Chairman and co-chief executive officer
Ronald Readmond.........  56 Vice chairman, co-chief executive officer and president
Andrew D. Klein.........  39 Vice chairman, founder and chief strategist
M. Bernard Siegel.......  43 Senior vice president and chief financial officer
Mark Loehr..............  42 Director of investment banking
Alan Diener.............  46 Senior vice president and director of brokerage
George M. Lieberman.....  55 Senior vice president and chief information officer
Everett F. Lang.........  56 President--digital trading facility
Susan J. Berkowitz......  34 Senior vice president--marketing
Lloyd H. Feller.........  56 Senior vice president and co-general counsel
Robert C. Mendelson.....  48 Senior vice president and co-general counsel
Jonathan Cohen..........  34 Director of research
David M. Blumberg.......  40 Managing director--investment banking
Matthew P. Carbone......  32 Managing director--investment banking
Paul Ezekiel............  33 Managing director--investment banking
Charles Hall............  32 Managing director--investment banking
Christopher Mulligan....  35 Managing director--investment banking
Elliot S. Prince........  37 Managing director--research
Ronald O. Drake.........  31 Director of private equity
William C. Feeley.......  40 Director of capital markets
Walter Buist............  54 Director of software development
George Tashie...........  33 Vice president--sales
James Fontanetta........  30 Vice president--brokerage
Amy Cortese.............  37 Vice president--content
Maureen Brille..........  36 Vice president--Angel Funds

Executive Officers and Key Employees

  Robert H. Lessin, chairman and co-chief executive officer, joined us in April 1998. Before joining us, he was a vice chairman of Salomon Smith Barney until April 1998, having previously been a vice chairman of Smith Barney from 1993 until the merger with Salomon Brothers in November 1997. He served as head of investment banking at Smith Barney from June 1993 to January 1997. Prior to joining Salomon Smith Barney, Mr. Lessin spent 16 years with Morgan Stanley in the position of managing director and was responsible for the firm's financial entrepreneurs, media and retailing groups. Mr. Lessin was also vice chairman of Morgan Stanley's investment banking operating committee and chairman of their strategic planning committee. He is a director of Marketwatch.com, iParty, MaMaMedia and sixdegrees and a general partner of Dawntreader Fund I, a venture capital fund. He has an MBA from Harvard Business School.

  Ronald Readmond, vice chairman, co-chief executive officer and president, joined us in May 1998 and has served as a director since 1997. Before joining us, he had served as vice chairman of Charles Schwab where he was responsible for operations, capital markets and trading, international and mutual funds as well as strategic acquisitions and industry relations. Prior to that, Mr. Readmond was a managing director at Alex. Brown & Sons. Mr. Readmond has served as co-chairman of the U.S. Working Committee on Clearance and Settlement of the Group of 30, as a member of the New York Stock Exchange operations advisory committee and the nominating committee of the Options Clearing Corporation. Mr. Readmond is the former chairman of the board of the National Securities Clearing Corporation and for five years served as a director. In addition, he served for two years as a director of NASD Market Services, Inc. Mr. Readmond is currently a director of ProBusiness, chairman of International Equity Partners and a director of The American Council for Capital Formation.

  Andrew D. Klein, vice chairman, founder and chief strategist, has been with us since our inception in April 1996. Previously, in January 1993 Mr. Klein founded microbrewery Spring Street Brewing Company, which two years later became the first company to complete a public offering over the Internet and, in March 1996, created the first ever Web-based trading mechanism allowing investors to buy and sell Spring Street shares. Prior to starting Spring Street, Mr. Klein practiced corporate and securities law at Cravath, Swaine & Moore for six years. He has a law degree from Harvard Law School. In 1997 Mr. Klein was the subject of a civil order of the Commonwealth of Massachusetts alleging that he and Spring Street used its Web site to gather names of potential investors and then mailed an unregistered private placement memorandum to these persons in violation of Massachusetts securities laws. While neither admitting nor denying that the violations occurred, Mr. Klein agreed to offer a refund to six investors and paid a fine of $3,000.

  M. Bernard Siegel, senior vice president and chief financial officer, joined us in October 1998. He has more than twenty years experience in the financial services industry. He served as chief financial officer and director of risk management of Waterhouse Investor Services from November 1993 to June 1998. Prior to that, he was chief financial officer and chief operating officer of Fleet Brokerage Securities. Mr. Siegel is a CPA who spent eight years with KPMG LLP, last serving as a senior audit manager in the financial services division.

  Mark Loehr, director of investment banking, joined us in March 1999. He spent a total of eight years with Smith Barney, from 1978 to 1983 and from 1994 to 1997, and two years with Salomon Smith Barney, from 1997 to 1999. He spent eleven years with CS First Boston, from 1983 to 1994. While at Smith Barney and, later, Salomon Smith Barney, he served as head of global equity sales and head of equity capital markets. While at CS First Boston, Mr. Loehr served as co-head of U.S. equity capital markets.

  Alan Diener, senior vice president and director of brokerage, joined us in April 1999. He spent eight years with Charles Schwab where he held a variety of vice president level positions in capital markets, strategic planning and retail management. Prior to working at Charles Schwab, Mr. Diener was employed by Chemical Bank and also by Citicorp. He has an MBA from the Massachusetts Institute of Technology.

  George M. Lieberman, senior vice president and chief information officer, joined us in February 1999. He has more than 30 years of information technology management and development experience across a broad spectrum of industries. He was first vice president and director of technology strategy and planning for Merrill Lynch & Co. from June 1991 to December 1998. He holds two computer-related patents and was formerly on the Merrill Lynch technology advisory board. Prior to joining Merrill Lynch, he was the chief information officer for Telerate Inc., the chief information officer for Chargit Inc. and responsible for the development of major systems projects at many financial industry companies including Citibank and ADP. He has advanced degrees in Industrial Engineering and Operations Research.

  Everett F. Lang, became president--digital trading facility in February 1999. Dr. Lang was previously chief executive of National Discount Brokers where he introduced the concept of "Flat Fee" trading to consumers. Prior to that, he was chairman and chief executive of BT Brokerage Corporation, a New York Stock Exchange member firm which he helped to organize. In 1995, Dr. Lang founded the Discount Brokerage Association which was assimilated into the Securities Industry Association along with twenty-three other member firms. He currently serves as co-chairman of this entity. Dr. Lang has a doctoral degree in organizational psychology from the University of Virginia.

  Susan J. Berkowitz has served as senior vice president--marketing since October 1998. She is an Internet industry veteran who most recently ran the marketing, advertising sales and business development functions at theglobe.com from 1996 to 1998. Previously, she has held marketing and sales positions at Spin Magazine from 1994 to 1996, J. Walter Thompson from 1992 to 1994 and Chase Manhattan Bank from 1987 to 1992. Ms. Berkowitz has an MBA from Duke University.

  Lloyd H. Feller, senior vice president and co-general counsel, joined us in April 1999. Previously, he was a partner at Morgan, Lewis & Bockius LLP. Before joining Morgan, Lewis & Bockius LLP in 1979, Mr. Feller served at the SEC as the Associate Director of the Division of Market Regulation, in charge of the Office of Market Structure and Trading Practices. Mr. Feller has a law degree from New York University.

  Robert C. Mendelson, senior vice president and co-general counsel, joined us in April 1999. Previously, he was a partner at Morgan, Lewis & Bockius LLP. Mr. Mendelson was a member of the Legal Advisory Board of the NASD and formerly chaired the Market Transaction Advisory Committee created by the SEC. Mr. Mendelson has an MA from Brandeis University and a law degree from Boston College.

  Jonathan Cohen joined us as director of research in 1999, and was previously head of Merrill Lynch's Internet equity research effort. Mr. Cohen was named to the 1996, 1997 and 1998 Institutional Investors "All American Research Team" for the Internet sector. He has been named as one of the 25 Best U.S. analysts by both Bloomberg and Financial World Magazine. Prior to joining Merrill Lynch in 1998, Mr. Cohen was a managing director and head of Internet and PC Software research at UBS Securities from 1997 to 1998. Prior to UBS, Mr. Cohen was a senior analyst and managing director at Smith Barney from 1993 to 1997, where his coverage focused on information technology companies. Mr. Cohen has an MBA from Columbia University.

  David M. Blumberg has served as managing director--investment banking since January 1997. Previously he was President of Blumberg Associates, Inc., which he co-founded in 1993. During an eight-month period in 1994 and 1995, Mr. Blumberg was a partner of RLM Partners, LP, an investment fund. From 1991 to 1992, Mr. Blumberg was a Managing Director of Merrill Lynch and from 1988 to 1993 he was a senior vice president of Merrill Lynch Interfunding Inc. Mr. Blumberg has been a director of Norton McNaughton, a public company, since January of 1994. He has an MBA from New York University's Stern School of Business.

  Matthew P. Carbone has served as managing director--investment banking since May 1998. He was most recently a senior vice president in Salomon Smith Barney's investment banking division, focusing on emerging growth companies. Prior to joining Smith Barney in 1993, he was an investment banker with CS First Boston and Morgan Stanley. Mr. Carbone has an MBA from Harvard Business School.

  Paul Ezekiel, M.D. joined us in March 1999 as managing director--investment banking. He previously headed NationsBanc Montgomery Securities' health care Internet investment banking initiative. Dr. Ezekiel joined Montgomery in 1996 and served as a senior member of the health care services investment banking team since 1997. Prior to that, Dr. Ezekiel served as an associate at both Prudential Securities during 1995 and CS First Boston during 1994. Dr. Ezekiel received his medical degree from the University of Australia and holds an MBA from Cornell University.

  Charles Hall, managing director--investment banking, was formerly head of Salomon Smith Barney's Education Group until he joined us in 1999. Mr. Hall founded this group in May 1996. Mr. Hall joined Smith Barney in 1988. He served as a senior member of Smith Barney's industrial group from 1992 to 1996 and worked in the mergers and acquisitions group from 1990 to 1991. Prior to that, Mr. Hall worked in London in Smith Barney's European investment banking division. Mr. Hall has an MS degree in Engineering Science from Oxford University.

  Christopher Mulligan joined us as managing director--investment banking in 1999, and previously headed Salomon Smith Barney's Internet retailing investment banking effort. Mr. Mulligan joined Smith Barney in 1992 to help establish that company's consumer sector investment banking effort, where he focused on direct-to-customer companies and specialty retailers. Mr. Mulligan has an MBA from the University of Chicago.

  Elliot S. Prince, managing director--research, joined us in February 1999 after spending more than twelve years in the research departments of major Wall Street firms. Prior to joining us, he spent five years at Salomon Smith Barney where he was responsible for macroeconomic research on Israel and research on Israeli companies, including various technology sector and telecommunications equipment companies, and companies spanning such industries as broadband access technologies and products and various Internet infrastructure technologies. Prior to that, Mr. Prince spent six years researching the computer software industry, covering such companies as Microsoft, Oracle and Adobe. He has been a Chartered Financial Analyst since 1989. Mr. Prince has an MBA from the Columbia University Graduate School of Business.

  Ronald O. Drake joined us in June 1998 in our private equity practice and has served as director of private equity since April 1999. Previously he was a vice president at McKinley Capital Partners, Limited, a merchant banking firm, where he focused on raising and investing private equity for Internet-related and media and communications companies. Prior to joining McKinley Capital Partners in 1993, he was an associate portfolio manager at Sanford C. Bernstein & Co., Inc.

  William C. Feeley has served as director of capital markets since October 1997. He has 19 years of experience in new issue investment banking. Prior to joining us, he was managing director of equity capital markets at Bankers Trust from 1996 to 1997. Prior to that, he was president of Quintessence Capital Partners LTD in 1995. Previously, he was the director of equity capital markets at First Albany Corporation from 1993 to 1995. From 1980 to 1993, Mr. Feeley worked at Kemper Securities, most recently as director of corporate finance and syndicate services. He has an MBA from Loyola University.

  Walter D. Buist has led our software development since August 1996 and became director of software development in 1999. Previously, he was head of applications development at Global Trade since 1992. Prior to that, he was responsible for several floor automation projects as a consultant to the New York Stock Exchange. He has also developed a back-office system for the J.J. Kenney, municipal securities brokers. He was also responsible for all software applications at M.S. Wien, a large over-the-counter dealer.

  George Tashie has served as vice president--sales since June 1998. He was employed previously by Dreyfus Service Corporation from 1989 until 1998. Most recently, he held the position of vice president and director of investor communications at Dreyfus. Previously, he was a vice president of national sales and sales operations manager for Dreyfus.

  James Fontanetta joined us in August 1997 and has served as vice president-- brokerage since 1998. He was most recently an operations manager with Tradewell Discount Investing from 1996 to 1997. Prior to that, he was employed by National Discount Brokers from 1995 to 1996 and Waterhouse Securities from 1993 to 1994.

  Amy Cortese has served as vice president--content since November 1998. Previously she was a journalist for ten years, covering the technology industry from both coasts. For the past four years, she was an editor at BusinessWeek, where she directed the magazine's coverage of software and the Internet and wrote many high profile and award winning articles. Prior to her career in journalism, Ms. Cortese was a research analyst with International Data Corporation.

  Maureen Brille joined us as vice president--Angel Funds in 1999, and was previously with J.P. Morgan in the private client group from January 1995 to December 1998, where she advised high net worth individuals on all aspects of their personal finances, including asset allocation, discretionary investment management, securities brokerage, private equity investments and trust and estate planning. Prior to that, Ms. Brille spent eight years at Chemical Bank from 1986 to 1994, both as principal of Chemical Venture Partners-Northeast where she originated and executed growth capital and leveraged buyout investments, and as advisor to middle market companies on a wide variety of investment banking transactions. Ms. Brille has an MBA from the College of William and Mary.

Directors

  Our Board of Directors currently consists of nine directors. Messrs. Lessin, Readmond and Klein are described above as executive officers. Our Board of Directors is divided into three classes of directors serving staggered three-year terms: Class A directors, Class B directors and Class C directors will serve until our annual meetings of stockholders held in 2000, 2001 and 2002, respectively. The following table lists our directors:

   Name                                                                Age Class
   ----                                                                --- -----
   John H.N. Fisher...................................................  40    B
   Edward H. Fleischman...............................................  66    C
   Steven M. Gluckstern...............................................  47    C
   Joseph R. Hardiman.................................................  61    A
   Andrew D. Klein....................................................  39    A
   Robert H. Lessin...................................................  44    C
   Gilbert C. Maurer..................................................  70    B
   Adam Mizel.........................................................  29    A
   Ronald Readmond....................................................  56    B

  John H.N. Fisher is a managing director of Draper Fisher Jurvetson, a Redwood City, California venture capital firm providing start-up and early stage financing. On behalf of Draper Fisher Jurvetson, Mr. Fisher serves on the boards of various Internet and technology companies, including Centraal, Convoy, Entegrity Solutions, Praxon, Selectica, Sonnet Financial Transactor Networks and Webline Communications. Previously, Mr. Fisher was a venture capitalist at ABS Ventures. Prior to that, he was an investment banker at Alex. Brown & Sons and an account executive in the capital markets group at Bank of America. Mr. Fisher has an MBA from Harvard Business School.

  Edward H. Fleischman is senior counsel to the London based international law firm of Linklaters & Paines, where he specializes in securities and financing law and related areas. Mr. Fleischman served as a Commissioner of the Securities and Exchange Commission from 1986 to 1992. Previously, he practiced law for 27 years at Beekman & Bogue in New York. Mr. Fleischman has a law degree from Columbia University.

  Steven M. Gluckstern is a founding partner of Capital Z Partners, a manager of alternative investment pools, including Capital Z Financial Services Fund II, L.P., a $1.8 billion private equity fund. Mr. Gluckstern also currently serves as non-executive Chairman of both Zurich Re, the global reinsurance network of Zurich Financial Services, and of Zurich Centre Group/Centre Solutions. Previously, he served as chief executive officer of both Zurich Re and Centre Re from 1988 to 1998, and, prior to that, as general manager of reinsurance operations of the Berkshire Hathaway Insurance Group. Mr. Gluckstern also serves on the boards of Aames Financial Corporation, Zurich Payroll Solutions, United Payors and United Providers Inc. Mr. Gluckstern has an MBA from Stanford University.

  Joseph R. Hardiman was president and chief executive officer of the National Association of Securities Dealers, Inc. and its wholly owned subsidiary, the Nasdaq Stock Market, Inc., from September 1987 through January 1997. Previously, he was managing director, chief operating officer and a member of the board of directors of Alex. Brown & Sons.

  Gilbert C. Maurer had been employed since 1973 by The Hearst Corporation, one of the nation's largest private companies engaged in a broad range of publishing, broadcasting, cable networking and diversified communications activities. Most recently, he held the position of chief operating officer from 1990 until his retirement in 1998. Previously, Mr. Maurer served as president of Hearst's magazines division for 14 years. Prior to joining Hearst, Mr. Maurer worked for 19 years with Cowles Communications, Inc.

  Adam Mizel is also a founding partner of Capital Z Partners. Previously, he was a managing director of Zurich Centre Investments, Inc., where he oversaw U.S. private equity investing activities between April 1994 and July 1998. Currently, Mr. Mizel serves as a director on a number of boards, including Aames Financial Corporation, Caliber Holdings, Inc., ZC Sterling Holdings and Channelpoint Inc.

Committees of the Board

  The Board of Directors has established an Audit Committee, the members of which are Edward H. Fleischman, Joseph R. Hardiman and Adam Mizel, all of whom are non-employee directors, and a Compensation Committee, the members of which are John H.N. Fisher, Steven M. Gluckstern, Gilbert C. Maurer and Ronald Readmond.

  The Audit Committee is responsible for recommending to the Board of Directors the engagement of our independent auditors and reviewing with our independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by our independent auditors.

  The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our officers, and is also responsible for administering the Stock Incentive Plan.

Special Advisory Board

  To complement our Board of Directors, we are also developing a special advisory board consisting of accomplished professionals and entrepreneurs from the fields of technology, new media, finance and law. The first members of this advisory board are Joseph Flom of Skadden, Arps, Slate, Meagher & Flom and Edward Mathias of The Carlyle Group. Members of our special advisory board attend, but do not vote at, meetings of our Board of Directors. They also provide our management with strategic advice and other assistance with the planning and development of our business.

Compensation of Directors and Special Advisory Board Members

  We do not currently pay directors cash compensation. However, we have granted certain non-employee directors as well as the members of the advisory board options to purchase common stock. The non-employee directors designated by our venture capital investors do not receive any compensation from us.

  The following non-employee members of our Board of Directors and of our special advisory board have received the respective numbers of stock options indicated below.

                             Number of Securities
                              Underlying Options
Name                               Granted        Exercise Price Expiration Date
----                         -------------------- -------------- ---------------
Edward H. Fleischman........        50,000            $1.00         11/11/08
                                    25,000            $1.50          3/17/09
Joseph R. Hardiman..........        50,000            $1.00         11/11/08
                                    25,000            $1.50          3/17/09
Gilbert C. Maurer...........        50,000            $1.00         11/11/08
                                    25,000            $1.50          3/17/09
Joseph Flom.................        50,000            $1.00         11/11/08
Edward Mathias..............        50,000            $1.00         11/11/08

Compensation Committee Interlocks and Insider Participation

  None of our executive officers:

  (1) has served as a member of the compensation committee of another entity, one of whose executive officers has served on our Compensation Committee;

  (2) has served as a director of another entity, one of whose executive officers has served on our Compensation Committee; and

  (3) has served as a member of the compensation committee of another entity, one of whose executive officers has served as one of our directors.

Executive Compensation

  Since we employed a majority of our executive officers at different times in 1998, the compensation they earned from the various dates of their hire is not meaningful or indicative of their future compensation. The following table sets forth the salaries, and to the extent determinable, the bonuses that we intend to pay our co-chief executive officers and the other four executive officers whom we presently expect will be our most highly compensated executive officers during 1999. We have also indicated, where applicable, the compensation paid to these persons during 1998.

                          Summary Compensation Table

                                                                     Long Term
                                       Annual Compensation          Compensation
                                  --------------------------------- ------------
                                                                     Securities
                                                       Other Annual  Underlying   All Other
Name and Principal Position  Year  Salary   Bonus      Compensation   Options    Compensation
---------------------------  ---- -------- --------    ------------ ------------ ------------
Robert H. Lessin.........    1999 $250,000         (1)     --              --           --
 Co-chief executive offi-
  cer                        1998        0 $135,685        --              --           --
Ronald Readmond..........    1999 $250,000 $250,000(1)     --              --           --
 Co-chief executive offi-    1998 $146,000      --         --        2,500,000     $116,000(3)
  cer and president
Andrew D. Klein..........    1999 $250,000         (1)     --              --           --
 Founder and chief strat-
  egist                      1998 $120,000      --         --              --           --
Mark Loehr...............    1999 $200,000         (2)     --              --           --
 Director of investment
  banking                    1998      --       --         --              --           --
Everett Lang.............    1999 $200,000 $ 50,000(1)     --          525,000     $ 50,000(4)
 President--digital trad-
  ing                        1998      --       --         --              --           --
  facility
George Lieberman.........    1999 $200,000         (1)     --          400,000          --
 Senior vice president       1998      --       --         --              --           --
  and
  chief information offi-
  cer

--------

(1) Participates in the Annual Bonus Plan for Executives. Mr. Readmond is guaranteed to receive at least $250,000 under the Annual Bonus Plan for Executives. Mr. Lang is guaranteed to receive at least $50,000 under the Annual Bonus Plan for Executives.

(2) Participates in the Annual Bonus Plan for the Investment Banking Group.


(3)Represents expense reimbursement in connection with commencement of his employment.

(4)Represents compensation in connection with commencement of his employment.

Stock Options

  Option Grants. The following table sets forth information regarding stock options granted under our stock option plans between January 1, 1998 and April 30, 1999 to the co-chief executive officers and the other four most highly compensated executive officers. We have never granted stock appreciation rights.

                         Option Grants in Period Beginning January 1, 1998 and Ended April 30, 1999
                         ---------------------------------------------------------------------------
                                                      Individual Grants
                         ---------------------------------------------------------------------------
                                       Percentage of                                  Potential
                                       Total Options                             Realizable Value at
                                    Granted to Employees                           Assumed Annual
                                    (net of forfeitures)                              Rates of
                         Number of     in the period                                 Stock Price
                         Securities      Beginning                                Appreciation for
                         Underlying   January 1, 1998    Exercise or               Option Terms(4)
                          Options   and Ended April 30,   Base Price  Expiration -------------------
          Name           Granted(1)       1999(2)        ($/Share)(3)    Date       5%        10%
          ----           ---------- -------------------- ------------ ---------- --------- ---------
Robert H. Lessin........       --            --               --           --          --        --
Ronald Readmond......... 2,500,000          14.9%            1.00      9/17/08   3,927,955 6,048,940
Andrew D. Klein.........       --            --               --           --          --        --
Mark Loehr..............       --            --               --           --          --        --
Everett Lang............   525,000           3.1             1.50      2/12/09     814,595 1,238,783
George Lieberman........   400,000           2.4             1.50       1/1/09     655,032 1,037,497

--------
(1) Such options were granted pursuant to and in accordance with our Stock Incentive Plan.

(2) Based on an aggregate of 16,800,000 options granted (net of forfeitures) to employees in the period beginning January 1, 1998 and ended April 30, 1999, including options granted to the other four most highly compensated executive officers.
(3) The exercise price per share of each option was equal to the fair market value of the common stock on the date of the grant as determined by the Board of Directors. The Board of Directors determined fair market value of the common stock on the date of the grant based upon the most recent price paid by a third party for our preferred stock discounted to reflect the preferred stock having a liquidation preference, the right to board representation and a cumulative preferred dividend.
(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based on the market price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

  Option Values. Messrs. Readmond, Lang and Lieberman accepted the opportunity from us to exercise on April 30, 1999 all their existing stock options, other than incentive stock options, whether or not vested, with funds we loaned to them. The shares they purchased by exercising those of their options which were not vested at the time can be repurchased by us at their respective option exercise prices, unless they remain in our employ through the respective periods when these options would originally have vested. They are personally liable for all interest due on their loans and are similarly liable for up to one-half of the principal amounts of their loans. Each loan is secured by the shares purchased with the proceeds of that loan. Each loan becomes due and payable on March 31, 2003 or earlier if the individual's employment is terminated or he no longer owns the shares. The respective total number of shares purchased by, and the amounts we loaned to, Messrs. Readmond, Lang and Lieberman are set forth in the table below. The following table also sets forth information concerning the value at April 30, 1999 of exercisable and unexercisable options held by the co-chief executive officers and the other four most highly compensated executive officers. The values of unexercised in-the-money options represent the positive spread between the respective exercise prices of outstanding stock options and an assumed initial
public offering price of $     per share.

                   Aggregated Option Exercises in Period Beginning January 1, 1998 and Ended April 30, 1999 and Period End Option Values

                         From January 1, 1998 to April 30, 1999               Option Values at April 30, 1999
                         ------------------------------------------ ---------------------------------------------------
                                                                      Number of Securities
                                                                     Underlying Unexercised   Value of Unexercised In-
                                                                             Options              the-Money Options
                                                                    ------------------------- -------------------------
                           Number of
                             Shares
                            Acquired        Value        Loan
          Name            On Exercise     Received      Amount      Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- -------------------------- ----------- ------------- ----------- -------------
Robert H. Lessin........             --         --   $          --      --             --
Ronald Readmond.........       2,230,000        --        2,787,500     --         400,000
Andrew D. Klein.........             --         --              --      --             --
Mark Loehr..............             --         --              --      --             --
Everett Lang............         225,520        --          338,281     --         299,480
George Lieberman........         133,333        --          200,000     --         241,667

Employment Agreements

  Robert H. Lessin. Mr. Lessin has an employment agreement with us to serve as co-chief executive officer. The agreement is for a term of two years, beginning January 1, 1999, with an automatic one-year extension, unless either party elects not to extend the term of the agreement. During the term of this agreement, Mr. Lessin will receive a minimum annual base salary of $250,000, subject to increases based on annual reviews by the Board. Mr. Lessin is entitled to participate in our Annual Bonus Plan for Executives and Long-Term Incentive Plan on the same terms as are applicable to senior executives generally. Mr. Lessin is entitled to participation in our 401(k) Plan, Stock Incentive Plan and such other employee benefits as provided to other senior executives.

  We have extended to Mr. Lessin an interest-bearing loan in the amount of $5,750,000 with which he has purchased 5,750,000 shares of common stock at $1.00 per share. He is personally liable for all interest due on his loan and is similarly liable for up to one-half of the principal amount of his loan. This loan is secured by the shares purchased with the proceeds of this loan. In the event Mr. Lessin ceases to be employed by us, we have the right to repurchase his unvested shares at the lower of their fair market value or $1.00 per share. These shares vest as follows: 1,916,667 shares on June 8, 1998 and the remainder quarterly beginning July 1, 1998, at the rate of 319,445 per quarter until April 1, 2001. Our right to repurchase the unvested shares terminates on April 1, 2001. In addition, Mr. Lessin's loan becomes due and payable in the event that his employment terminates or in the event that he no longer owns the shares. Mr. Lessin also has "piggyback" and demand registration rights relating to the shares.

  In addition to the other compensation due under his employment agreement, upon the twelve-month anniversary, the twenty-four month anniversary and the thirty-month anniversary of our initial public offering, Mr. Lessin will be entitled to cash payments of $2 million, $2 million and $1 million, respectively. Upon a sale of Wit Capital, Mr. Lessin will be entitled to a payment of up to $5 million less any payments he has received on any applicable anniversary of an initial public offering. He will not, however, be entitled to these payments if he violates his non-competition covenants and fails to cure the violation within thirty days or if he is no longer employed by us for a reason other than his termination for "cause," his disability or death or for "good reason."

  Mr. Lessin has agreed, during the term of his employment or until April 1, 2001 not to own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, or lender with, or be compensated by an entity that is an NASD registered broker-dealer, or that provides financial advisory services or engages in capital raising activities. Mr. Lessin has the right to engage in financial advisory or capital raising activities only through an entity in which he is an investor or director, so long as any fee payable in connection with such activities is pursuant to an arrangement for which registration as a broker-dealer is not required. He may participate in certain venture capital activities so long as they do not violate the other terms of his employment agreement. The restrictive covenants contained in his employment agreement will not apply if Mr. Lessin is terminated other than for "cause" or quits for "good reason."

  Mr. Lessin is also a party to a non-disclosure and assignment of inventions agreement. He has agreed not to reveal any confidential information belonging to us, except as may be required in the course of performing his duties as our employee. He has also agreed to assign to us any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term.

  Ronald Readmond. Mr. Readmond has an employment agreement with us to serve as co-chief executive officer. The agreement is for a term of two years, beginning January 1, 1999, with an automatic one-year extension, unless the agreement has been previously terminated (which either party has the right to do upon 90 days' notice). Under the agreement, Mr. Readmond is entitled to a minimum annual base salary of $250,000, subject to increases based on annual reviews by the Board, and an annual guaranteed bonus of $250,000. If Mr. Readmond's employment is terminated by us without "cause" or by him for "good reason," he is entitled to a lump sum cash payment equal to the sum of the amount of his base salary through the end of the three-year period of his agreement, bonus amounts accrued through the date of termination and a portion of his annual guaranteed bonus prorated through the date of termination. He is also entitled to participate in our Annual Bonus Plan for Executives and Long-Term Incentive Plan on the same terms as are applicable to senior executives generally. Mr. Readmond is entitled to participation in our 401(k) Plan, Stock Incentive Plan and such other employee benefits as are provided to other senior executives.

  We have extended to Mr. Readmond an interest-bearing loan in the amount of $2,787,500 with which he has purchased 2,230,000 shares of common stock by exercising all vested and non-vested options, other than incentive stock options, previously held by him. The shares Mr. Readmond purchased by exercising those options which were not vested at the time can be repurchased by us at $1.00 per share, unless he remains employed by us through the period when these options would originally have vested. He is personally liable for all interest due on his loan and is similarly liable for up to one-half of the principal amount of his loan. This loan is secured by the shares purchased with the proceeds of this loan. Mr. Readmond's loan becomes due and payable March 31, 2003 or earlier in the event his employment terminates or in the event that he no longer owns the shares.

  Mr. Readmond is also a party to our Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. Mr. Readmond has agreed not to reveal any confidential information belonging to us, except as may be required in the course of performing his duties as our employee. He has also agreed to assign to us any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term. Mr. Readmond agrees that while he is employed by us he will not compete with any business we conduct and, for one year after his termination, he will not solicit any of our employees, customers or suppliers.

  Andrew D. Klein. Mr. Klein has an employment agreement with us to serve as chief strategist. The agreement is for a term of two years, beginning January 1, 1999, with an automatic one-year extension, unless the agreement has been previously terminated (which either party has the right to do upon 90 days' notice). Under the agreement, he is entitled to a minimum annual base salary of $250,000, subject to increases based on annual reviews by the Board. If Mr. Klein's employment is terminated by us without "cause" or by him for "good reason," he is entitled to a lump sum cash payment equal to the sum of the amount of his base salary through the end of the three-year period of his agreement and bonus amounts accrued through the date of termination. He is also entitled to participate in our Annual Bonus Plan for Executives and Long-Term Incentive Plan on the same terms as are applicable to senior executives generally. Mr. Klein is entitled to participation in our 401(k) Plan, Stock Incentive Plan and such other employee benefits as provided to other senior executives.

  Mr. Klein is also a party to our Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. He has agreed not to reveal any confidential information belonging to us, except as may be required in the course of performing his duties as our employee. He has also agreed to assign to us any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term. Mr. Klein agrees that while he is employed by us he will not compete with any business we conduct and, for one year after his termination, he will not solicit any of our employees, customers or suppliers.

  Mark Loehr. Mr. Loehr has an employment agreement with us for a term of three years, beginning March 8, 1999, subject to the right of each party to terminate the agreement upon 90 days' notice. Under the agreement, Mr. Loehr is entitled to a minimum annual base salary of $200,000, subject to increases based on annual reviews by the Board. If his employment is terminated by us without "cause," excluding a termination due to his death or disability, or by him for "good reason," we will continue to pay him his base salary through the end of the three-year period of his agreement and bonus amounts accrued through the date of termination. He is also entitled to participate in our Investment Banking Bonus Pool and Long-Term Incentive Plan on the same terms as are applicable to senior executives generally. Mr. Loehr is entitled to participation in our 401(k) Plan, Stock Incentive Plan and such other employee benefits as provided to other senior executives.

  We have extended to Mr. Loehr an interest-bearing loan in the amount of $1,875,000 with which he has purchased 1,250,000 shares of common stock at $1.50 per share. He is personally liable for all interest due on his loan and is similarly liable for one-half of the principal amounts of his loan. This loan is secured by the shares purchased with the proceeds of this loan. In the event Mr. Loehr violates his non-competition restrictions or ceases to be employed by us (except for termination other than for "cause" or for "good reason"), we have the right to repurchase his unvested shares at the lower of their fair market value or $1.50 per share. If Mr. Loehr is terminated other than for "cause," for death or disability or for "good reason," we will not have the right to purchase these shares on these terms. These shares vest quarterly, beginning June 30, 1999, at the rate of 78,125 shares per quarter until March 31, 2003. Our right to repurchase the unvested shares terminates on March 31, 2003. In addition, Mr. Loehr's loan becomes due and payable in the event that his employment terminates or in the event that he no longer owns the shares. Mr. Loehr also has "piggyback" and demand registration rights relating to the shares.

  Mr. Loehr is also a party to our Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. He has agreed not to reveal any confidential information belonging to us, except as may be required in the course of performing his duties as our employee. He has also agreed to assign to us any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term. Mr. Loehr agrees that while he is employed by us and for one year after his termination, he will neither compete with any business we conduct nor solicit any of our employees, customers or suppliers.



  Everett F. Lang. Mr. Lang has an employment agreement which terminates on December 31, 2002. Mr. Lang's agreement provides for an annual base salary of $200,000 and a guaranteed bonus equal to at least $50,000 in 1999 and 2000, and thereafter provides for an annual base salary of $200,000 and a bonus based on the performance of our digital trading facility.

  We have to extended to Mr. Lang an interest-bearing loan in the amount of $338,281 with which he has purchased 225,520 shares of common stock by exercising all vested and non-vested options, other than incentive stock options, previously held by him. The shares Mr. Lang purchased by exercising those options which were not vested at the time can be repurchased by us at $1.50 per share, unless he remains employed by us through the period when these options would originally have vested. He is personally liable for all interest due on his loan and is similarly liable for up to one-half of the principal amount of his loan. This loan is secured by the shares purchased with the proceeds of this loan. Mr. Lang's loan becomes due and payable March 31, 2003 or earlier in the event that his employment terminates or in the event he no longer owns the shares.

Management Benefit Plans

 Stock Incentive Plan

  We have a Stock Incentive Plan which permits us to grant stock and stock-based awards to our employees, officers, directors and consultants, including stock options, stock appreciation rights, restricted and unrestricted stock, phantom stock awards, performance awards, convertible debentures and other stock and cash awards. The purpose of the plan is to promote our long-term growth and profitability by providing our people with incentives to improve stockholder value and contribute to our growth and financial success. The awards also enable us to attract, retain and reward the best available people for positions of substantial responsibility.

  Up to 30,000,000 shares of our common stock may be issued under the Stock Incentive Plan. This limit includes shares issued with respect to awards granted before, and awards that will be granted after, the 1999 amendment to the plan. The limit is subject to adjustment to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, business combinations, exchanges of shares and the like. If any award expires, becomes unexercisable, or is forfeited or surrendered, or if any shares of our common stock are surrendered to us as payment or settlement in connection with any award, the shares subject to the award and the surrendered shares will become available for issuance under the plan. A total of 199 current and former employees and key consultants currently holds options to purchase 13,892,852 shares of our common stock, of which the options are vested with respect to 3,942,174 shares.

  A committee appointed by the Board or the Board itself will administer the plan. The administrator will have the authority to take all actions necessary to carry out the purpose of the plan, including the authority to select the participants, to determine the sizes and types of the awards to grant, to establish the terms and conditions of the awards and to modify outstanding awards.

 Annual Bonus Plans

  We adopted the Annual Bonus Plan for Executives. The plan will pay performance-based bonuses to executive officers and key executives as incentive for the participants to contribute to our profitability. A committee appointed by the Board will administer the plan. Each year, the committee will determine the amount of the bonus pool from which the bonuses will be paid. The bonus pool will be determined based on a formula, as adopted at the committee's discretion, which will taken into account one or more of the following measures of our financial performance: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income;
(d) pre-tax operating income; (e) net revenues; (f) profits before taxes; (g) book value per share; (h) market price per share and (i) earnings available to common stockholders. The committee will determine the percentage of the bonus pool payable to each participant, subject to adjustment based on achievement of individual, group or corporate performance goals. We will pay the bonuses in cash, in stock or stock-based awards under the Stock Incentive Plan or in any combination of methods. Subject to the terms of the Deferred Compensation Plan, a participant may elect to defer payment of his bonus and receive the payment under the Deferred Compensation Plan.

  To foster the same motivation among our investment bankers and analysts (the "Investment Banking Group") to contribute to our profitability, we also adopted the Annual Bonus Plan for the Investment Banking Group. The bonuses under this plan will be paid on a quarterly basis from a bonus pool which will consist of 40% of the net cash and securities generated quarterly by the Investment Banking Group. A committee, as appointed by the Board to administer the plan, will annually in advance select the participants and determine the formula for allocating the bonus pool among the participants. The bonus of a participant may be increased or decreased by up to 20% based on the participant's performance or other factors as determined by the committee. We will pay the bonuses in cash, in securities generated by the Investment Banking Group, in stock or stock-based awards under the Stock Incentive Plan or in any combination of those methods. Subject to the terms of the Deferred Compensation Plan, a participant may elect to defer payment of his bonus and receive the payment under the Deferred Compensation Plan. A portion of the Annual Bonus Plan for the Investment Banking Group pool may be allocated to the Annual Bonus Plan for Executives.

 Long-Term Incentive Plan

  To attract and retain employees who contribute to our continued growth, development and financial success, we adopted the Long-Term Incentive Plan (the "LTIP"). A committee appointed by the Board will administer the LTIP and will select those executives and key employees who are eligible to participate in the LTIP. The LTIP provides for the payment of performance awards if certain objective performance goals are met over a three-year performance period. Performance goals and corresponding performance awards are set by the committee at the beginning of the three-year period and are based on one or more of the following measures of our financial performance: (1) net revenue or income; (2) stock price; (3) return on equity; (4) earnings per share; (5) profits before taxes; (6) operating income and (7) any other factors as determined by the administrator. The administrator reserves the right to adjust the amount of a performance award payable to any participant based on additional factors such as individual performance and contributions to our success. Performance awards are paid only to participants who are employed by us at the end of the three-year performance period. Performance awards will be paid in cash, stock or a combination thereof. Subject to the terms of the Deferred Compensation Plan, a participant may elect to defer payment of a performance award and receive the payment under the Deferred Compensation Plan.

 Deferred Compensation Plan

  We adopted the Deferred Compensation Plan for the employees participating in the three bonus plans (the Long-Term Incentive Plan, the Annual Bonus Plan for Executives and the Annual Bonus Plan for the Investment Banking Group). Participation in the Deferred Compensation Plan will be limited to those bonus plan participants who would represent a "select group of management and highly compensated employees" under applicable federal law governing employee benefit plans. The plan permits the participants to make annual elections to defer all or a portion of the bonuses they might earn under the bonus plans. The deferred amounts will be credited to the participants' accounts, which will be maintained for recordkeeping purposes and will not hold assets. The cash bonuses deferred under the plan will be credited with gains and losses as if actually invested in the investment alternatives selected by the participants from a menu available under the plan. The bonuses in shares of our common stock that are deferred under the plan will be credited with gains and losses based on the value of the stock and any stock dividends. If there will be cash dividends and distributions on the shares credited to the accounts, those amounts will be credited with earnings at a fixed annual percentage rate. The participants' interest in their accounts will be vested and non-forfeitable. Each account will be paid out at the time and in the manner and form as selected by the participant from a menu of alternatives available under the plan.

 401(k) Plan

  We maintain a 401(k) retirement savings plan. All of our employees meeting certain minimum eligibility requirements are eligible to participate in the 401(k) plan. Under the 401(k) plan, an employee may contribute up to 15% of his or her pre-tax gross compensation. The contribution cannot exceed a statutorily prescribed annual limit. The 401(k) plan permits us, but does not require us, to make additional contributions to the 401(k) plan. All amounts contributed by the employee participants in conformance with plan requirements and earnings on such contributions are fully vested at all times. For the years ended December 31, 1997 and 1998, we did not contribute to the 401(k) Plan.

                             CERTAIN TRANSACTIONS

  Except as described below, none of our directors, officers or principal security holders has or has had a direct or indirect material interest in any transaction to which we are or have been a party. We believe that the terms of each of the transactions described below were no less favorable to us than could have been obtained from unaffiliated third parties. In addition, we will not enter into additional transactions or agreements with directors, officers, principal security holders or other affiliated parties unless the terms thereof are no less favorable to us than could be obtained from unaffiliated third parties. In any event, we will not enter into any transaction with directors, officers or principal security holders without the affirmative vote of a majority of disinterested directors.

 Loans to Officers

  Messrs. Lessin and Loehr were given loans by us to purchase shares of common stock pursuant to their respective employment agreements as described under "Management--Employment Agreements." In addition, Messrs. Readmond, Lang and Lieberman and Ms. Berkowitz accepted the opportunity we offered them to exercise all their vested and non-vested stock options on April 30, 1999, other than incentive stock options, with funds we loaned to them. The shares they purchased by exercising those of their options which were not vested at the time can be repurchased by us at their respective option exercise prices, unless they remain in our employ through the respective periods when these options would originally have vested. The individuals are personally liable for all interest due on their loans and are similarly liable for one-half of the principal amounts of their loans. Each loan is secured by the shares purchased with the proceeds of that loan. Each loan becomes due and payable on March 31, 2003 or earlier if the individual's employment is terminated or he or she no longer owns the shares. The respective total number of shares purchased and the amounts loaned are set forth in the table below.

                 Number of Shares
               Acquired on Exercise Loan Amount
               -------------------- -----------
Ronald
 Readmond.....      2,230,000       $2,787,500
Everett F.
 Lang.........        225,520          338,281
George M.
 Lieberman....        133,333          200,000
Susan J.
 Berkowitz....         75,000           93,750

 Stock Issuances to Executive Officers, Directors and Our Largest Stockholders

  The following table sets forth issuances of our capital stock to our executive officers, directors and our largest stockholders. All purchases during April 1999 by officers were pursuant to the exercise of their outstanding options. All shares of Series A, B, C and D Preferred Stock will convert automatically into an equal number of shares of common stock upon consummation of this offering. All shares of Series E Preferred Stock will convert into an equal number of shares of Class B common stock upon consummation of this offering.

                                               Price     Share
Stockholder               Capital Stock      Per Share  Amounts   Issuance Date
-----------               -------------      ---------  -------   -------------
The Goldman Sachs Group,
 L.P.(1)................  Series E Preferred   $1.50   16,666,667 April 8, 1999
Capital Z Partners(2)...  Series D Preferred    1.50   16,666,667 February 23, 1999

Draper Fisher
 Jurvetson(3)...........  Series D Preferred    1.50    1,333,333 March 8, 1999
                          Series D Preferred    1.50      333,333 December 8, 1998
                          Series C Preferred    1.00    5,000,000 September 17, 1998

Andrew D. Klein.........  Common Stock          0.01    8,000,000 April 4, 1996
Robert H. Lessin........  Series D Preferred    1.50      130,000 December 8, 1998
                          Common Stock          1.00       50,000 April 13, 1998
                          Common Stock          1.00    5,750,000 August 3, 1998

Ronald Readmond.........  Series A Preferred    1.00      100,000 January 29, 1998
                          Series A Preferred    1.00       30,000 April 30, 1997
                          Common Stock          1.00    2,230,000 April 30, 1999


                                              Price     Share
Stockholder              Capital Stock      Per Share  Amount   Issuance Date
-----------              -------------      ---------  ------   -------------
Edward H. Fleischman.... Series D Preferred   1.50       33,333 December 8, 1998

Joseph R. Hardiman...... Series A Preferred   1.00       50,000 December 9, 1997

Mark Loehr.............. Common Stock         1.50    1,250,000 March 5, 1999

M. Bernard Siegel....... Common Stock         1.00       50,000 April 5, 1999

Everett F. Lang......... Common Stock         1.50      225,520 April 30, 1999

George M. Lieberman..... Common Stock         1.50      133,333 April 30, 1999
                         Common Stock         1.50       25,000 April 14, 1999

Susan J. Berkowitz...... Common Stock         1.00       75,000 April 30, 1999
                         Common Stock         1.00       62,500 April 5, 1999

--------

(1) The Goldman Sachs Group, L.P. owns warrants to purchase up to 8,053,279 shares of Class B common stock. Goldman Sachs also has the right to receive warrants to purchase an additional 218,924 shares of Class B common stock in certain circumstances after September 25, 1999. All warrants issued to Goldman Sachs become exercisable in October 2000.

(2) Steven Gluckstern and Adam Mizel, two of our directors, are general partners of Capital Z Partners.

(3) John H.N. Fisher, one of our directors, is a managing director of Draper Fisher Jurvetson. Draper Fisher Jurvetson owns warrants to purchase 690,030 shares of Series C Preferred Stock. These warrants will be exercisable for common stock after this offering.

 Agreement with Stockholders

  Capital Z Partners and Draper Fisher Jurvetson, who are the beneficial owners of 16,666,667 and 7,356,696 shares, respectively, of our common stock that will be issued upon conversion of their preferred stock when this offering is consummated, Goldman Sachs, who is the beneficial owner of 16,666,667 shares of Class B common stock that will be issued upon conversion of their preferred stock upon consummation of this offering, and Messrs. Readmond and Lessin, the holders of 2,360,000 and 6,630,000 shares, respectively, of our common stock, are entitled to certain rights and subject to certain obligations in connection with the ownership of these shares. The rights and obligations that will survive this offering are as follows:

  . Capital Z Partners may not to attempt to acquire beneficial ownership of greater than 25% of our common stock and Class B common stock (calculated as if all outstanding options and rights to acquire our common stock are exercised and the related common stock is issued, including any Class B common stock). This restriction will terminate three years after completion of this offering or earlier if any other person acquires or intends to acquire at least 25% of our common stock (calculated in a similar manner).

  . Goldman Sachs and its affiliates may not acquire, with certain exceptions, beneficial ownership of more than 25% of our common stock and Class B common stock (calculated as if all outstanding options and rights to acquire our common stock are exercised and the related common stock is issued, including any Class B common stock). This restriction will terminate three years after completion of this offering or earlier if any other person acquires or intends to acquire at least 25% of our common stock (calculated in a similar manner).

  . If we intend to offer shares of our common stock, or other securities convertible into our common stock, representing more than 5% of our common stock and Class B common stock (again calculated as if all outstanding options and rights to acquire our common stock are exercised and the related common stock is issued, including any Class B common stock) to any of a number of designated competitors of Goldman Sachs, Goldman Sachs will have a first right to buy all of the offered shares on the same terms as those offered to the competitor. This right of first refusal will terminate in April 2009 or earlier if Goldman Sachs and its affiliates cease to own at least 10% of our common stock (calculated, again, in a similar manner).

  . In any year after this offering, Messrs. Lessin and Readmond cannot transfer more than the sum of half of the total number of shares each is permitted to transfer under Rule 144 under the Securities Act, plus a percentage of any share amount transferred by Capital Z Partners in that year, plus any allowable transfer amount carried over from a previous year without the consent of Capital Z Partners.

 Spring Street

  We are a party with Spring Street Brewing Company to a license and reciprocal marketing agreement dated April 4, 1996. Pursuant to this agreement, we issued to Spring Street 1,000,000 shares of common stock valued at the time at $10,000. At the time, Mr. Klein was a director of Spring Street. In 1998, Spring Street transferred all of its assets to Long Shore Brewing Company and its affiliate MMB Properties LLC as part of a merger.

         STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 1999 (assuming the conversion of all of our outstanding preferred stock) by: (1) each person or entity that we know beneficially owns 5% or more of our common stock; (2) our co-chief executive officers and the other four most highly compensated executive officers as of April 30, 1999; (3) each of our directors; and (4) all our current directors and executive officers as a group.




                                               Number of   Percentage of Common
                                                 Shares     Stock Beneficially
                                              Beneficially        Owned
                                                 Owned     --------------------
                                                Prior to   Prior to    After
Name of Beneficial Owner                      Offering(1)  Offering Offering(2)
------------------------                      ------------ -------- -----------
Capital Z Financial Services Fund II, L.P...   16,666,667    18.7%
 One Chase Manhattan Plaza, 44th Floor
 New York, NY 10005

Draper Fisher Jurvetson(3)..................    7,356,696     8.2
 400 Seaport Court
 Redwood City, CA 94063

John H.N. Fisher(4).........................          --      *
 400 Seaport Court
 Redwood City, CA 94063

Edward H. Fleischman(5).....................       36,458     *
Steven Gluckstern(6)........................          --      *
 One Chase Manhattan Plaza, 44th Floor
 New York, NY 10005
The Goldman Sachs Group, L.P.(7) ...........   16,666,667    18.7
 85 Broad Street
 New York, NY 10004

Joseph R. Hardiman(5)......................        56,250     *
Andrew D. Klein(8)..........................    6,254,768     7.0

Everett Lang(9).............................      244,237     *

Robert H. Lessin(10)........................    6,630,000     7.4
George Lieberman (11).......................      174,444     *
Mark Loehr..................................    1,250,000     1.4

Gilbert C. Maurer(5)........................        6,250     *


Adam Mizel(6)...............................          --      *
 One Chase Manhattan Plaza 44th Floor
 New York, NY 10005

Ronald Readmond(12).........................    2,393,333     2.7

All executive officers and directors as a      18,599,757    20.8
 group (17 persons)(13).....................

--------

* Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as a beneficial owner of those securities. Shares subject to options, warrants or rights currently exercisable or exercisable within 60 days of the date of this prospectus are considered as beneficially owned by the person holding such options, warrants or rights. Unless indicated otherwise, we believe that the persons named in this table have sole voting and investment power with respect to the shares shown. The amounts and percentages are based upon 72,407,977 shares of common stock and 16,666,667 shares of Class B common stock outstanding as of April 30, 1999.

(2) Assumes no exercise of the underwriters' over-allotment option.

(3) Includes warrants to purchase 690,030 shares of Series C Preferred Stock. These warrants will be exercisable for an equal number of shares of common stock after this offering.


(4) Mr. Fisher is a managing director of Draper Fisher Jurvetson and therefore may be deemed to beneficially own shares held by Draper Fisher Jurvetson.

(5) Includes 3,125 shares issuable upon exercise of options exercisable within 60 days. Also has an additional 43,750 options exercisable after 60 days.

(6) General partner of Capital Z Partners and therefore may be deemed to beneficially own shares held by Capital Z Financial Services Fund II, L.P.

(7) Excludes warrants to purchase 8,053,279 shares of Series E Preferred Stock, none of which is exercisable within 60 days. These warrants will be exercisable into Class B common stock after this offering. Also has the right to receive up to an additional 218,924 similar warrants in certain circumstances after September 25, 1999. Class B common stock is not entitled to vote for the election of directors, but is automatically converted into shares of common stock when transferred to a non-affiliate of Goldman Sachs.

(8) Does not include 30,018 shares owned by MMB Properties LLC of which Mr. Klein is a director.

(9) Includes 18,717 which are exercisable within 60 days and excludes 280,763 which are exercisable after 60 days.

(10) In addition to his purchases from us, Mr. Lessin purchased shares from two of our stockholders.

(11) Includes 16,111 shares issuable upon exercise of options exercisable within 60 days. Also has an additional 225,556 options exercisable after 60 days.

(12) Includes 33,333 shares issuable upon exercise of options exercisable within 60 days. Also has an additional 366,667 options exercisable after 60 days.

(13) If we include shares beneficially owned by Capital Z Financial Services Fund II, L.P. and Draper Fisher Jurvetson, each of which has designated one or more members of our Board of Directors, then the number of shares
     and percentages would be 42,623,120, 47.8% and     .

  Venture capital funds that have invested in our company but are not listed on the table above include Highland Capital Partners, MC Capital (a subsidiary of Mitsubishi Corporation), Media One Interactive Services and Comcast Interactive Investments.

                         DESCRIPTION OF CAPITAL STOCK

General

  Our authorized capital stock consists of 159,000,000 shares of common stock, $.01 par value, 25,000,000 shares of Class B common stock, $.01 par value, and 30,000,000 shares of preferred stock, $.001 par value. Upon consummation of this offering, (1) there will be 72,407,977 shares of common stock and 16,666,667 shares of Class B common stock outstanding (assuming no exercise of outstanding stock options and warrants and giving effect to the issuance of 48,539,018 shares of common stock and 16,666,667 shares of Class B common stock upon the conversion of all outstanding preferred stock), (2) there will be the conversion of all outstanding preferred stock into common stock and Class B common stock and (3) there will be outstanding options to purchase 13,892,852 shares of common stock and outstanding warrants to purchase 1,576,330 shares of common stock and 8,053,279 shares of Class B common stock.

  The following summary of the terms and provisions of our capital stock does not purport to be complete. Reference should be made to our Amended and Restated Certificate of Incorporation and our By-Laws, and to applicable law, for the complete description of the terms and provisions of our capital stock.

Common Stock

  The holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. The holders of the common stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor, subject to the preferential dividend rights of any shares of preferred stock. See "Dividend Policy." Upon liquidation, holders of common stock are entitled to share ratably in the remaining assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock. The holders of common stock have no preemptive rights to purchase shares of our stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities. All outstanding shares of common stock are fully paid and nonassessable. The shares of our common stock we will sell in this offering will also be fully paid and nonassessable when we receive payment for the shares.

Class B Common Stock

  The holders of Class B common stock are generally not entitled to vote except as required by law. The holders of the Class B common stock are entitled to any dividends declared by our Board of Directors which are payable to holders of common stock on the same terms and in the same form as those dividends paid to holders of common stock. Upon liquidation, holders of Class B common stock are entitled to share ratably in the remaining assets after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock. The Class B common stock will be treated in an identical manner as the common stock with respect to any reclassification, recapitalization, stock split or similar transaction and in any merger, consolidation or share exchange. The holders of Class B common stock have no preemptive rights to purchase shares of our stock. If any person or entity other than Goldman Sachs or any of its affiliates becomes the beneficial owner of shares of Class B common stock, these shares will automatically convert into an equal number of shares of common stock. Shares of Class B common stock are not subject to any redemption provisions. All outstanding shares of Class B common stock are fully paid and non-assessable.

Preferred Stock

  Our Amended and Restated Certificate of Incorporation provides for 30 million authorized shares of preferred stock, of which none is outstanding. The existence of authorized but unissued preferred stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in our best interests, the Board of Directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder group. In this regard, the Amended and Restated Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of us. The Board of Directors currently does not intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Registration Rights

  After this offering, Goldman Sachs, Capital Z Partners, Draper Fisher Jurvetson and certain other stockholders, or their respective transferees, will be entitled to certain registration rights with respect to the registrable securities. These rights are provided under the terms of the registrable securities and agreement between us and the holders of these registrable securities. This agreement provides demand registration rights under the Securities Act beginning six months after this offering. These stockholders may require that we file up to an aggregate of five registration statements, subject to certain conditions. In addition, the holders are entitled to require us to include their registrable securities in future registration statements we file under the Securities Act, often referred to as "piggyback" registration rights. The holders are also entitled to require us to register their registrable securities on a registration statement on Form S-3 once we are eligible to use a Form S-3 in connection with such registrations. However, holders of these shares will be restricted from exercising such rights until six months after the date of this prospectus, and within six months after the filing of any subsequent registration statement. Registration of shares of common stock pursuant to the exercise of demand registration rights, piggyback registration rights or S-3 registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration subject to any lock-up agreements we have with these stockholders. We are required to bear substantially all registration and selling expenses in connection with the above-described registrations, except for underwriting discounts, income and transfer taxes (if any), selling expenses and the fees and expenses of more than one counsel representing the holders of the registrable securities. These registration rights are transferable in certain circumstances and may be amended or waived only with our written consent and the consent of a specified number of holders of the registrable securities. See "Risk Factors," "Shares Eligible for Future Sale" and "Certain Transactions."

Stockholder Rights Plan

  Each share of common stock offered hereby includes one right ("Right") to purchase from us a unit consisting of one one-hundredth of a share (a "Fractional Share") of Series A Junior Participating Preferred Stock, par value $.001 per share (the "Junior Participating Preferred Stock"), at a
purchase price of     per Fractional Share, subject to adjustment in certain
events (the "Purchase Price").

  Initially, the Rights will attach to all certificates representing outstanding shares of our common stock, including the shares of common stock being sold in this offering, and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the common stock and a "Distribution Date" will, with certain exceptions, occur on the earlier of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the date of the announcement being the "Stock Acquisition Date") or (2) 10 business days following the commencement of a tender or exchange offer that would result in a person's becoming an Acquiring Person. Notwithstanding the foregoing, so long as Draper Fisher Jurvetson (including, for purposes of the Rights Agreement, its wholly owned subsidiaries), Mr. Andrew Klein or Mr. Robert Lessin together with all their respective affiliates and associates, remain the beneficial owners of 15% or more of the outstanding shares of our common stock, neither Mr. Klein, Mr. Lessin nor Draper Fisher Jurvetson shall be or become an Acquiring Person. Goldman Sachs will not be an Acquiring Person so long as it does not beneficially own more than 25% of our common stock and Class B common stock (calculated as if all outstanding options and rights to acquire our common stock are exercised and the related common stock is issued, including any Class B common stock). In certain circumstances, the Distribution Date may be deferred by the Board of Directors. Certain inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of sufficient shares of our common stock. Until the Distribution Date, (1) the Rights will be evidenced by the common stock certificates and will be transferred with and only with those certificates, (2) common stock certificates will contain a notation incorporating the Rights Agreement by reference and (3) the surrender for transfer of any certificate for our common stock also will constitute the transfer of the Rights associated with the stock represented by such certificate.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on September 30, 2009, unless earlier redeemed or exchanged by us as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holder of record of our common stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of our common stock issued prior to the Distribution Date will be issued with Rights. Shares of common stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board of Directors, no other shares of our common stock issued after the Distribution Date will be issued with Rights.

  In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of the independent members of the Board of Directors determines to be fair to and otherwise in our best interests and in the best interests of our stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, on exercise of that Right, a number of shares of common stock (or, in certain circumstances, cash, property or other securities from us) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Triggering Event (as defined below), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by us as set forth below.

  In the Event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (1) we are acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer) or (2) 50% or more of our assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, on exercise of such Right, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

  The number of outstanding Rights associated with a share of our common stock, or the number of Fractional Shares of Junior Participating Preferred Stock issuable upon exercise of a Right and the Purchase Price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock occurring prior to the Distribution Date. The Purchase Price payable, and the number of Fractional Shares of Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Junior Participating Preferred Stock.

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Junior Participating Preferred Stock that are not integral multiples of a Fractional Share are required to be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Participating Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, we reserve the right to require prior to the occurrence of a Triggering Event that, on any exercise of Rights, a number of Rights be exercised so that only whole shares of Junior Participating Preferred Stock will be issued.

  At any time until 10 days following the first date of public announcement of the occurrence of a Flip-In Event, we may redeem the Rights in whole, but not in part, at a price of $.001 per Right, payable, at the option of us, in cash, shares of our common stock or such other consideration as the Board of Directors may determine. Immediately on the effectiveness of the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 redemption price.

  At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of common stock then outstanding or the occurrence of a Flip-Over Event, we may, at our option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per Right, subject to adjustment.

  Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board of Directors as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement other than the redemption price may be amended by the Board of Directors only in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable. Until a Right is exercised, the holder thereof, as such, will have no rights to vote or receive dividends or any other rights as one of our stockholders.

  The Rights will have certain anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of the Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us, even if such acquisition may be favorable to the interests of our stockholders. Because the Board of Directors can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the Board. The Rights are being issued to protect our stockholders from coercive or abusive takeover tactics and to afford the Board of Directors more negotiating leverage in dealing with prospective acquirers.

Limitation On Directors' Liabilities

  Our Amended and Restated Certificate of Incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

  Section 145 of the Delaware General Corporation Law (the "DGCL") permits us to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which such action or suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Individuals who successfully defend such an action are entitled to indemnification against expenses reasonably incurred in connection therewith.

  Our By-Laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

  We plan to maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

  In addition, we have entered into indemnification agreements with our directors and executive officers. Under these agreements, we agree to indemnify each director and officer to the fullest extent permitted by law for any acts performed, or for failures to act, on our behalf or on behalf of another person or entity for which that director or officer is performing services at our request. We will not indemnify a director or officer for any breach of loyalty to us or to our stockholders, or if the director or officer does not act in good faith or for acts involving intentional misconduct, or for acts or omissions falling under Section 174 of the DGCL, or for any transaction for which the director or officer derives an improper benefit. We agree to indemnify for expenses related to indemnifiable events, and to pay for these expenses in advance. Our obligation to indemnify and to provide advances for expenses are subject to the approval of a review process with a reviewer to be determined by the Board. The rights of directors and officers will not exclude any rights to indemnification otherwise available under law or under the Amended and Restated Certificate of Incorporation.

                           ANTI-TAKEOVER PROVISIONS

General

  Certain provisions of the DGCL and our Amended and Restated Certificate of Incorporation and By-Laws may delay, discourage or prevent a change in control of us unless such takeover or change in control is approved by our Board of Directors. Such provisions also may render the removal of directors and management more difficult. Such provisions may discourage bids for common stock at a premium over the market price and may adversely affect the market price and voting and other rights of the holders of common stock.

Amended and Restated Certificate of Incorporation and By-Laws

  Our Amended and Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes of directors, serving staggered three-year terms. With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors. As a result, a classified Board of Directors, as well as the inability of stockholders to remove directors without cause and to fill vacancies on the Board, may discourage proxy contests for the election of directors or purchases of a substantial block of the common stock because such provision could operate to prevent obtaining control of us in a relatively short period of time. This classification provision also could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us. In addition, the stockholders may only remove a director from office for cause and only with the affirmative vote of at least two-thirds of the total voting power of all of our outstanding stock and only the Board of Directors may fill vacancies on the Board. We believe, however, that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and our business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as our directors. We believe that this, in turn, will permit the Board of Directors to more effectively represent the interest of stockholders.

  Our Amended and Restated Certificate of Incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President or the Board of Directors. The By-Laws require advance written notice, which generally must be received by our Secretary not less than 30 days nor more than 60 days prior to a meeting of stockholders (subject to certain exceptions) of a proposal or director nomination which a stockholder desires to present at such a meeting.

  All amendments to the provisions of our Amended and Restated Certificate of Incorporation relating to the classified Board must be approved by the holders of two-thirds of the outstanding capital stock entitled to vote and all amendments to the By-Laws must be approved by either the holders of two-thirds of the outstanding capital stock entitled to vote or by a majority of the Board of Directors.

  These provisions reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for shares of common stock and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management. See "Risk Factors."

Delaware Anti-Takeover Law

  We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the "interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's outstanding voting stock, or was the owner of 15% or more of a corporation's outstanding voting stock at any time within the prior three years, other than "interested stockholders" prior to the time our common stock is quoted on Nasdaq. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Listing

  We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "WITC."

Transfer Agent and Registrar

  American Stock Transfer will serve as transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has not been any public market for our common stock. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of equity securities.

  Upon the closing of this offering, there will be an aggregate of      shares
of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the
outstanding shares, the      shares being sold in this offering will be freely
tradable, except that any shares held by our "affiliates" may only be sold in
compliance with the limitations described below. Those      shares of common
stock held by our affiliates will be deemed "restricted securities" that may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act. These rules are summarized below.

  Subject to the lock-up agreements described elsewhere in this prospectus and the provisions of Rules 144 and 701, shares in addition to those being offered by this prospectus will be available for sale in the public market as follows:

     Number of Shares                            Date
     ---------------- ---------------------------------------------------------
                      Immediately after the date of this prospectus
                      Upon the filing of a registration statement to register
                      shares of common stock issuable upon the exercise of
                      options granted under our Stock Incentive Plan
                      After 180 days from the date of this prospectus (subject,
                      in some cases, to limitations in volume and manner of
                      sale)
                      At various times after 180 days from the date of this
                      prospectus

  In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from the issuer or an affiliate of the issuer at least one year prior to the proposed sale is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (1) 1% of the then outstanding shares of common stock
(approximately      shares immediately after this offering) or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of that sale is filed, subject to certain additional public information and notification requirements. In addition, if the shares were acquired from the issuer or an affiliate of the issuer at least two years prior to the proposed sale, a person who has not been an affiliate of the issuer during the preceding three months is entitled to sell those shares under Rule 144(k) without regard to the requirements described above.

  In addition, any of our employees, directors, consultants or officers who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 of the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case, commencing 90 days after the date of this prospectus.

  As of the date of this prospectus, options to purchase a total of shares of common stock are outstanding, of which options to purchase shares are currently exercisable. Upon the closing of this offering, we intend to file a registration statement to register the 30,000,000 shares of common stock reserved for issuance under our Stock Incentive Plan. That registration statement will automatically become effective upon filing. Accordingly, shares issued upon the exercise of stock options granted under our Stock Incentive Plan will be eligible for resale in the public market from time to time, subject to vesting restrictions and, in the case of some of the options, to lock-up agreements. See "Underwriting." Upon the closing of this offering, shares of common stock will be issuable upon the exercise of outstanding warrants.

  Following this offering, some holders of shares of common stock will have rights to have their shares of common stock registered for resale under the Securities Act. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, each of the underwriters named below, for whom Bear, Stearns & Co. Inc., Wit Capital Corporation (as e-Manager) and Thomas Weisel Partners LLC are acting as representatives, has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   Bear, Stearns & Co. Inc............................................
   Wit Capital Corporation............................................
   Thomas Weisel Partners LLC.........................................
                                                                          ---
     Total............................................................
                                                                          ===

  The underwriting agreement provides that the obligations of the underwriters are subject to conditions. The nature of the underwriters' obligations is that they are committed to purchase and pay for all of the above shares of common stock if any are purchased.

  Public Offering Price and Dealers Concession. The underwriters propose initially to offer the shares of common stock offered by this prospectus to the public at the initial public offering price per share set forth on the cover page of this prospectus and to certain dealers at that price less a
concession not in excess of $     per share. The underwriters may allow, and
these dealers may reallow, concessions not in excess of $    per share on
sales to certain other dealers. After commencement of this offering, the offering price, concessions and other selling terms may be changed by the underwriters. No such change will alter the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

  Over-Allotment Option. We have granted the underwriters an option, which may be exercised within 30 days after the date of this prospectus, to purchase up
to    additional shares of common stock to cover over-allotments, if any, at the initial public offering price less the underwriting discount, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, each of the underwriters will be severally committed, subject to certain conditions, to purchase these additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table and we will be obligated to sell these additional shares to the underwriters. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus. These additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold.

  Underwriting Compensation. The following table summarizes the compensation to be paid to the underwriters by us in connection with this offering:

                                                          Total
                                       -------------------------------------------
                                         Without Exercise        With Exercise
                                       of the Over-Allotment of the Over-Allotment
                             Per Share        Option                Option
                             --------- --------------------- ---------------------
   Underwriting discounts..

  Prospectus in Electronic Format. Wit Capital Corporation, as e-Manager, is making an electronic version of this prospectus available on a special Web site located at http://www.witcapital.com/stok3/stok/WITCb.html. In addition, pursuant to our agreement with the e-Dealers, those e-Dealers participating in this offering have also agreed to make an electronic version of this prospectus available on Web sites maintained by them. Other than the electronic version of this prospectus, neither the information on Web sites maintained by the e-Dealers nor the information on our Web sites is a part of this prospectus or the registration statement of which this prospectus forms a part, and none of this information has been approved or endorsed by us or any underwriter in such capacity. Accordingly, this information should not be relied on by prospective investors in making a decision whether to buy our common stock.

  Indemnification of Underwriters. In the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in connection with these liabilities.

  Discretionary Accounts. The underwriters have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

  Lock-Up Agreements. Each of our directors, officers, existing stockholders and option holders has entered into "lock-up" arrangements under which they have agreed that they will not sell, directly or indirectly, any shares of our common stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days after the date of this prospectus. In the underwriting agreement, we have agreed to a similar "lock-up" arrangement. We have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell or otherwise dispose of, directly or indirectly, any shares of our common stock except for the shares of common stock offered by this prospectus, shares of common stock issuable upon exercise of outstanding warrants and shares issued and options granted pursuant to our Stock Incentive Plan.

  NASD Matters. The provisions of Rule 2720 of the NASD's Conduct Rules apply to this offering because Wit Capital Corporation, a representative of the underwriters and e-Manager of this offering, is our affiliate. When an NASD member participates in the underwriting of an affiliate's securities, the NASD's Conduct Rules provide that the public offering price per share can be no higher than that recommended by a "qualified independent underwriter" meeting specified standards. In accordance with this requirement, Bear, Stearns & Co. Inc. has assumed the responsibilities of acting as a qualified independent underwriter and will recommend a public offering price for shares of our common stock in compliance with the requirements of Rule 2720 of the NASD's Conduct Rules. Both in its role as lead manager of this offering and in its role as a qualified independent underwriter, Bear, Stearns & Co. Inc. has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus forms a part. Bear, Stearns & Co. Inc. will not receive any additional compensation in connection with acting as a qualified independent underwriter with respect to this offering. We have agreed to indemnify Bear, Stearns & Co. Inc. against certain liabilities it may incur in connection with its responsibilities as a qualified independent underwriter, or to contribute to payments Bear, Stearns & Co. Inc. may be required to make in connection with those liabilities.

  Thomas Weisel Partners LLC. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on twenty-four filed public offerings of equity securities, of which eight have been completed, and has acted as a syndicate member in an additional ten public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

  Determination of Offering Price. Prior to this offering, there has been no market for our common stock. Accordingly, the initial public offering price for the common stock will be determined by negotiation between us and Bear, Stearns & Co. Inc. Among the factors to be considered in these negotiations will be:

  . the results of our operations in recent periods;

  . our financial condition;

  . estimates of our future prospects and of the prospects for the industry in which we compete;

  . an assessment of our management;

  . the general state of the securities markets at the time of this offering;
   and

  . the prices of similar securities of companies considered comparable to us.

  We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "WITC". There can be no assurance, however, that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets after this offering at or above the initial offering price.

  Stabilization and Other Transactions. In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering, including over-allotment, stabilizing and short-covering transactions and the imposition of penalty bids. Persons participating in this offering may also engage in passive market-making transactions in the common stock on the Nasdaq National Market. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover this short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of these stabilization transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                              LEGAL OPINIONS

  The validity of common stock offered by this prospectus will be passed upon by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters related to this offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

  Our financial statements and schedule included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in the prospectus in reliance upon the authority of this firm as experts in giving this report.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus forms a part) on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which such reference is hereby made. You may read and copy any document we file at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, 13th Floor, New York, NY 10048.

  As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Web site is http://www.sec.gov.

  In addition, an electronic version of this prospectus is available on a special Web site (http://www.witcapital.com/stok3/stok/WITCb.html) being maintained by our broker-dealer subsidiary. Other than the electronic version of this prospectus that is available on this special Web site, none of the information on our Web sites is part of this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
WIT CAPITAL GROUP, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants................................  F-2
  Consolidated Statements of Financial Condition as of March 31, 1999,
   December 31, 1998 and 1997.............................................  F-3
  Consolidated Statements of Operations for the periods ended March 31,
   1999 and 1998 (unaudited) and the years ended December 31, 1998 and
   1997 and for the period from March 27, 1996 (inception) to December 31,
   1996...................................................................  F-4
  Consolidated Statements of Changes in Stockholders' Equity for the
   period ended March 31, 1999 and the years ended December 31, 1998 and
   1997 and for the period from March 27, 1996 (inception) to December 31,
   1996...................................................................  F-5
  Consolidated Statements of Cash Flows for the periods ended March 31,
   1999 and 1998 (unaudited) and the years ended December 31, 1998 and
   1997 and for the period from March 27, 1996 (inception) to December 31,
   1996...................................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
  Schedule to Consolidated Financial Statements........................... F-15
  Note to Condensed Financial Statements.................................. F-19

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Wit Capital Group, Inc.:

We have audited the accompanying consolidated statements of financial condition of Wit Capital Group, Inc. (a Delaware corporation) and subsidiaries as of March 31, 1999, December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period ended March 31, 1999, the years ended December 31, 1998 and 1997 and for the period from March 27, 1996 (inception) to December 31, 1996. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wit Capital Group, Inc. and subsidiaries as of March 31, 1999, December 31, 1998 and 1997, and the results of their operations and their cash flows for the period ended March 31, 1999, the years ended December 31, 1998 and 1997 and for the period from March 27, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index on page F-1 is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. Such schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as whole.

/s/ Arthur Andersen LLP

New York, New York

April 23, 1999

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                MARCH 31, 1999, DECEMBER 31, 1998 AND 1997

                                         March 31,          December 31,
                                            1999          1998         1997
                                        ------------  ------------  -----------
                ASSETS
 CASH AND CASH EQUIVALENTS............  $ 41,193,606  $ 18,110,146  $ 1,110,787
 RECEIVABLE FROM CLEARING BROKER......       477,215       119,312      136,364
 SECURITIES OWNED, at market or fair
  value...............................       781,627       758,293      540,504
 PREPAID EXPENSES.....................       368,492       144,430    1,582,657
 INVESTMENT BANKING FEES RECEIVABLE...     1,440,127       512,952          --
 FURNITURE, EQUIPMENT AND LEASEHOLD
  IMPROVEMENTS, net of accumulated
  depreciation and amortization of
  $328,782, $243,527 and $98,757 at
  March 31, 1999, December 31, 1998
  and 1997, respectively..............     1,065,192       615,181      335,044
 COMPUTER SOFTWARE, net of accumulated
  amortization of $685,642, $560,277
  and $127,050 at March 31, 1999,
  December 31, 1998 and 1997,
  respectively........................     1,497,164     1,614,735    2,026,420
 OTHER ASSETS.........................     3,468,785       421,357      104,870
                                        ------------  ------------  -----------
 Total assets.........................  $ 50,292,208  $ 22,296,406  $ 5,836,646
                                        ============  ============  ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 LIABILITIES:
   Accounts payable and accrued
    expenses..........................  $  2,358,604  $  1,032,463  $   875,871
   Deferred advisory fees.............       377,526       595,486          --
   Other liabilities..................        56,420        60,203      101,500
                                        ------------  ------------  -----------
 Total liabilities....................     2,792,550     1,688,152      977,371
                                        ------------  ------------  -----------
 COMMITMENTS AND CONTINGENCIES
 STOCKHOLDERS' EQUITY:
   Series A Preferred Stock, $.01 par
    value, 9,000,000 shares
    authorized; 8,997,952, 8,997,952
    and 7,720,002 shares issued and
    outstanding at March 31, 1999,
    December 31, 1998 and 1997,
    respectively......................        89,980        89,980       77,200
   Series B Preferred Stock, $.01 par
    value, 3,000,000 shares
    authorized; 2,304,982 shares
    issued and outstanding at March
    31, 1999 and December 31, 1998....        23,050        23,050          --
   Series C Preferred Stock, $.01 par
    value, 7,445,000 shares
    authorized; 5,902,750 shares
    issued and outstanding at March
    31, 1999 and December 31, 1998....        59,028        59,028          --
   Series D Preferred Stock, $.01 par
    value, 31,333,334 and 10,000,000
    shares authorized; 31,333,334 and
    9,933,334 shares issued and
    outstanding at March 31, 1999 and
    December 31, 1998, respectively...       313,334        99,333          --
   Common Stock, $.01 par value,
    120,000,000, 60,000,000 and
    25,000,000 shares authorized;
    18,823,525, 16,092,286 and
    10,080,136 shares issued and
    outstanding at March 31, 1999,
    December 31, 1998 and 1997,
    respectively......................       188,235       160,923      100,801
   Additional paid-in capital.........    74,861,638    39,486,381    9,755,825
   Notes receivable from
    stockholders......................    (9,575,000)   (5,750,000)         --
   Series A Preferred Stock
    subscriptions receivable..........           --            --      (308,000)
   Accumulated deficit................   (18,460,607)  (13,560,441)  (4,766,551)
                                        ------------  ------------  -----------
     Total stockholders' equity.......    47,499,658    20,608,254    4,859,275
                                        ------------  ------------  -----------
     Total liabilities and
      stockholders' equity............  $ 50,292,208  $ 22,296,406  $ 5,836,646
                                        ============  ============  ===========

 The accompanying notes are an integral part of these consolidated statements.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

       FOR THE PERIODS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                     AND FOR THE PERIOD FROM MARCH 27, 1996
                        (INCEPTION) TO DECEMBER 31, 1996

                          Periods Ended March 31,       Periods Ended December 31,
                          ------------------------  -------------------------------------
                             1999         1998         1998         1997         1996
                          -----------  -----------  -----------  -----------  -----------
                                       (unaudited)
REVENUES:
  Investment banking....  $ 3,122,420  $    33,868  $ 1,515,105  $    42,567  $       --
  Brokerage.............      434,207       22,501      294,454       10,403          --
  Interest..............      191,670       19,687      182,880       53,821       31,172
  Other.................      154,824          --        45,370      138,750       10,000
                          -----------  -----------  -----------  -----------  -----------
  Total revenues........    3,903,121       76,056    2,037,809      245,541       41,172
                          -----------  -----------  -----------  -----------  -----------
EXPENSES:
  Compensation and
   benefits.............    6,558,126      549,135    4,444,271    1,549,958      378,337
  Professional
   services.............      681,509       93,573      870,322      329,334      282,806
  Technology
   development..........      335,795       50,900    1,211,799      511,076      532,265
  Data processing and
   communications.......      299,611      150,303      577,257      237,608       49,599
  Brokerage and
   clearance............      260,628       14,154      186,322        5,563        1,750
  Depreciation and
   amortization.........      220,495      158,030      896,652      229,209        9,438
  Occupancy.............       90,007       42,400      237,334      200,673       41,889
  Marketing.............       51,006      230,880      933,541      503,379      326,114
  Other.................      288,110      176,740    1,440,120     (351,729)     177,444
                          -----------  -----------  -----------  -----------  -----------
    Total expenses......    8,785,287    1,466,115   10,797,618    3,215,071    1,799,642
                          -----------  -----------  -----------  -----------  -----------
    Loss before income
     tax provision......   (4,882,166)  (1,390,059)  (8,759,809)  (2,969,530)  (1,758,470)
INCOME TAX PROVISION....       18,000        8,029       34,081       23,051       15,500
                          -----------  -----------  -----------  -----------  -----------
    Net loss............  $(4,900,166) $(1,398,088) $(8,793,890) $(2,992,581) $(1,773,970)
                          ===========  ===========  ===========  ===========  ===========
NET LOSS PER SHARE:
  Basic.................  $     (0.47) $     (0.14) $      (.86) $      (.29) $      (.23)
  Diluted...............        (0.47)       (0.14)        (.86)        (.29)        (.23)
WEIGHTED AVERAGE SHARES
 USED IN THE COMPUTATION
 OF NET LOSS PER SHARE:
  Basic.................   10,351,270   10,080,136   10,200,176   10,432,876    7,683,096
  Diluted...............   10,351,270   10,080,136   10,200,176   10,432,876    7,683,096

 The accompanying notes are an integral part of these consolidated statements.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   FOR THE PERIOD ENDED MARCH 31, 1999,
       FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND FOR THE PERIOD
              FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

                                                                            Notes
                                              Additional                  Receivable
                          Preferred  Common     Paid-in    Accumulated       from      Subscriptions
                            Stock    Stock      Capital      Deficit     Stockholders   Receivable      Total
                          --------- --------  -----------  ------------  ------------  ------------- -----------
STOCKHOLDERS' EQUITY,
 March 27, 1996.........  $    --   $    --   $       --   $        --   $       --      $     --    $       --
 Issuance of common
  stock.................       --    113,301    3,140,573           --           --            --      3,253,874
 Issuance of Series A
  Preferred Stock.......     2,500       --       497,500           --           --            --        500,000
 Repurchase and
  retirement of common
  stock.................       --     (5,000)    (495,000)          --           --            --       (500,000)
 Net loss...............       --        --           --     (1,773,970)         --            --     (1,773,970)
                          --------  --------  -----------  ------------  -----------     ---------   -----------
STOCKHOLDERS' EQUITY,
 December 31, 1996......     2,500   108,301    3,143,073    (1,773,970)         --            --      1,479,904
 Issuance of Series A
  Preferred Stock.......    69,700       --     6,860,252           --           --       (308,000)    6,621,952
 Conversion of common
  stock to Series A
  Preferred Stock.......     5,000    (5,000)         --            --           --            --            --
 Repurchase and
  retirement of common
  stock.................       --     (2,500)    (247,500)          --           --            --       (250,000)
 Net loss...............       --        --           --     (2,992,581)         --            --     (2,992,581)
                          --------  --------  -----------  ------------  -----------     ---------   -----------
STOCKHOLDERS' EQUITY,
 December 31, 1997......    77,200   100,801    9,755,825    (4,766,551)         --       (308,000)    4,859,275
 Issuance of common
  stock.................       --      2,622      261,329           --           --            --        263,951
 Issuance of common
  stock for note
  receivable............       --     57,500    5,692,500           --    (5,750,000)          --            --
 Issuance of Series A
  Preferred Stock.......    12,780       --     1,286,600           --           --        308,000     1,607,380
 Issuance of Series B
  Preferred Stock.......    23,050       --     2,251,932           --           --            --      2,274,982
 Issuance of Series C
  Preferred Stock.......    59,028       --     5,782,184           --           --            --      5,841,212
 Issuance of Series D
  Preferred Stock.......    99,333       --    14,456,011           --           --            --     14,555,344
 Net loss...............       --        --           --     (8,793,890)         --            --     (8,793,890)
                          --------  --------  -----------  ------------  -----------     ---------   -----------
STOCKHOLDERS' EQUITY,
 December 31, 1998......   271,391   160,923   39,486,381   (13,560,441)  (5,750,000)          --     20,608,254
 Issuance of common
  stock.................       --      1,812      213,229           --           --            --        215,041
 Issuance of common
  stock for notes
  receivable............       --     25,500    3,799,500           --    (3,825,000)          --            --
 Issuance of Series D
  Preferred Stock.......   214,001       --    31,362,528           --           --            --     31,576,529
 Net loss...............       --        --           --     (4,900,166)         --            --     (4,900,166)
                          --------  --------  -----------  ------------  -----------     ---------   -----------
STOCKHOLDERS' EQUITY,
 March 31, 1999.........  $485,392  $188,235  $74,861,638  $(18,460,607) $(9,575,000)    $     --    $47,499,658
                          ========  ========  ===========  ============  ===========     =========   ===========

 The accompanying notes are an integral part of these consolidated statements.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

        FOR THE PERIODS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED),
               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND
      FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

                         Period Ended March 31,               December 31,
                         ------------------------  -------------------------------------
                            1999         1998         1998         1997         1996
                         -----------  -----------  -----------  -----------  -----------
                                      (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss............... $(4,900,166) $(1,398,088) $(8,793,890) $(2,992,581) $(1,773,970)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating
  activities--
   Non-cash expenses....         --        46,750    1,522,901          --           --
   Non-cash expense
    reimbursement.......         --           --           --      (750,000)         --
   Depreciation and
    amortization........     220,495      158,030      896,652      229,209        9,438
 (Increase) decrease in
  operating assets--
   Receivable from
    clearing broker.....    (357,903)      21,521       17,052      (35,753)    (100,611)
   Securities owned.....     (23,334)    (218,727)    (217,789)    (540,504)         --
   Prepaid expenses.....    (224,062)      87,748     (188,343)    (132,659)         --
   Investment banking
    fees receivable.....    (927,175)         --      (512,952)         --           --
   Other assets.........  (3,016,693)      28,550     (316,487)      45,848     (185,127)
 Increase (decrease) in
  operating
  liabilities--
   Accounts payable and
    accrued expenses....   1,326,144     (396,841)     156,592      207,445      659,996
   Deferred advisory
    fees................    (217,960)         --       595,486          --           --
   Other liabilities....      (3,783)      (7,505)     (41,297)      86,000       15,500
                         -----------  -----------  -----------  -----------  -----------
     Net cash used in
      operating
      activities........  (8,124,437)  (1,678,562)  (6,882,075)  (3,882,995)  (1,374,774)
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Computer software
  purchased.............      (7,794)        (777)     (21,542)    (588,470)         --
 Payments for purchases
  of furniture,
  equipment and
  leasehold
  improvements..........    (535,266)     (30,189)    (436,243)    (239,568)    (194,233)
                         -----------  -----------  -----------  -----------  -----------
     Cash used in
      investing
      activities........    (543,060)     (30,966)    (457,785)    (828,038)    (194,233)
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of common stock.......     174,428          --        60,301          --     1,818,875
 Proceeds from issuance
  of preferred stock....  31,576,529    1,276,436   24,278,918    5,071,952      500,000
                         -----------  -----------  -----------  -----------  -----------
     Net cash provided
      by financing
      activities........  31,750,957    1,276,436   24,339,219    5,071,952    2,318,875
                         -----------  -----------  -----------  -----------  -----------
     Net increase
      (decrease) in cash
      and cash
      equivalents.......  23,083,460     (433,092)  16,999,359      360,919      749,868
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............  18,110,146    1,110,787    1,110,787      749,868          --
                         -----------  -----------  -----------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, end of
 period................. $41,193,606  $   677,695  $18,110,146  $ 1,110,787  $   749,868
                         ===========  ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
  Cash paid during the
   period for--
    Interest............ $       --   $       --   $     7,211  $     4,362  $       --
    Taxes...............      18,000          --        43,181       19,337          --
NON-CASH TRANSACTIONS:
  Issuance of common and
   preferred stock for
   computer software.... $       --   $       --   $       --   $   400,000  $ 1,125,000
  Issuance of common
   stock for web site
   development..........         --           --       203,650          --           --
  Issuance of common and
   preferred stock for
   advertising credits..         --           --           --     1,150,000      300,000
  Series A Preferred
   Stock subscriptions
   receivable...........         --           --           --       308,000          --
  Issuance of common
   stock to stockholders
   for notes
   receivable...........   3,825,000          --     5,750,000          --           --
  Repurchase of common
   stock................         --           --           --       250,000      500,000
  Conversion of common
   stock to preferred
   stock................         --           --           --         5,000          --
  Issuance of common
   stock for consulting
   services.............      40,613          --           --           --           --

 The accompanying notes are an integral part of these consolidated statements.

                   WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MARCH 31, 1999, DECEMBER 31, 1998 AND 1997
    AND FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

1. ORGANIZATION AND BUSINESS

   Wit Capital Group, Inc. ("WCG" or the "Company") was incorporated on March 27, 1996 and commenced operations in September 1997. The consolidated financial statements include the accounts of WCG and its wholly owned subsidiaries, Wit Capital Corporation ("WCC") and BidPlus Corporation ("BidPlus"). Through September 1997, WCG also held a 55% investment in Brat Incorporated ("Brat"), which was incorporated in December 1996.

   The Company was formed as an investment banking and brokerage firm arranging the offering and trading of securities through the Internet and the World Wide Web. The Company provides retail investors access to stock offerings and electronic brokerage facilities. The Company has developed an electronic broker-dealer operated trading system for WCC. (Note 5).

   During 1997 and 1996, the Company had yet to generate significant revenues from sales of its services.

   WCC has an agreement with U.S. Clearing (a division of Fleet Securities, Inc.), pursuant to which U.S. Clearing clears securities transactions, carries customers' accounts on a fully disclosed basis, and performs record-keeping functions for WCC. Either party upon 90 days written notice can cancel the agreement. The agreement states that WCC will assume customer obligations should a customer of WCC default. U.S. Clearing controls credit risk of customers by requiring maintenance of margin collateral in compliance with various regulatory and internal guidelines.

2. INTERIM CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL INFORMATION

   The audited interim consolidated financial statements and the unaudited interim consolidated financial information as of March 31, 1999 and March 31, 1998, respectively are presented in the accompanying financial statements. The unaudited interim consolidated financial information reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the results for such period. Results of the interim periods are not necessarily indicative of results to be obtained for a full fiscal year.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management does not believe that actual results will differ materially from these estimates.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, WCC and BidPlus. Material intercompany balances and transactions have been eliminated in consolidation.

                   WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

 Cash and Cash Equivalents

  Cash and cash equivalents include amounts that are readily convertible into cash and highly liquid investments with a maturity of three months or less when acquired.

 Securities Owned

  Securities transactions and the related expenses are recorded on a trade date basis and are valued at market or fair value.

 Computer Software

  Costs capitalized related to the purchase of computer software are being amortized over a period of three years.

 Furniture, Equipment and Leasehold Improvements

  Furniture, equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets, ranging from two and three years for furniture and computer hardware, respectively, to ten years for leasehold improvements.

 Fair Value of Financial Instruments

  Substantially all assets and liabilities carried at historical cost or contract value approximate fair value due to their relatively short-term nature.

 Revenue Recognition

  The Company derives revenues from commissions and other brokerage fees related to customer transactions which are recorded on a settlement date basis which is not materially different from trade date. The Company records investment banking fees as earned. Investment banking retainer fees are initially deferred and are recognized as income over the contracted period.

 Reportable Operating Segment

   The Company considers its present operations to be one reportable segment for purposes of presenting financial information and for evaluating its performance. The financial statement information presented in the accompanying financial statements is consistent with the preparation of financial information for the purpose of internal use.

4. SECURITIES OWNED

   As of March 31, 1999 and December 31, 1998 and 1997, securities owned consist of restricted equity securities of $671,964, $430,560 and $0; United States Treasury bills of $0, $218,865 and $436,985; and certificates of deposit of $109,663, $108,868 and $103,519, respectively.

                   WIT CAPITAL GROUP, INC. AND SUBISIDIARIES

5. RELATED PARTY TRANSACTIONS

   In 1996, WCG acquired from Global Trade, Inc. ("GTI") all outstanding shares of BidPlus, the sole asset of which was a proprietary electronic brokerage and trading system, in exchange for 750,000 shares of common stock. The software was recorded at $1,125,000 representing management's estimate of the fair value of the 750,000 shares of common stock at $1.50 per share. Effective December 31, 1996, the founder of GTI agreed to exchange 500,000 of the shares of the common stock of WCG for a 45% equity interest in Brat, a newly formed subsidiary of WCG. In consideration for the exchange, WCG agreed to contribute certain rights to Brat to use the proprietary electronic brokerage and trading system software, as well as providing technology, general and administrative support on behalf of Brat. In 1997, GTI's founder sought greater control over the development of Brat and in September 1997, exchanged the remaining 250,000 shares of WCG common stock and the rights to the use of the software for all of WCG's shares of Brat. The aforementioned exchange of the 750,000 shares of common stock of WCG has been accounted for as a stock repurchase at $1.00 per share, which represents the fair value of the common stock on the date of the exchange and corresponding $750,000 reduction of other expenses related to the cost of services provided to Brat.

6. INCOME TAXES

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets at tax rates expected to be in effect when these balances reverse. Future tax benefits attributable to temporary differences are recognized to the extent that realization of such benefits is more likely than not.

   WCG files consolidated Federal and combined New York State and New York City income tax returns with WCC and BidPlus. The income tax provisions included in the consolidated statements of operations are calculated based on state and local minimum and alternative methods.

   At March 31, 1999, December 31, 1998 and 1997, WCG had deferred tax assets of approximately $8,000,000, $5,200,000 and $2,300,000 which were generated by net operating losses of approximately $20,000,000, $13,000,000 and $5,300,000, respectively. The deferred tax assets are fully offset by valuation allowances.

7. STOCKHOLDERS' EQUITY

 Common Stock

   In 1996, the Company issued 300,000 shares of common stock at $1.00 per share in exchange for $300,000 of media credits. These credits could be used to offset future expenditures including, among other things, communications, travel and advertising. The Company used $18,000 of these credits in 1997, and accordingly, prepaid expenses include $282,000 of these credits as of December 31, 1997. This remaining balance of $282,000 was expensed as unused by the Company in 1998.

   The Chairman and Co-Chief Executive Officer has been extended a partial recourse, interest bearing loan in the amount of $5,750,000 with which 5,750,000 shares of common stock at $1.00 per share were purchased. Interest on the loan is recourse, nonrefundable and payable annually on June 30. In the event this employee ceases to be employed by the Company, the Company has the right to repurchase two thirds of such shares at the lower of fair market value or $1.00 per share. Such repurchase rights terminate on April 1, 2001. In addition, the loan may be prepaid at any time by the employee and accelerates in the event of employment termination. The loan is collateralized by the Company's stock and will be reflected as a note receivable in stockholders' equity until repaid.

                   WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

   Other employees have also been extended partial recourse, interest bearing loans, totaling $3,825,000 with which 2,550,000 shares of common stock at $1.50 were purchased. Interest on the loans is recourse and nonrefundable. In the event the employees cease to be employed by the Company, the Company has the right to purchase the unvested portion of such shares at the lower of the fair market value or $1.50 per share. Such repurchase rights terminate on March 31, 2003. In addition, the loans may be repaid at any time by the employees and accelerate in the event of employment termination. The loans are collateralized by the Company's stock and will be reflected as notes receivable in stockholders' equity until repaid.

 Preferred Stock

  As of March 31, 1999, the Company has authorized 60,000,000 shares of preferred stock of which 50,778,334 have been designated to four series as shown on the accompanying consolidated statements of financial condition.

  As of December 31, 1998, the Company has authorized 30,000,000 shares of preferred stock of which 29,445,000 shares have been designated to four series as shown in the accompanying consolidated statements of financial condition. The preferred stock has voting and dividend rights equal to the rights of common stock and has liquidation preference. The holder of a share of any series of preferred stock is entitled to convert such share into a share of common stock at any time. In addition, each share of preferred stock will automatically convert into a share of common stock in the event WCG completes an initial public offering of shares of common stock in which the aggregate net proceeds are at least $5 million for each Series A and B; $25 million for each Series C and D and the per share price to the public is at least $3.00 per share for each Series A and B and $4.50 per share for each Series C and D.

  In 1997, WCG issued 500,000 shares of Series A Preferred Stock at $1.00 per share in exchange for $500,000 of media credits. Prepaid expenses include $500,000 of these credits as of December 31, 1997. The balance of $500,000 was expensed as unused by the Company in 1998.

  In 1997, WCG issued a total of 650,000 shares of Series A Preferred Stock at $1.00 per share to three separate investors in exchange for advertising in print and on-line media and access to and usage of on-line and print subscriber lists. Related total cash consideration for such services was $100,000. Prepaid expenses include $719,000 of these credits as of December 31, 1997. During 1997 and 1998, the Company used $31,000 and $719,000 of these advertising credits, respectively, which was recorded as marketing expense on the accompanying statement of operations.

  In 1996, WCG entered into a service bureau, software development and licensing agreement with Kingland Systems Corporation ("Kingland"). As part of this agreement, WCG and Kingland negotiated an optional purchase license price of $400,000 for the Kingland software. In April 1997, Kingland contributed the license to WCG in exchange for 400,000 shares of Series A Preferred Stock valued at $1.00 per share.

                   WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

8. NET LOSS PER SHARE

  The following table sets forth the calculation of shares used in the computation of basic and diluted net loss per share:

                         Periods Ended March
                                 31,             Periods Ended December 31,
                        ---------------------- -------------------------------
                           1999       1998        1998       1997      1996
                        ---------- ----------- ---------- ---------- ---------
                                   (unaudited)
Shares used in
 computations:
  Weighted average
   common shares used
   in computation of
   basic net loss per
   share............... 10,351,270 10,080,136  10,200,176 10,432,876 7,683,096
  Dilutive effect of
   common stock
   equivalents.........        --         --          --         --        --
                        ---------- ----------  ---------- ---------- ---------
    Weighted average
     shares used in
     computation of
     diluted net loss
     per share......... 10,351,270 10,080,136  10,200,176 10,432,876 7,683,096
                        ========== ==========  ========== ========== =========

  Because the Company reported a net loss in each of the periods above, the calculation of diluted earnings per share does not include convertible preferred stock, options, warrants and common stock collateralizing the notes receivable from stockholders, as they are anti-dilutive and would result in a reduction of net loss per share. If the Company had reported net income, there would have been an additional 17,583,828, 4,052,800, 11,924,318, 3,865,877 and
330,769 shares as of March 31, 1999 and 1998, December 31, 1998, 1997 and
1996, respectively, included in the calculation of diluted earnings per share.

9. EMPLOYEE BENEFIT PLANS AND OTHER COMPENSATION

 Health Care

  WCG provides certain health care benefits for its full-time employees by contract with a health care insurer.

 Other Compensation

  In February 1999, the Company entered into employment contracts with several employees which entitled the employees to a total of $5,450,000 in upfront payments. The Company recognized compensation expense of $2,550,000 related to amounts paid for which no future service by the employee is required. The Company recorded advances of $2,900,000 which are being expensed over the two-year employment contract periods for amounts for which the employee is required to provide service and is obligated to repay any unearned compensation in the event of termination or resignation prior to completing the contract term. As of March 31, 1999, advances to employees of approximately $2,712,000 related to these contracts are included in other assets on the accompanying consolidated statements of financial condition.

 Stock Option Plan

  WCG has adopted a stock option plan and restricted stock purchase plan (the "Plan"). Under the Plan, key employees, directors and certain consultants of WCG are eligible to receive grants of stock options intended to qualify as incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), or which are nonqualified stock options. An aggregate of 20,000,000 and 13,000,000 shares of common stock has been reserved for issuance under the Plan as of March 31, 1999 and December 31, 1998, respectively. The exercise price of any share covered by an option granted to a person owning more than 10% of the voting power of all classes of stock of WCG cannot be less than 110% of the fair market value on the day of the grant. The exercise price of any share covered by an option granted to any person cannot be less than 85% of the fair value on the day of the grant. Options expire five or ten years from the date of grant, with the majority of the options expiring in the year 2008.

                   WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

  As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") WCG has accounted for options granted to employees using the intrinsic value method prescribed by Accounting Practice Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." WCG has granted options with exercise prices that are equal to or greater than management's estimate of the fair value of such common stock at the date of grant, and accordingly, the Company has recorded no related compensation expense. This estimate is based upon share issuances to independent third party investors. As required by SFAS No. 123, the Company has presented pro forma disclosures of net income and earnings per share as if the Company had adopted the method of accounting prescribed by SFAS No. 123.

  The following table summarizes the status of the Company's stock options as of March 31, 1999, December 31, 1998 and 1997 and for the period from March 27, 1996 to December 31, 1996 and the changes during these periods:

                               March 31,                            December 31,
                          ------------------- ---------------------------------------------------------
                                 1999                1998                1997               1996
                          ------------------- ------------------- ------------------ ------------------
                                     Weighted            Weighted           Weighted           Weighted
                                     Average             Average            Average            Average
                                     Exercise            Exercise           Exercise           Exercise
                            Shares    Price     Shares    Price    Shares    Price    Shares    Price
                          ---------- -------- ---------- -------- --------- -------- --------- --------
Outstanding, beginning
 of period..............  11,649,745  $1.03    4,668,246  $1.16   2,155,996  $1.15         --   $ --
 Granted................   7,225,000   1.50    8,335,000   1.04   2,721,000   1.11   2,155,996   1.15
 Exercised..............      23,833   1.00        8,500   1.20         --
 Forfeited..............     595,000   1.01    1,345,001   1.09     208,750   2.48         --
Outstanding, end of
 period.................  18,255,912   1.22   11,649,745   1.03   4,668,246   1.16   2,155,996   1.15
Options exercisable, end
 of period..............   5,424,751   1.04    4,910,764   1.00   2,574,093   1.15     527,766   1.29

The range of exercisable prices for the options outstanding and the options exercisable is $.25--$2.50 and the weighted average is $1.22. The weighted average contractual lives for outstanding and exercisable options are 8.81 and
6.82 as of March 31, 1999, and 8.89 and 8.03 years as of December 31, 1998, respectively.

  The fair value of each option granted during 1998, 1997 and 1996 was estimated on the date of the grant using the minimum value method prescribed by SFAS No. 123, assuming a dividend yield of zero and a risk-free interest rate of 6%. If the Company had recorded compensation expense for its stock options granted during the three months ended March 31, 1999 and 1998 and for the periods ended December 31, 1998, 1997 and 1996, in accordance with SFAS No. 123, the Company's pro forma net loss and pro forma net loss per share would be as follows:

                                      March 31,
                   --------------------------------------------------
                            1999                1998 (unaudited)
                   ------------------------  ------------------------
                   As Reported   Pro Forma   As Reported   Pro Forma
                   -----------  -----------  -----------  -----------
Net loss.......... $(4,900,166) $(5,864,249) $(1,398,088) $(1,473,386)
Net loss per
 common share:
  Basic........... $      (.47) $      (.57) $      (.14) $      (.15)
  Diluted......... $      (.47) $      (.57) $      (.14) $      (.15)
                                                 December 31,
                   ------------------------------------------------------------------------------
                             1998                      1997                      1996
                   -------------------------- ------------------------- -------------------------
                   As Reported   Pro Forma    As Reported   Pro Forma   As Reported   Pro Forma
                   ------------ ------------- ------------ ------------ ------------ ------------
Net loss.......... $(8,793,890) $(9,268 ,941) $(2,992,581) $(3,294,797) $(1,773,970) $(1,854,453)
Net loss per
 common share:
  Basic........... $      (.86) $       (.91) $      (.29) $      (.32) $      (.23) $      (.24)
  Diluted......... $      (.86) $       (.91) $      (.29) $      (.32) $      (.23) $      (.24)

                   WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

10. WARRANTS OUTSTANDING

  The Company has 1,888,830 outstanding warrants as of March 31, 1999 and December 31, 1998, respectively. Warrants were issued to be convertible to either common or preferred shares of WCG stock. The following table summarizes the status of the Company's warrants as of March 31, 1999, December 31, 1998 and 1997 and for the period March 27, 1996 to December 31, 1996 and the changes during these periods:

                             MARCH 31,                          DECEMBER 31,
                         ------------------ ----------------------------------------------------
                                1999               1998              1997             1996
                         ------------------ ------------------ ---------------- ----------------
                                   WEIGHTED           WEIGHTED         WEIGHTED         WEIGHTED
                                   AVERAGE            AVERAGE          AVERAGE          AVERAGE
                                   EXERCISE           EXERCISE         EXERCISE         EXERCISE
                          SHARES    PRICE    SHARES    PRICE   SHARES   PRICE   SHARES   PRICE
                         --------- -------- --------- -------- ------- -------- ------- --------
Outstanding, beginning
 of period.............. 1,888,830  $1.05     317,000  $1.29   212,000  $1.44       --   $ --
  Granted...............   150,000   1.00   1,571,830   1.00   105,000   1.00   212,000   1.44
  Exercised.............    50,000   1.00         --     --        --     --        --     --
  Forfeited.............   100,000   0.25         --     --        --     --        --     --
Outstanding, end of
 period................. 1,888,830   1.09   1,888,830   1.05   317,000   1.29   212,000   1.44
Warrants exercisable,
 end of period.......... 1,867,997   1.09   1,860,497   1.05   256,336   1.34   204,000   1.40

11. COMMITMENTS AND CONTINGENCIES

  WCG has a noncancelable operating lease covering office space that includes scheduled rent increases every two years commencing November 1998 and an initial free rent period. Additionally, the Company has a one-year noncancelable operating lease for office space located in California, which expires in May 1999. Rent expense for the periods ended March 31, 1999 and 1998 (unaudited) and for the years ended December 31, 1998 and 1997 and the period ended December 31, 1996 is $90,000, $42,400, $137,454, $122,500 and
$41,889, respectively. Future lease commitments are as follows:

                                       MINIMUM LEASE
                                        OBLIGATION
                                       -------------
             Year ending December 31:
               1999                      $237,491
               2000                       255,938
               2001                       297,250
               2002                       266,438
               2003                       268,640
               Thereafter                 819,829

  The Company is currently subject to claims and legal proceedings arising in the normal course of its business. In the opinion of management, based on discussions with legal counsel, the resolution of such legal proceedings will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

  Additionally, a person formerly associated with the Company has asserted a right to purchase 800,000 shares of common stock at $1.00 per share. In the opinion of management, such assertion is without merit, and the Company intends to contest any lawsuit filed against it. These 800,000 shares of common stock have been reported as forfeited stock options in 1998.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

12. CAPITAL REQUIREMENTS

  WCC is subject to the SEC's Uniform Net Capital Rule 15c3-1. WCC's net capital, as defined, shall be required to be the greater of $100,000 or the minimum net capital required based on aggregate indebtedness. As of March 31, 1999 and December 31, 1998, WCC's ratio of aggregate indebtedness to net capital was .12 to 1 and .09 to 1 and its net capital was $10,769,266 and $8,446,190 which was $10,669,266 and $8,346,190 in excess of the minimum net capital requirement of $100,000, respectively.

13. SUBSEQUENT EVENTS

  In April 1999, the Company authorized an additional 64,000,000 shares of common stock, increasing the number of authorized common shares to 184,000,000 of which 159,000,000 represent shares of common stock and 25,000,000 represent shares of Class B Common Stock. Additionally, the Company authorized an additional 44,000,000 shares of preferred stock, increasing the number of authorized preferred shares to 104,000,000 of which 16,666,667 were designated to Series E Preferred Stock and 8,272,203 were reserved for issuance upon exercise of warrants to purchase Series E Preferred Stock.

  In April 1999, the Company issued 16,666,667 shares of Series E Preferred Stock to a third party for $25,000,000. This third party also received warrants to purchase 8,053,279 shares of Series E Preferred Stock.

                          WIT CAPITAL GROUP, INC.

                           (Parent Company Only)

                CONDENSED STATEMENTS OF FINANCIAL CONDITION

                        DECEMBER 31, 1998 AND 1997

                        ASSETS                               1998         1997
                        ------                           ------------  -----------
CASH AND CASH EQUIVALENTS.............................   $  9,180,804  $   549,640
PREPAID EXPENSES......................................         95,671    1,582,657
FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net
 of accumulated depreciation and amortization of
 $240,747 and $97,856 at December 31, 1998 and 1997,
 respectively.........................................        611,953      331,307
COMPUTER SOFTWARE, net of accumulated amortization of
 $254,973 and $64,768 at December 31, 1998 and 1997,
 respectively.........................................        286,687      354,976
INVESTMENT IN SUBSIDIARIES............................     10,716,505    2,686,012
OTHER ASSETS..........................................        110,760      116,985
                                                         ------------  -----------
    Total assets......................................   $ 21,002,380  $ 5,621,577
                                                         ============  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses...............   $    333,923  $   684,685
  Other liabilities...................................         60,203       77,617
                                                         ------------  -----------
    Total liabilities.................................        394,126      762,302
                                                         ------------  -----------
COMMITMENTS
STOCKHOLDERS' EQUITY:
 Series A Preferred Stock, $.01 par value, 9,000,000
  shares authorized; 8,997,952 and 7,720,002 shares
  issued and outstanding at December 31, 1998 and
  1997, respectively..................................         89,980       77,200
 Series B Preferred Stock, $.01 par value, 3,000,000
  shares authorized; 2,304,982 shares issued and
  outstanding at December 31, 1998....................         23,050           --
 Series C Preferred Stock, $.01 par value, 7,445,000
  shares authorized; 5,902,750 shares issued and
  outstanding at December 31, 1998....................         59,028           --
 Series D Preferred Stock, $.01 par value, 10,000,000
  shares authorized; 9,933,334 shares issued and
  outstanding at December 31, 1998....................         99,333           --
 Common Stock, $.01 par value, 60,000,000 and
  25,000,000 shares authorized; 16,092,286 and
  10,080,136 shares issued and outstanding at December
  31, 1998 and 1997, respectively.....................        160,923      100,801
 Additional paid-in capital...........................     39,486,381    9,755,825
 Note receivable from stockholder.....................     (5,750,000)          --
 Series A Preferred Stock subscriptions receivable....             --     (308,000)
 Accumulated deficit..................................    (13,560,441)  (4,766,551)
                                                         ------------  -----------
    Total stockholders' equity........................     20,608,254    4,859,275
                                                         ------------  -----------
    Total liabilities and stockholders' equity........   $ 21,002,380  $ 5,621,577
                                                         ============  ===========

                   See Note to Condensed Financial Statements

                          WIT CAPITAL GROUP, INC.

                           (Parent Company Only)

                    CONDENSED STATEMENTS OF OPERATIONS

     FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND FOR THE PERIOD

           FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

                                            1998         1997         1996
                                         -----------  -----------  -----------
REVENUES:
 Consulting fees........................ $       --   $    22,500  $       --
 Interest...............................      77,117       21,372       20,568
 Other..................................          --      138,750       10,000
                                         -----------  -----------  -----------
    Total revenues......................      77,117      182,622       30,568
                                         -----------  -----------  -----------
EXPENSES:
 Compensation and benefits..............   3,969,604    1,549,958      376,897
 Technology development.................     922,036      385,095      534,311
 Marketing..............................     795,051      503,379      326,114
 Depreciation and amortization..........     651,759      153,184        9,438
 Data processing and communications.....     414,181      186,940       49,599
 Professional services..................     407,943       86,478      255,574
 Occupancy..............................     237,334      200,673       41,889
 Other..................................   1,328,913     (446,618)     169,016
                                         -----------  -----------  -----------
    Total expenses......................   8,726,821    2,619,089    1,762,838
                                         -----------  -----------  -----------
    Loss before income tax provision and
     equity in net
     loss of subsidiaries...............  (8,649,704)  (2,436,467)  (1,732,270)
INCOME TAX PROVISION....................      27,081        9,051       15,000
                                         -----------  -----------  -----------
    Loss before equity in loss of
     subsidiaries.......................  (8,676,785)  (2,445,518)  (1,747,270)
                                         -----------  -----------  -----------
 Equity in net loss of subsidiaries.....    (117,105)    (547,063)     (26,700)
                                         -----------  -----------  -----------
    Net loss............................ $(8,793,890) $(2,992,581) $(1,773,970)
                                         ===========  ===========  ===========


                   See Note to Condensed Financial Statements

                          WIT CAPITAL GROUP, INC.

                           (Parent Company Only)

               STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

     FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND FOR THE PERIOD

           FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

                                                                            Note
                                              Additional                 Receivable
                         Preferred  Common      Paid-in    Accumulated      from      Subscriptions
                           Stock     Stock      Capital      Deficit     Stockholder   Receivable      Total
                         --------- ---------  -----------  ------------  -----------  ------------- -----------
STOCKHOLDERS' EQUITY,
 March 27, 1996......... $    --   $     --   $       --   $        --   $       --    $       --   $       --
 Issuance of common
  stock.................      --     113,301    3,140,573           --           --            --     3,253,874
 Issuance of Series A
  Preferred Stock.......    2,500        --       497,500           --           --            --       500,000
 Repurchase and
  retirement of
  common stock..........      --      (5,000)    (495,000)          --           --            --      (500,000)
 Net loss...............      --         --           --     (1,773,970)         --            --    (1,773,970)
                         --------  ---------  -----------  ------------  -----------   -----------  -----------
STOCKHOLDERS' EQUITY,
 December 31, 1996......    2,500    108,301    3,143,073    (1,773,970)         --            --     1,479,904
 Issuance of Series A
  Preferred Stock.......   69,700        --     6,860,252           --           --       (308,000)   6,621,952
 Conversion of common
  stock to Series A
  Preferred Stock.......    5,000     (5,000)         --            --           --            --            --
 Repurchase and
  retirement of
  common stock..........      --      (2,500)    (247,500)          --           --            --      (250,000)
 Net loss...............      --         --           --     (2,992,581)         --            --    (2,992,581)
                         --------  ---------  -----------  ------------  -----------   -----------  -----------
STOCKHOLDERS' EQUITY,
 December 31, 1997......   77,200    100,801    9,755,825    (4,766,551)         --       (308,000)   4,859,275
 Issuance of common
  stock.................      --       2,622      261,329           --           --            --       263,951
 Issuance of common
  stock for
  note receivable.......      --      57,500    5,692,500           --    (5,750,000)          --            --
 Issuance of Series A
  Preferred Stock.......   12,780        --     1,286,600           --           --        308,000    1,607,380
 Issuance of Series B
  Preferred Stock.......   23,050        --     2,251,932           --           --            --     2,274,982
 Issuance of Series C
  Preferred Stock.......   59,028        --     5,782,184           --           --            --     5,841,212
 Issuance of Series D
  Preferred Stock.......   99,333        --    14,456,011           --           --            --    14,555,344
 Net loss...............      --         --           --     (8,793,890)         --            --    (8,793,890)
                         --------  ---------  -----------  ------------  -----------   -----------  -----------
STOCKHOLDERS' EQUITY,
 December 31, 1998...... $271,391  $ 160,923  $39,486,381  $(13,560,441) $(5,750,000)  $       --   $20,608,254
                         ========  =========  ===========  ============  ===========   ===========  ===========

                   See Note to Condensed Financial Statements

                          WIT CAPITAL GROUP, INC.

                           (Parent Company Only)

                         STATEMENTS OF CASH FLOWS

     FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND FOR THE PERIOD

           FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

                                            1998         1997         1996
                                         -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................  $(8,793,890) $(2,992,581) $(1,773,970)
  Adjustments to reconcile net loss to
 net cash used
   in operating activities-
    Equity in net losses of
 subsidiaries..........................      117,105      547,063       26,700
    Non-cash expenses..................    1,522,901          --           --
    Non-cash expense reimbursement.....          --      (750,000)         --
    Depreciation and amortization......      651,759      153,184        9,438
  (Increase) decrease in operating
 assets-
    Prepaid expenses...................     (139,584)    (132,659)         --
    Other assets.......................      (93,775)      30,141     (137,126)
  Increase (decrease) in operating
 liabilities-
    Accounts payable and accrued
 expenses..............................     (350,762)     (76,383)     761,068
    Other liabilities..................      (17,414)      62,617       15,000
                                         -----------  -----------  -----------
      Net cash used in operating
 activities............................   (7,103,660)  (3,158,618)  (1,098,890)
                                         -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investments in subsidiaries..........   (8,147,598)  (1,434,775)    (700,000)
  Computer software purchased..........      (21,917)     (19,742)         --
  Payments for purchases of furniture,
 equipment and
   leasehold improvements..............     (434,880)    (234,929)    (194,233)
                                         -----------  -----------  -----------
      Cash used in investing
 activities............................   (8,604,395)  (1,689,446)    (894,233)
                                         -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common
 stock.................................       60,301          --     1,818,875
  Proceeds from issuance of preferred
 stock.................................   24,278,918    5,071,952      500,000
                                         -----------  -----------  -----------
      Net cash provided by financing
 activities............................   24,339,219    5,071,952    2,318,875
                                         -----------  -----------  -----------
      Net increase in cash and cash
 equivalents...........................    8,631,164      223,888      325,752
CASH AND CASH EQUIVALENTS, beginning of
 period................................      549,640      325,752          --
                                         -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of
 period................................  $ 9,180,804  $   549,640  $   325,752
                                         ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the period for--
    Interest...........................  $     7,211  $     4,362  $       --
    Taxes..............................       43,181       19,337          --
NON-CASH TRANSACTIONS:
  Issuance of common stock for
 investments in subsidiaries...........  $       --   $       --   $ 1,125,000
  Issuance of common stock for computer
 software..............................          --       400,000          --
  Issuance of common stock for web site
 development...........................      203,650          --           --
  Issuance of common and preferred
 stock for advertising   credits.......          --     1,150,000      300,000
  Series A Preferred Stock
 subscriptions receivable..............          --       308,000          --
  Issuance of common stock to
 stockholder for note receivable.......    5,750,000          --           --
   Repurchase of common stock..........          --       250,000      500,000
  Conversion of common stock to
 preferred stock.......................          --         5,000          --

                   See Note to Condensed Financial Statements

                         WIT CAPITAL GROUP, INC.

                          (Parent Company Only)

                 NOTES TO CONDENSED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998 AND 1997

 AND FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

1.NOTE TO CONDENSED FINANCIAL INFORMATION

  The condensed financial information of Wit Capital Group, Inc. (parent company only) should be read in conjunction with the consolidated financial statements of Wit Capital Group, Inc. and Subsidiaries and the notes thereto contained elsewhere in this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 You should rely only on the information contained in this prospectus. Neither Wit Capital Group, Inc. nor any underwriter has authorized anyone to provide prospective investors with any different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

 Until    , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               -----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   8
Forward-Looking Statements...............................................  18
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Dilution.................................................................  19
Capitalization...........................................................  20
Selected Historical Financial Data.......................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  28
Management...............................................................  40
Certain Transactions.....................................................  53
Principal Stockholders...................................................  55
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  63
Underwriting.............................................................  65
Legal Opinions...........................................................  67
Experts..................................................................  67
Where You Can Find More Information......................................  68
Index to Consolidated Financial Statements............................... F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            Wit Capital Group, Inc.

                                     Shares
                                  Common Stock

                               -----------------
                                   PROSPECTUS

                               -----------------

                            Bear, Stearns & Co. Inc.

                            Wit Capital Corporation

                           Thomas Weisel Partners LLC



                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this offering. All of such amounts (except the SEC registration fee and the NASD filing fee) are estimated.

   SEC registration fee................................................ $22,240
   NASDAQ listing fee..................................................      *
   NASD filing fee.....................................................   8,500
   Blue Sky fees and expenses..........................................      *
   Printing and Engraving Costs........................................      *
   Legal fees and expenses.............................................      *
   Accounting fees and expenses........................................      *
   Transfer Agent and Registrar fees and expenses......................      *
   Miscellaneous.......................................................       0
                                                                        -------
     Total............................................................. $    *
                                                                        =======

--------
* To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

  Our By-Laws provide that we shall, subject to the limitations contained in the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

  Section   of the Underwriting Agreement, to be filed as Exhibit 1, provides that the Underwriters named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. Section of the Underwriting Agreement also provides that such Underwriters will contribute to certain liabilities of such persons under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

  The Registrant has sold and issued the following securities since March 27, 1996 (inception):

    (1) On April 4, 1996, we issued 8,000,000 shares of common stock to Andrew D. Klein for an aggregate purchase price of $80,000.

    (2) On April 4, 1996, we issued Spring Street Brewing Company, Inc. 1,000,000 shares of common stock for a purchase price of $10,000.

    (3) On September 30, 1996, we issued 750,000 shares of our common stock to Global Trade, Inc. in exchange for 900,000 shares of common stock of its wholly owned subsidiary, BidPlus Corporation, representing all of the outstanding shares of common stock of BidPlus.

    (4) From May 1996 to December 1996, we issued 1,334,377 shares of common stock to accredited investors, including one of our directors, for $1.00 per share.

    (5) On December 31, 1996, we executed a Stock Swap Agreement with Global Trade, Inc., pursuant to which we exchanged 450,000 shares of common stock of our wholly owned subsidiary, Brat Incorporated, for 500,000 shares of our common stock held by Global Trade. On September 7, 1997, we exchanged our remaining 550,000 shares of common stock of Brat for 250,000 shares of our common stock held by Global Trade.

     (6) From April 30, 1997 to April 24, 1998, we issued a total of 7,447,952 shares of Series A Convertible Preferred Stock to accredited investors, including two of our directors, for $1.00 per share. These shares will be converted into 7,447,952 shares of common stock upon consummation of this offering.

    (7) In April 1997, pursuant to a service bureau, software development and licensing agreement, we issued 400,000 shares of Series A Preferred Stock to Kingland Systems Corporation in exchange for the license to the Kingland software. These shares will be converted into 400,000 shares of common stock upon consummation of this offering.

    (8) In July 1997, we issued a total of 650,000 shares of Series A Preferred Stock to three different investors in exchange for advertising products and services valued at $650,000. These shares will be converted into 650,000 shares of common stock upon consummation of this offering.
    (9) On April 23, 1996 and May 12, 1997, we executed agreements with Icon International, Inc., pursuant to which Icon granted us $935,000 of trade credits for media-related products and services in exchange for 300,000 shares of our common stock and 500,000 shares of our Series A Convertible Preferred Stock, which we issued to Growth Capital Partners Media Fund, an entity jointly owned by Growth Capital Partners, LLC and Icon. The preferred shares will be converted into 500,000 shares of common stock upon consummation of this offering.

    (10) On April 9, 1998, we signed an employment agreement with Robert H. Lessin covering Mr. Lessin's employment as co-chief executive officer. We have extended to Mr. Lessin an interest-bearing loan in the amount of $5,750,000 with which he has purchased 5,750,000 shares of common stock at $1.00 per share. The principal portion of this loan is partial recourse and the interest portion is full recourse. In the event Mr. Lessin ceases to be employed by us, we have the right to repurchase two-thirds of these shares at the lower of their fair market value or $1.00 per share. These repurchase rights terminate on April 1, 2001. Mr. Lessin's loan becomes due and payable in the event that his employment terminates. On April 13, 1998, Mr. Lessin also purchased 50,000 shares of common stock for $1.00 per share.

    (11) From May 18, 1998 to September 23, 1998, we issued a total of 2,304,982 shares of Series B Convertible Preferred Stock to accredited investors for $1.00 per share. These shares will be converted into 2,304,982 shares of common stock upon consummation of this offering.

    (12) From April 1998 to September 1998, we issued 203,650 shares of common stock to Mauro/Mauro Design, Inc. in exchange for $203,650 of Web site design services.

    (13) From October 30, 1998 to December 8, 1998, we issued a total of 5,902,750 shares of Series C Convertible Preferred Stock and 690,030 warrants to accredited investors for $1.00 per share. These shares will be converted into 5,902,750 shares of common stock upon consummation of this offering.

    (14) From December 8, 1998 through March 8, 1999, we issued 31,333,334 shares of Series D Convertible Preferred Stock to accredited investors, including two of our directors, for $1.50 per share. These shares will be converted into 31,333,334 shares of common stock upon the consummation of this offering.

    (15) On April 8, 1999, we issued 16,666,667 shares of Series E Convertible Preferred Stock and 8,053,279 warrants to The Goldman Sachs Group, L.P. for $1.50 per share. Goldman Sachs has the right to receive up to an additional 218,924 similar warrants in certain circumstances after September 25, 1999. The shares of preferred stock will be converted into 16,666,667 shares of Class B common stock upon the consummation of this offering.

    (16) On March 5, 1999, we signed an employment agreement with Mark Loehr. We have extended to Mr. Loehr a 50% recourse promissory note which he may use to purchase 1,250,000 shares of common stock subject to incremental vesting. The shares will vest as follows: 78,125 shares will vest on June 30, 1999, 78,125 shares will vest on the last day of each fiscal quarter until March 31, 2003, upon which day the remainder will vest. We may purchase the shares at the lower of $1.50 per share or the fair market value for the shares (as determined by our Board of Directors) before the final vesting date if Mr. Loehr violates the non-competition restrictions contained in his employment agreement or if he is no longer employed by us. If he is terminated other than for cause, or for death or disability, or if he leaves his position for good reason, he will still be entitled to these shares.

    (17) On October 15, 1998, we issued warrants to purchase 125,000 shares of common stock at $1.00 per share to a former employee in exchange for 125,000 options to purchase common stock previously granted to the employee.

    (18) From April 1996 to March 1999, we issued 1,123,800 warrants to purchase common stock to nine investors for prices between $1.00-$2.50 per share for providing consulting services.

    (19) From January 1, 1999 to April 30, 1999, we issued a total of 407,405 shares of common stock to accredited investors, including one of our directors, for $1.50 per share.

    (20) From January 1, 1999 to April 30, 1999, we issued a total of 819,998 shares of common stock to 46 of our employees for exercise of their stock options for $1.00 and $1.50 per share.

    (21) On April 15, 1999, we extended Robert Mendelson and Lloyd Feller interest-bearing loans totaling $1,950,000 with which they purchased 1,300,000 shares of common stock at $1.50 per share. The principal portion of these loans is partial recourse and the interest portion is full recourse. In the event that Mr. Mendelson or Mr. Feller ceases to be employed by us, we have the right to purchase the unvested portion of their respective shares at the lower of their fair market value or $1.50 per share. These repurchase rights terminate on March 31, 2003. In addition, the loans may be repaid at any time by Mr. Mendelson and Mr. Feller and become due and payable in the event of termination of employment.

    (22) On April 30, 1999, we issued a total of 4,249,269 shares of common stock to four of our executive officers and five of our key employees for exercise of their stock options for $1.00 and $1.50 per share. The exercise prices were paid with the proceeds of loans we made to these executive officers and key employees.

    (23) From March 1999 to April 30, 1999, we issued a total of 362,500 shares of common stock to four investors for exercise of their warrants to purchase common stock for $1.00 to $2.50 per share.

  The sale of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees, directors and consultants, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about us or had adequate access, through their relationships with the us, to such information.

Item 16. Exhibits and Financial Statement Schedules.

  (a) Exhibits

 Exhibit
 Number  Description
 ------- -----------
  1.1    --Underwriting Agreement*

  3.1    --Certificate of Incorporation of Wit Capital Group, Inc.

  3.2    --Form of Amended and Restated Certificate of Incorporation of Wit
          Capital Group, Inc.*

  3.3    --Bylaws of Wit Capital Group, Inc.**

  3.4    --Form of Amended and Restated Bylaws of Wit Capital Group, Inc.*

  5.1    --Opinion of Morgan, Lewis & Bockius LLP*

 10.1    --Stock Incentive Plan**

 10.2    --Annual Bonus Plan**
 10.3    --Investment Banking Bonus Pool**

 10.4    --Long-Term Incentive Plan**

 10.5    --Deferred Compensation Plan**


 Exhibit
 Number  Description
 ------- -----------
 10.6    --Employment Agreement between Wit Capital Group, Inc. and Robert H.
          Lessin
 10.7    --Employment Agreement between Wit Capital Group, Inc. and Ronald
          Readmond**

 10.8    --Employment Agreement between Wit Capital Group, Inc. and Andrew D.
          Klein**

 10.9    --Employment Agreement between Wit Capital Group, Inc. and Mark Loehr

 10.10   --Employment Agreement between Wit Capital Group, Inc. and Everett
          Lang**

 10.11   --Second Amended and Restated Stockholders Agreement dated February
          23, 1999 between Wit Capital Group, Inc. and Stockholders Named
          Therein**

 10.12   --Form of e-Dealer Agreement+

 10.13   --Third Amended and Restated Stockholders Agreement dated April 8,
          1999 between Wit Capital Group, Inc. and Stockholders Named Therein

 10.14   --Third Amended and Restated Registration Rights Agreement dated April
          8, 1999 between Wit Capital Group, Inc. and Stockholders Named
          Therein
 10.15   --Purchase Agreement dated as of March 29, 1999 by and between Wit
          Capital Group, Inc. and The Goldman Sachs Group, L.P.
 21.1    --List of subsidiaries of Wit Capital Group, Inc.**

 23.1    --Consent of Arthur Andersen LLP

 23.2    --Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5)*

 24.1    --Powers of Attorney (included on signature page)**

 27.1    --Financial Data Schedule

--------
*To be filed by amendment.

**Previously filed

+Confidential treatment has been requested with respect to certain portions of this document.

  (b) Financial Statement Schedules

  The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of Wit Capital or related notes thereto.

Item 17. Undertakings.

  The undersigned registrant hereby undertakes as follows:

    (1) The undersigned will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 4th day of May, 1999.

                                          Wit Capital Group, Inc.

                                               /s/ Robert H. Lessin
                                          By: _________________________________
                                              Name:  Robert H. Lessin
                                              Title: Chairman of the Board and
                                                     Co-Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


             Signature                         Title                  Date


    /s/ Robert H. Lessin            Co-Chief Executive Officer   May 4th, 1999
---------------------------------    and Director
     Robert H. Lessin

    /s/ Ronald Readmond             Co-Chief Executive Officer   May 4th, 1999
---------------------------------    and Director
     Ronald Readmond

                                    Director                     May   , 1999
---------------------------------
     Andrew D. Klein

                                    Director                     May   , 1999
---------------------------------
     John Fisher

                                    Director                     May   , 1999
---------------------------------
     Edward H. Fleischman

                                    Director                     May   , 1999
---------------------------------
     Steven M. Gluckstern

                                    Director                     May   , 1999
---------------------------------
     Joseph R. Hardiman

                                    Director                     May   , 1999
---------------------------------
     Gilbert C. Maurer

                                    Director                     May   , 1999
---------------------------------
     Adam Mizel

                                    Chief Financial Officer      May   , 1999
---------------------------------
     M. Bernard Siegel

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------
  1.1    --Underwriting Agreement*

  3.1    --Certificate of Incorporation of Wit Capital Group, Inc.

  3.2    --Form of Amended and Restated Certificate of Incorporation of Wit
          Capital Group, Inc.*

  3.3    --By-Laws of Wit Capital Group, Inc.**

  3.4    --Form of Amended and Restated By-Laws of Wit Capital Group, Inc.*

  5.1    --Opinion of Morgan, Lewis & Bockius LLP*

 10.1    --Stock Incentive Plan**

 10.2    --Annual Bonus Plan**
 10.3    --Investment Banking Bonus Pool**

 10.4    --Long-Term Incentive Plan**

 10.5    --Deferred Compensation Plan**

 10.6    --Employment Agreement between Wit Capital Group, Inc. and Robert H.
          Lessin

 10.7    --Employment Agreement between Wit Capital Group, Inc. and Ronald
          Readmond**

 10.8    --Employment Agreement between Wit Capital Group, Inc. and Andrew D.
          Klein**

 10.9    --Employment Agreement between Wit Capital Group, Inc. and Mark Loehr

 10.10   --Employment Agreement between Wit Capital Group, Inc. and Everett
          Lang**

 10.11   --Second Amended and Restated Stockholders Agreement dated February
          23, 1999 between Wit Capital Group, Inc. and Stockholders Named
          Therein**

 10.12   --Form of e-Dealer Agreement+

 10.13   --Third Amended and Restated Stockholders Agreement dated April 8,
          1999 between Wit Capital Group, Inc. and Stockholders Named Therein

 10.14   --Third Amended and Restated Registration Rights Agreement dated April
          8, 1999 between Wit Capital Group, Inc. and Stockholders Named
          Therein

 10.15   --Purchase Agreement dated as of March 29, 1999 by and between Wit
          Capital Group, Inc. and The Goldman Sachs Group, L.P.
 21.1    --List of subsidiaries of Wit Capital Group, Inc.**

 23.1    --Consent of Arthur Andersen LLP

 23.2    --Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5)*

 24.1    --Powers of Attorney (included on signature page)**

 27.1    --Financial Data Schedule

--------
*To be filed by amendment.

**Previously filed.

+Confidential treatment has been requested with respect to certain portions of this document.